     As filed with the Securities and Exchange Commission on July 18, 2002


                                                     Registration No. 333-91866

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                          EARLE M. JORGENSEN COMPANY
            (Exact name of Registrant as specified in its charter)

           Delaware                         5051                   95-0886610
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)

                                 -------------

                            3050 East Birch Street
                            Brea, California 92821
                                (714) 579-8823
  (Address and telephone number of registrant's principal executive offices)

                                 -------------

                              William S. Johnson
             Vice President, Chief Financial Officer and Secretary
                          Earle M. Jorgensen Company
                            3050 East Birch Street
                            Brea, California 92821
                                (714) 579-8823
           (Name, address and telephone number of agent for service)

                                 -------------

                                   Copy to:
                             Mark A. Conley, Esq.
                         Katten Muchin Zavis Rosenman
                      2029 Century Park East, Suite 2600
                             Los Angeles, CA 90067

                                 -------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                 -------------

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

                                 -------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                       Proposed
                                                                       Maximum      Proposed Maximum
                                                     Amount to be   Offering Price Aggregate Offering    Amount of
Title of Each Class of Securities to be Registered    Registered       Per Note        Price (1)      Registration Fee
----------------------------------------------------------------------------------------------------------------------
       9 3/4% Senior Secured Notes due 2012.......   $250,000,000
                                                   Principal Amount      100%         $250,000,000        $23,000

================================================================================
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


[LOGO] EM-J

Exchange Offer for $250,000,000 Principal Amount of 93/4% Senior Secured Notes
                                   due 2012

                          Earle M. Jorgensen Company

   Offer to Exchange all outstanding 93/4% Senior Secured Notes due 2012 for 93/4% Senior Secured Notes due 2012 which have been registered under the Securities Act of 1933.

The Exchange Offer

   . We are offering to exchange all of our outstanding 93/4% Senior Secured Notes due 2012 ("Outstanding Notes") that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable ("Exchange Notes").

   . You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the exchange offer.


   . The exchange offer expires at 5:00 p.m., New York City time, on August 17, 2002, unless extended. We do not currently intend to extend the expiration date.


The Exchange Notes

   . The terms of the Exchange Notes will be substantially identical to those of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and be freely tradable.

Resales of Exchange Notes

   . There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system. The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

                                 -------------

   Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   You should consider carefully the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------


                 The date of this prospectus is July 18, 2002.

                                 -------------

                               TABLE OF CONTENTS

                                         PAGE                                     PAGE
                                         ----                                     ----
FORWARD-LOOKING STATEMENTS..............   i  CERTAIN RELATIONSHIPS AND RELATED
WHERE YOU CAN FIND MORE INFORMATION.....  ii   PARTY TRANSACTIONS................  55
INDUSTRY AND MARKET DATA................  ii  DESCRIPTION OF OTHER INDEBTEDNESS..  56
IMPORTANT TERMS USED IN THIS PROSPECTUS.  ii  EXCHANGE OFFER.....................  59
PROSPECTUS SUMMARY......................   1  DESCRIPTION OF THE NOTES...........  68
RISK FACTORS............................  13  BOOK-ENTRY SETTLEMENT AND CLEARANCE 107
USE OF PROCEEDS.........................  22  CERTAIN U.S. FEDERAL INCOME TAX
CAPITALIZATION..........................  23   CONSEQUENCES...................... 110
SELECTED HISTORICAL FINANCIAL DATA......  24  PLAN OF DISTRIBUTION............... 114
MANAGEMENT'S DISCUSSION AND ANALYSIS          LEGAL MATTERS...................... 115
 OF FINANCIAL CONDITION AND RESULTS           EXPERTS............................ 115
 OF OPERATIONS..........................  26  INDEX TO AUDITED CONSOLIDATED
BUSINESS................................  34   FINANCIAL STATEMENTS.............. F-1
MANAGEMENT..............................  44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT..................  53

                                 -------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes both historical and forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document, such as "anticipates," "intends," "plans," "believes," "estimates," "expects," "will," "should," and similar expressions, we do so to identify forward-looking statements. Such statements are intended to operate as "forward looking statements" of the kind permitted by the Private Securities Litigation Reform Act of 1995, incorporated in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). That legislation protects such predictive statements by creating a "safe harbor" from liability in the event that a particular prediction does not turn out as anticipated.

   While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in "Risk Factors" and:

    . cyclical changes in market supply and demand for steel; general economic conditions; U.S. or foreign trade policy affecting steel imports or exports; and governmental monetary or fiscal policy in the U.S. and other major international economies;

    . risks and uncertainties involving new processes or new technologies, such as the improvements of our information management system and the expansion and automation of our Chicago facility by installing the Kasto system;

    . our ability to implement customer selling price increases in response to higher metal costs,

    . the occurrence of unanticipated equipment failures and plant outages or incurrence of extraordinary operating expenses;

    . actions by our domestic and foreign competitors, including the addition or reduction of production capacity, or loss of business from one or more of our major customers or end-users;

    . labor unrest, work stoppages and/or strikes involving our own workforce, those of our important suppliers or customers, or those affecting the steel industry in general;

    . the effect of the elements upon our production or upon the production or needs of our important suppliers or customers;

    .  our achievement of management's business plans;

    . pending, anticipated private or governmental liability claims or litigation, or the impact of any adverse outcome of any currently pending or future litigation on the adequacy of our reserves, the availability or adequacy of our insurance coverage, our financial well-being or our business and assets;

    . changes in interest rates or other borrowing costs, or the effect of existing loan covenants or restrictions upon the cost or availability of credit to fund operations or take advantage of other business opportunities; and

    .  changes in environmental legislation and environmental conditions.

   You should be aware that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

   We comply with the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy such reports and other information filed by us at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following regional offices of the
Commission: 233 Broadway, New York, New York 10279; and 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You can also obtain copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. You may also access such material electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

   We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent auditors, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports in each case within the time periods set forth in the Commission's rules and regulations. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act of 1933, as amended (the "Securities Act").

                           INDUSTRY AND MARKET DATA

   Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                                 -------------

                    IMPORTANT TERMS USED IN THIS PROSPECTUS

   Unless the context indicates otherwise, in this prospectus, the terms "us," "we," "our" and "EMJ" refer to Earle M. Jorgensen Company and its subsidiaries.

                                 -------------

                              PROSPECTUS SUMMARY

   The following summary highlights basic information about Earle M. Jorgensen Company and this exchange offer. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and this exchange offer, you should read this entire document, including "Risk Factors." Certain statements in this "Prospectus Summary" are forward-looking statements. See "Forward-Looking Statements."

                                  Our Company

   We are one of the largest independent distributors of metal products in North America, providing value-added metals processing services and distributing over 25,000 different metal products. We have been distributing metal products for over 80 years and we believe we are the leading distributor of bar and tubing products in North America. We have over 35,000 customers engaged in a wide variety of industries, including machine tools, transportation, industrial equipment, fabricated metal, oil, gas and energy, construction and farm equipment and aerospace. None of our customers represent more than 3% of our gross revenues. Customers are serviced by our network of 35 service and processing centers located throughout North America. For the fiscal year ended March 31, 2002, we generated revenues of $895.1 million and EBITDA (as defined) of $64.4 million.

   We serve our customers by providing metals processing expertise and inventory management services, as well as what we believe is a unique on-time product delivery guaranty. We purchase metals products from primary producers and sell these metals in smaller quantities to a wide variety of end users. We process nearly all of the metals products we sell by cutting to length, burning, sawing, honing, shearing, grinding, polishing, and performing other similar services on them, all to customer specifications. During fiscal 2002, we handled approximately 7,000 sales transactions per business day, at an average of $507 per transaction.

   Over the last several years, we have streamlined our operations and lowered our operating costs. We have focused our efforts on improving internal business processes and systems, enhancing customer service, reducing headcount, optimizing facility workflow, eliminating redundant facilities and eliminating management layers and corporate overhead. These efforts have produced a more flexible operating cost structure and significantly greater employee productivity. From fiscal year 1997 to fiscal year 2002, our average total headcount was reduced by over 30% to 1,805 employees, while average tons shipped from our facilities per employee increased approximately 54% to 361 tons.

   We were formed on May 3, 1990, when affiliates of Kelso & Company acquired control of and combined two leading metals distributors, EMJ (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in
1915). In connection with the combination of EMJ and Kilsby, we became a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc., or "Holding."

                                 The Industry

   We believe that metals service centers are the single largest customer group of the U.S. domestic steel industry, and serve the metal supply needs of more than 300,000 manufacturers and fabricators through service center locations nationwide. According to industry sources, metals service centers purchase and distribute about 30% of all carbon steel products and nearly 45% of all stainless steel products produced in the U.S., resulting in over $40 billion in annual revenues. Metals service centers function as intermediaries between primary metals producers and end users by selling products in smaller quantities and offering services ranging from pre-production processing in accordance with specific customer requirements to storage and distribution of unprocessed metal products. We believe that the metals service center industry will continue to increase its role as a valuable intermediary between primary metal producers and end users, principally as a result of (i) the metal producers' efforts to increase sales to larger volume purchasers in order to increase production efficiency and (ii) increased demand by end users for value-added services in order to reduce their costs and capital expenditures associated with the production process.

                             Competitive Strengths

   We believe that the following factors contribute to our success in the metals service center industry:

   Superior Service, Product Selection, and Quality. Over the last two years, we implemented a program for our customers in which we guarantee on-time delivery of our products or they are free. This program, which we believe is unique among major distributors in North America, has been very successful, with on-time performance of over 99% since its inception based on credits given to our customers. We have been able to successfully offer this service because of the combination of our leading inventory management information systems technology, broad network of service and processing centers, and extensive inventory of core products. We believe that we carry the broadest line of bar and tubing products in North America. In addition to our on-time guaranty and our broad product offering, we benefit from an excellent reputation for quality and service built over our 80 years in operation, and have received numerous quality and service awards from our customers. For example, we were among the first in the metals distribution industry to receive multi-site ISO 9002 certification and had the first metals service center to receive QS 9000 certification established by the automobile industry.

   Industry Leading Information Systems. Our industry leading proprietary management information systems enable us to assess business conditions, monitor operating results, track and allocate inventory among different locations, optimize purchasing and improve customer service through better order and product reference data. For example, we track our inventory system-wide on a real-time basis through our systems. This tracking capability allows our salespeople to integrate ordering and scheduling, and enables us to meet our on-time delivery guaranty. Our proprietary systems have been developed and implemented through the joint efforts of our highly trained 20 person development team working closely with our operations personnel in the field.

   Broad Network of Strategically Located Facilities and Diverse Customer
Base. Our service centers are strategically located throughout North America, generally within one day's delivery time to almost all U.S. manufacturing centers. Our broad service network gives us the ability to provide services to national customers with multiple locations. We serve more than 35,000 customers across a broad range of industries with no single customer accounting for more than 3% of our gross revenues. Our largest ten customers represented approximately 11% of our revenues in fiscal 2002, and the average length of these customer relationships was approximately 10 years.

   Technology Driven Process Improvements. We have installed an automated inventory storage and retrieval system and modernized our storage facilities in our Kansas City facility and are currently making similar improvements in our Chicago facility. We believe that these systems, designed by Kasto, are the best in the industry and will greatly reduce our inventory handling costs, maximize order fill rates, and provide us with a significant competitive advantage. When the Kasto system upgrade was installed in Kansas City, we added 20% more inventory storage capacity while using 41% less floor space and reduced headcount approximately 14% to 82 from fiscal year end 1998 to fiscal year end 2002. In Chicago, we are in the process of completing a 130,400 sq.
ft. expansion to our existing 473,300 sq. ft. facility and installing a similar Kasto system. We believe the Kasto system being installed in Chicago will enable us to achieve results similar to those in Kansas City. When fully implemented, we expect that this system will enable the Chicago facility to process and ship more than 4,000 inventory line items per day, compared to its current capacity of about 2,200 inventory line items daily, while significantly reducing labor costs. As of March 31, 2002, we have completed approximately two-thirds of the capital expenditures required for this project. We expect Chicago's Kasto system will begin to become operational during fiscal year 2003.

   Experienced Management with Significant Equity Ownership. Our senior management team has an average of 27 years of industry experience. Our chief executive officer, Maurice S. Nelson, has spent over 40 years in the metals industry with us and at Inland Steel Company and Alcoa. Mr. Nelson was named the Service Center Executive of the Year for 2001 by Metal Center News and in January 2002 was elected chairman of the Metal Service Center Institute. Our chief financial officer, William S. Johnson, has served in numerous financial positions during his 22 year career including most recently acting as our controller from 1995 to 1999. Our employees directly, and indirectly through our stock bonus and stock option plans beneficially own in the aggregate approximately 27.3% (29.1% on a fully-diluted basis) of the outstanding common stock of Holding (the "Holding Common Stock") as of March 31, 2002.

                         Operating and Growth Strategy

   Our primary business goals are to increase market share, expand services to customers and to improve operating profits and cash flows. Our growth and operating strategies consist of the following elements:

   Focus on Value-Added Products and Services to Increase Market Share and Gross Margins. We believe our commitment to provide on-time delivery service will continue to differentiate us and our service capabilities from others in the industry who generally offer only "best efforts" delivery service, which customers find less reliable. We intend to continue to use this competitive advantage to increase our market share. In addition, we seek to increase our gross margins and grow our market share by combining sales from inventory with value-added services such as inventory management and pre-production processing activities, including cutting and honing operations. Accordingly, we will focus on increasing our efficiencies and capacities in these value-added operations and in aggressively marketing these services.

   Leveraging Core Products. We have historically been a major purchaser and distributor of various "long" products, namely cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars. Our core products are higher margin products than widely available products, such as flat-rolled steel, sheet and rebar. In addition, we believe our purchasing volumes for our core products enable us to achieve the lowest available product acquisition costs for these products among service centers. As a result, we believe we realize higher gross margins than many of our competitors for our core products. We believe we can significantly grow market share and increase profitability by continuing to focus our marketing efforts on our extensive selection of core products and leveraging our procurement advantage. Leveraging our strength in our core products should enable us to establish competitive advantages in all of our local markets as well as allow us to successfully compete for larger national programs with customers.

   Maintain Technology Leadership. We have made and will continue to make investments in technology in order to differentiate our service capabilities from those of our competitors. We will continue to enhance our management information systems by upgrading software and hardware to improve connectivity, stability and reliability of our management information systems and data. These planned improvements include (i) upgrading our customer relationship management system to further improve customer satisfaction and sales productivity, (ii) increasing the versatility of our electronic commerce capabilities for sales and purchasing activities, (iii) creating a web-based capability to procure and manage third party freight services for selected inbound and outbound shipments, and (iv) enhancing our warehouse automation to further improve productivity and efficiency.

   Expand Satellite Operations. We believe a key aspect of serving our customers is having a physical presence in those markets requiring our products and services. Accordingly, we have formalized a strategy to target those geographic areas where we can justify opening a "satellite" location. These locations are managed locally by warehouse and delivery personnel, stock a limited inventory of core products and require minimal initial and maintenance capital expenditures, resulting in a low cost opportunity to serve selected markets. Each satellite operation is supported by inventory, inside salespeople and the general management of one of our larger service centers responsible for the satellite's results of operations. Since the beginning of fiscal 2000, we have opened five satellite locations.

                            Additional Information

   Our principal executive offices are located at 3050 East Birch Street, Brea, California 92821, and our telephone number is (714) 579-8823. Affiliates of Kelso & Company, a private investment firm located in New York City, hold approximately 69.1% of the outstanding shares of the Holding Common Stock.

                         Summary of the Exchange Offer

The Initial Offering of
  Outstanding Notes.........  We sold the Outstanding Notes on May 22, 2002, to
                              Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S.

Registration Rights Agreement Contemporaneously with the initial sale of the
                              Outstanding Notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to use our reasonable best efforts to file this registration statement with the SEC and to complete this exchange offer. This exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights hereunder with respect to your Outstanding Notes.

The Exchange Offer..........  We are offering to exchange the Exchange Notes, which have been registered under the Securities Act, for your Outstanding Notes. In order to be exchanged, an outstanding note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue Exchange Notes promptly after the expiration of the exchange offer.

Resales of the Exchange Notes Except as provided below, we believe that the
                              Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                  . the Exchange Notes are being acquired in the ordinary course of your business;

                                  . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes issued to you in the exchange offer; and

                                  .  you are not an affiliate of ours.

                              If any of these conditions are not satisfied and you transfer any Exchange Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                              Each broker-dealer that is issued Exchange Notes in the exchange offer for its own account in exchange for Outstanding Notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes issued to it in the exchange offer in exchange for Outstanding Notes that were acquired by that broker-dealer as a result of market-making or other trading activities.


Record Date.................  We mailed this prospectus and the related offer documents to the registered holders of
                              Outstanding Notes on July 18, 2002.



Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on August 17, 2002, unless we decide to extend the expiration date.


Conditions to the Exchange
  Offer.....................  The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the Outstanding Notes being tendered.

Exchange Agent..............  The Bank of New York is serving as the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "Exchange Offer -Exchange Agent" at page 66.

Procedures for Tendering
  Outstanding Notes.........  If you wish to tender your Outstanding Notes for
                              Exchange Notes in this exchange offer, you must transmit to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date either:

                                  . an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal which accompanies this prospectus, together with your Outstanding Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

                                  . if the Outstanding Notes you own are held of record by The Depositary Trust Company
                                     (DTC) in book-entry form and you are
                                     making delivery by book-entry transfer, a computer-generated message transmitted by means of DTC's Automated Tender Offer Program System (ATOP) in which you acknowledge receipt of and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, will form a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

                              In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In addition, you must deliver to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date:

                                  .  if you are effecting delivery by
                                     book-entry transfer, a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC; or

                                  . if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for
  Beneficial Owners.........  If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Outstanding Notes in the exchange offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery
  Procedures................  If you wish to tender your Outstanding Notes and:

                                  .  time will not permit your Outstanding
                                     Notes or other required documents to reach the exchange agent by the expiration date; or

                                  .  the procedure for book-entry transfer
                                     cannot be completed on time;

                              you may tender your Outstanding Notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures. (See "Exchange Offer--Guaranteed Delivery Procedures")


Withdrawal Rights...........  You may withdraw the tender of your Outstanding
                              Notes at any time prior to 5:00 p.m., New York City time, on August 17, 2002.


Effect on Holders of
  Outstanding Notes.........  As a result of making the exchange offer, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms thereof, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated thereunder to pay liquidated damages for failure to take these actions. If you are a holder of Outstanding Notes and you do not tender them in the exchange offer, you will continue to hold them and you will be entitled to all the rights and subject to all the limitations applicable to the Outstanding Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon consummation of the exchange offer.

                              To the extent that Outstanding Notes are tendered and accepted in this exchange offer, the trading market for the Outstanding Notes could be adversely affected.

Consequences of Failure to
  Exchange..................  All untendered Outstanding Notes will continue to be subject to the restrictions on transfer provided for therein and in the indenture governing the notes. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

Federal Income Tax
  Considerations............  Based upon advice from counsel, we believe that the exchange of Outstanding Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds.............  We will not receive any proceeds from the issuance of Exchange Notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

                  Summary of the Terms of the Exchange Notes

   The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same indenture. We use the term "Notes" in this prospectus to collectively refer to the Outstanding Notes and the Exchange Notes.

Issuer......................  Earle M. Jorgensen Company.

Securities Offered..........  $250,000,000 in aggregate principal amount of
                              9 3/4% senior secured notes due 2012.

Maturity....................  June 1, 2012.

Interest Payment Dates......  We will pay interest on the notes semi-annually on June 1 and December 1 of each year, commencing on December 1, 2002.

Collateral..................  The notes will be secured on a first-priority basis (subject to permitted liens) on
                              substantially all of our existing and future acquired unencumbered property, plant and equipment (subject to limited exception). See "Description of Notes--Security."

Intercreditor Agreement.....  The trustee under the indenture and the agent under our credit facility entered into an intercreditor agreement as to the relative priorities of their respective liens and security interests in our assets securing the loans under our credit facility and the notes and certain other matters relating to the administration of such security.

Ranking.....................  The notes will rank:

                                  .  equal in right of payment to all of our
                                     existing and future senior indebtedness
                                     and senior to all of our existing and
                                     future subordinated indebtedness;

                                  . effectively junior to our credit facility to the extent of our domestic accounts receivable and inventory securing such indebtedness; and

                                  . effectively senior to all of our existing and future indebtedness to the extent of the collateral securing the obligations under the notes and subject to permitted liens.

                              Certain industrial revenue bonds are secured by a limited portion of the collateral by liens that are senior to the liens securing the notes.

                              As of March 31, 2002, we had approximately $91.9 million of indebtedness outstanding under our credit facilities and industrial revenue bonds, with approximately $84.6 million in revolving loan availability and approximately $0.2 million in outstanding letters of credit.

Optional Redemption.........  We may redeem the notes, in whole or in part, on or after June 1, 2007 at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

                              In addition, at any time (which may be more than once) before June 1, 2005, we may redeem up to 35% of the outstanding notes with the net proceeds of certain equity offerings at a redemption price of 109.75% of the principal amount of the notes plus accrued interest. We may make that redemption only if, after the redemption, at least 65% of the notes originally issued remain outstanding. See "Description of the Notes--Optional Redemption."

Change of Control...........  Upon a change of control, each holder may require us to repurchase all or a portion of the notes at a purchase price of 101% of their principal amount plus accrued interest, if any, to the date of purchase. See "Description of the Notes--Change of Control."

Covenants...................  The indenture contains covenants that limit what we (and most or all of our subsidiaries) may do. The indenture limits our ability to:

                                   .  incur additional indebtedness;

                                   .  pay dividends and make distributions;

                                   .  make certain investments;

                                   .  transfer and sell assets;

                                   .  create certain liens;

                                   .  engage in sale-leaseback transactions;

                                   .  engage in certain transactions with
                                      affiliates; and

                                   .  consolidate or merge or sell all or
                                      substantially all of our assets and the
                                      assets of our subsidiaries.

                              In addition, we will be obligated to offer to repurchase the notes at a price of 100% of their principal amount plus accrued interest to the date of repurchase in the event of certain asset sales.

                              These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the
                              Notes--Certain Covenants."

Absence of a Public Market
  for the Exchange Notes....  The Exchange Notes generally will be freely transferable, but they will also be new
                              securities for which there will be no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Exchange Notes. The initial purchasers have advised us that they intend to make a market in the Exchange Notes. However, they are not obligated to do so, and they may discontinue any market making in the Notes at any time without notice.

Use of Proceeds.............  We will not receive any cash proceeds from the exchange offer.

   For more complete information about the notes, see the "Description of the Notes" section of this offering circular.

                                 Risk Factors

   You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before making a decision on whether to participate in the exchange offer.

                            Summary Financial Data

   The summary financial data set forth below with respect to our statements of operations for each of the years ended March 31, 2000, 2001 and 2002, and to our balance sheet as of March 31, 2002, are derived from the consolidated financial statements which are included elsewhere in this prospectus and which have been audited by Ernst & Young LLP, independent auditors, as indicated in their report included elsewhere in this prospectus. The statement of operations data for the years ended March 31, 1998 and 1999 are derived from consolidated financial statements audited by Ernst & Young LLP which are not included in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

                                                         Year Ended March 31,
                                         ----------------------------------------------------
                                            1998       1999      2000       2001       2002
                                         ----------  --------  --------  ----------  --------
                                                        (dollars in thousands)
Statement of Operations Data:
Revenues................................ $1,050,005  $915,811  $938,252  $1,059,681  $895,058
Gross profit............................    294,624   265,960   275,449     292,418   253,067
Operating expenses exclusive of
 restructuring and other non-recurring
 charges................................    225,019   198,465   205,626     223,222   200,933
Restructuring and other non-recurring
 charges................................      2,838       286     2,432       5,320     1,861
Income from operations..................     66,767    67,209    67,391      63,876    50,273
Net interest expense(1).................     41,059    41,181    41,595      44,855    42,545
Extraordinary loss......................      9,075        --        --          --        --
Net income..............................     15,760    24,493    23,987      17,798     5,354

Financial and Other Data:
EBITDA(2)............................... $   82,497  $ 76,761  $ 73,614  $   81,129  $ 64,422
% Margin................................        7.9%      8.4%      7.8%        7.7%      7.2%
Depreciation and amortization(3)........      9,475     9,175     9,951      11,035    11,449
Capital expenditures....................      7,264     8,957     9,525      14,475    24,531
Employees (avg).........................      2,287     2,006     1,899       2,016     1,805

Pro Forma Data(4):
Net cash interest expense(5)........................................................ $ 45,820
Ratio of EBITDA to net cash interest expense........................................      1.4x
Ratio of net debt to EBITDA(6)......................................................      4.9x

                                                                       March 31, 2002
                                                                  -----------------------
                                                                   Actual   As Adjusted(7)
                                                                  --------  --------------
                                                                   (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents........................................ $ 21,300     $ 21,300
Total working capital............................................  154,936      154,936
Total assets.....................................................  443,998      447,911
Total debt.......................................................  292,895      338,095
Total stockholder's deficit......................................  (15,786)     (50,637)

---------------------
(1)Net interest expense includes amortization and write-off of debt issue costs aggregating $1,757, $1,481, $1,482, $1,482 and $1,792 for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002, respectively, net of interest income of $462, $570, $636, $1,179 and $164 for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002, respectively.
(2)"EBITDA" means income from operations before depreciation and amortization, LIFO adjustments, non-recurring charges and certain other non-cash expenses, including stock bonus plan and postretirement accruals, as shown in the table below. We believe that EBITDA is generally accepted as useful information regarding a company's ability to incur and service debt. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   The following table illustrates the calculation of EBITDA, as defined.

                                                     Year Ended March 31,
                                           -----------------------------------------
                                            1998     1999     2000    2001    2002
                                           ------- -------  -------  ------- -------
                                                    (dollars in thousands)
Income from operations.................... $66,767 $67,209  $67,391  $63,876 $50,273
Depreciation and amortization(a)..........   9,475   9,175    9,951   11,035  11,449
LIFO charge (credit)......................     349  (2,933)  (9,022)     887     590
Postretirement benefits (FAS 106).........     280      30      224       11     249
Non-cash stock bonus plan expense(b)......   2,788   2,994    2,638       --      --
Provision for workforce reductions........      --      --       --    3,320   1,375
Special compensation......................      --      --       --    2,000      --
Other(c)..................................   2,838     286    2,432       --     486
                                           ------- -------  -------  ------- -------
EBITDA.................................... $82,497 $76,761  $73,614  $81,129 $64,422
                                           ======= =======  =======  ======= =======

---------------------
  (a)Depreciation and amortization excludes amortization and write-off of debt issue costs referred to in Note (1) above.
  (b)Non-cash stock bonus plan expense means the amount of stock bonus plan expense charged to operations that were or will be paid in the form of Holding's equity securities.
  (c)"Other" includes consolidation expense of $286, $192 and $486 for the fiscal years ended March 31, 1999, 2000 and 2002, respectively; loss on sale of significant assets of $2,240 for the fiscal year ended March 31, 2000; and loss on sale of subsidiary of $2,838 for the fiscal year ended March 31, 1998.
(3)Depreciation and amortization excludes amortization and write-off of debt issue costs referred to in Note (1) above.
(4)The "pro forma" data reflects net cash interest expense, assuming the offering was consummated on April 1, 2001, and the indebtedness of the Company was as shown in the "As Adjusted" column of the Capitalization table. Average annual interest rates used in this calculation are 5.13% on our credit facility, 5.68% on the Canadian credit facility, 6.82% on our industrial revenue bond indebtedness and 9.75% on the notes offered hereby.
(5)Net cash interest expense excludes amortization and write-off of debt issue costs referred to in Note (1) above, and accrued interest.
(6)Net debt used in the ratio represents total debt less cash and cash equivalents.
(7)The "As Adjusted" balance sheet data assumes this offering was consummated and the proceeds therefrom were applied as described herein on March 31, 2002, and our indebtedness was as shown in the "As Adjusted" column of the Capitalization table.

                                 RISK FACTORS

   You should carefully consider the risk factors described below as well as the other information we have included in this prospectus before making a decision on whether to participate in the exchange offer. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                   Risks Associated with the Exchange Offer

Your Outstanding Notes will not be accepted for exchange if you fail to follow the exchange offer procedures

   We will not accept your Outstanding Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of this exchange offer only after a timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Outstanding Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Outstanding Notes, letter of transmittal and other required documents by the expiration date of the exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your Outstanding Notes, we will not accept your Outstanding Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of Outstanding Notes, we will not accept your Outstanding Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you do not exchange your Outstanding Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them

   We did not register the Outstanding Notes, nor do we intend to do so following the exchange offer. Outstanding Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Outstanding Notes after the exchange offer, you may not be able to sell them. To the extent any Outstanding Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Outstanding Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the Exchange Notes, you may not be able to resell them

   The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

   .   the liquidity of any trading market that may develop;

   .   the ability of holders to sell their Exchange Notes; or

   .   the price at which the holders will be able to sell their Exchange Notes.

   We do not intend to apply for listing of the Exchange Notes on any U.S. securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the Exchange Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the Exchange Notes.

   We understand that the initial purchasers presently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the Exchange Notes or that any trading market that does develop will be liquid.

   In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. For a description of these requirements, see "Exchange Offer."

                        Risks Relating to Our Business

Our business may be affected by the cyclicality of the metals industry and the industries that purchase our products.

   The metals industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the price of metals and metals products may fluctuate significantly due to many factors beyond our control. The demand for metals products is generally affected by macroeconomic fluctuations in the United States and global economies in which steel companies sell their products. Future economic downturns, stagnant economies or currency fluctuations in the United States or globally could have an adverse impact on our results of operations.

   While our customer base is diversified across several industries, we sell many products to industries that are highly cyclical, such as the aerospace, oil, gas and energy, construction and agricultural equipment, and semiconductor industries. Their demand for our products may change as a result of economic conditions, interest rates, energy prices or other factors beyond our control. For example, we experienced strong demand from the machine tooling, oil, gas and energy, and industrial equipment industries during fiscal 2001. This demand slowed dramatically, however, during fiscal 2002. The demand for the products sold to instruments/testing equipment and aerospace industries, on the other hand, increased in fiscal 2002 when compared to fiscal 2001 levels. As a result of volatility in the industries we serve, we may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of products to customers in other industries when one or more of our customers' industries is experiencing a decline.

Our future operating results depend on a number of factors beyond our control such as the prices for metals, which could cause our results to fluctuate over time.

   The prices we pay for raw materials and the prices we charge for products may change depending on many factors not in our control, including general economic conditions (both domestic and international), competition, production levels, import duties and other trade restrictions and currency fluctuations. For example, on March 5, 2002, President Bush, among other actions, imposed a three-year tariff of 30%, 24% and 18% on imports of hot rolled, cold rolled and coated sheet for 2002, 2003, and 2004, respectively, as well as on imports of steel slabs in excess of a specified annual quota. To the extent metals prices decline, this generally would mean lower sales and possibly lower net income, depending on the timing of the price changes. To the extent we are not able to pass on to our customers any increases in our raw materials prices our results may be adversely affected.

Risk related to the implementation of new technology.

   We are continuously engaged in developing and extending the capabilities of our information management systems and automated storage and retrieval systems to enable us to provide our customers with enhanced services such as guaranteed on-time delivery. The expansion and automation of our Chicago facility with the automated storage and retrieval system is a significant capital investment that we expect will enhance productivity and reduce costs. If the completion of the project is delayed or the automated storage and retrieval system does not operate as expected, we may not realize the anticipated productivity gains or cost savings. In addition, our Chicago facility supplies products to many of our other service centers and, if we experience problems with the operations of the automated storage and retrieval system, it could impact the performance of other service centers and result in delays in shipments to customers in Chicago and other regions.

The success of our business is affected by general economic conditions, and, accordingly, our business could be adversely impacted by an economic slowdown or recession.

   Periods of economic slowdown or recession in the United States or other countries, or the public perception that one may occur, could decrease the demand for our products, affect the availability and cost of our products and adversely impact our business. In fiscal 2002, for example, we were significantly impacted by the general slowing in the economy. We did not maintain the same level of sales or profitability in fiscal 2002 as in fiscal 2001. We are uncertain what effects the economy will have on our business in fiscal 2003.

Our business is very competitive and increased competition could reduce our gross margins and operating income.

   The principal markets that we serve are highly competitive. Competition is based principally on price, service, quality, production capabilities, inventory availability, and timely delivery. Competition in the various markets in which we participate comes from companies of various sizes, some of which have greater financial resources than we do and some of which have more established brand names in the local markets we serve. Increased competition could force us to lower our prices or to offer increased services at a higher cost to us, which could reduce our gross margins and operating income.

Production time and the cost of our products could increase if we were to lose one of our primary suppliers.

   If, for any reason, our primary suppliers of aluminum, carbon steel, stainless steel or other metals should curtail or discontinue their delivery of such raw materials to us in the quantities we need and at prices that are competitive, our business could suffer. We have no long-term contracts to purchase metals. If, in the future, we are unable to obtain sufficient amounts of our necessary raw materials at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain such raw materials from alternative sources at competitive prices to meet our delivery schedules, which could have an adverse impact on our revenues and profitability.

Our business may be adversely affected by our "on-time or free" delivery guaranty.

   While our delivery guaranty program has been highly successful (performance better than 99% based on credits given to our customers), if unexpected events such as an interruption in the operation of the Kasto system in Chicago or disruption to operations in our other facilities were to occur, we would be required to adjust our delivery guaranty and might incur higher costs in the short-term for failure to meet the delivery guaranty.

We face litigation risks in connection with a Department of Labor investigation of our employee stock ownership plan.

   On March 8, 2002, the Department of Labor sued us, Holding, our employee stock ownership plan and former members of our benefits committee in the federal district court for the Central District of California. The Department of Labor claims that the valuations of Holding's common stock used to make annual contributions to our employee stock ownership plan in each of the years 1994 through 2000 contained errors that resulted in the common stock being overvalued, and that the failure of the members of our benefits committee to detect and correct the errors was a breach of fiduciary duty under the Employee Retirement and Income Security Act of 1974, as amended, or "ERISA." As a result of the alleged overvaluations, the Department of Labor contends that the contributions to the plan were prohibited transactions under ERISA. The Department of Labor has sought to require us to repurchase the stock contributed to the plan at the value at which the stock was contributed plus interest. The aggregate value of the common stock contributed to the plan from 1994 through 2000 was approximately $28.9 million. We have denied liability, and we believe we have meritorious factual and legal defenses. We cannot assure you as to the ultimate outcome of this case, but we do not anticipate that the outcome to this case would have a material adverse effect on our business, financial condition and results of operations.

We have $3.0 million of fiduciary insurance coverage that will cover defense costs and may provide coverage for the claims made by the Department of Labor. We refer you to "Business--Litigation" for additional information, including information about an Internal Revenue Service investigation of the plan that was settled.

We may be unable to repurchase the notes if we experience a change of control.

   If we were to experience a Change of Control (as defined under "Description of the Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control"), the indenture will require us to make an offer, a "Change of Control Offer," to purchase all of the notes issued and then outstanding under the indenture at a purchase price equal to 101% of the principal amount thereof plus accrued interest thereon, as of the date of purchase.

   Any Change of Control under the indenture would constitute a default under our credit facility pursuant to which each of the lenders under our credit facility could accelerate and require immediate payment of all of the then outstanding obligations under our credit facility. See "Capitalization."

   If we were to experience a Change of Control, it is likely that we would be unable to repay all of our obligations under our credit facility and the indenture and to repay other indebtedness that would become payable upon the occurrence of such Change of Control. Accordingly, it is likely that a prospective acquiror of all or substantially all of Holding's assets or of more than 50% of Holding's common equity would, in order to avoid the occurrence of a default under our indebtedness, either fund our purchase of the notes tendered in the Change of Control Offer following such acquisition or seek to refinance the notes, and refinance our other indebtedness as required by the terms thereof, which funding or refinancing may have the effect of delaying, deferring or preventing such an acquisition.

Voting Control

   We and our parent are private corporations. Affiliates of Kelso hold approximately 69.1% of the outstanding shares of Holding Common Stock as of March 31, 2002 and are able to elect a majority of our and our parent's Board of Directors. A Kelso affiliate also holds two sets of warrants that represent the right to purchase in the aggregate 2,937,915 additional shares, or the "Warrants," which increases Kelso's ownership of the Holding Common Stock to approximately 75.2% on a fully-diluted basis. The Warrants are exercisable at any time. As a result of such stock ownership, whether or not such Warrants are exercised, those stockholders can effectively control the affairs and policies of Holding and EMJ. See "Security Ownership of Certain Beneficial Owners and Management."

Tax Matters

   We had net operating loss carryforwards, or "NOLs," available for U.S. federal and state income tax purposes of $34.9 million and $19.2 million, respectively, at March 31, 2002. The Federal NOL is available for offset against future taxable income if utilized during the carryforward periods which expire between 2008 and 2022. The State NOL's were generated in various states over various years. Tax benefits arising from NOLs are subject to revisions to the tax laws and challenge by the Internal Revenue Service and state laws and may not be available in subsequent years if the use of the NOLs is limited or lost. For example, the use of the NOLs may be limited if an ownership change within the meaning of section 382 of the Internal Revenue Code occurs after the offering. If an ownership change were to occur, such a limitation could reduce our net income.

Environmental Contingencies

   There are currently remediation and/or investigation activities at several former facilities where soil and/or groundwater contamination is present, and we have been notified of a potential claim relating to possible off-site contamination from one of these facilities. As of March 31, 2002, there was no reserve to cover those future environmental investigation and remediation costs because such costs are not yet known or reasonably estimable. See "Business--Environmental Matters" and
Note 8 to our consolidated financial statements included elsewhere herein for a more detailed discussion of specific environmental contingencies.

   Some of our current properties are located in industrial areas with histories of heavy industrial use. Although the location of these properties may require us to incur expenditures and to establish environmental liabilities for costs that arise from causes other than our operations, we do not expect that any such liabilities will have a material adverse impact on our results of operations, financial condition or liquidity. We do not carry environmental insurance coverage.

   Our properties are subject to many federal, state and local requirements relating to the protection of the environment, including hazardous waste disposal and underground storage tank regulations. We believe that we are in material compliance with all applicable environmental laws and that our products and processes do not present any unusual environmental concerns. We do not anticipate any material expenditures or material recurring costs in the near future in connection with pollution control or other environmental compliance matters.

   Our operations are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other requirements, establish noise, dust and safety standards. We believe that we are in material compliance with applicable laws and regulations and do not anticipate that future compliance with such laws and regulations will have a material adverse effect on the results of operations or financial condition of our company.

   Although it is possible that new information or future developments could require us to reassess our potential exposure relating to all pending environmental matters, we believe that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on our financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation or environmental regulations may be adopted, or environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material. See "Business--Environmental Matters."

                      Risks Relating to Our Indebtedness

Our substantial debt could impair our financial condition.

   We are highly leveraged and have substantial debt service obligations. As of March 31, 2002, on a pro forma basis after giving effect to the offering, our total consolidated debt would have been approximately $338.1 million, our percentage of total debt to total capitalization would have been approximately 117.6% and our Fixed Charge Coverage Ratio (as defined in the indenture) would have been 1.4 to 1.0. We are prohibited by the indenture from incurring additional indebtedness other than Permitted Indebtedness (as defined in the indenture), unless the Fixed Charge Coverage Ratio is greater than 2.0 to 1.0. Also, we may incur additional debt in the future, subject to certain limitations contained in our debt instruments. See "Capitalization" and "--Restrictions Imposed by Lenders."

   The degree to which we are leveraged could have important consequences to you, including:

    . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

    . a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt (including the maturity of our credit facility in 2006), which reduces the funds available to us for our operations;

    . some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

    . our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

    . our leverage will increase our vulnerability to economic downturns and limit our ability to withstand adverse economic conditions; and

    . our ability to capitalize on significant business opportunities and to respond to competition may be limited.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

We may incur more debt, which could exacerbate the risks described above.

   We and our subsidiaries may be permitted to incur additional indebtedness in the future. Our credit facility and the indenture relating to the notes, and our outstanding industrial revenue bonds will restrict us, but will not fully prohibit us or our subsidiaries from incurring additional indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Capitalization," "Selected Historical Financial Data" and "Description of Other Indebtedness."

The terms of our credit facility and the indenture relating to the notes may impose significant operating and financial restrictions on us, which restrict our ability to respond to changes or to take some actions.

   Our credit facility contains, and any future refinancing of our credit facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. Our credit facility includes covenants restricting, among other things, our ability to:

    .  incur additional debt, including guaranties;

    .  incur liens;

    .  dispose of assets;

    .  make some acquisitions;

    .  pay dividends and make some other restricted payments;

    .  enter into sale and leaseback transactions;

    .  engage in any new businesses;

    .  issue some preferred stock; and

    .  enter into transactions with our shareholders and our affiliates.

   Our indenture relating to our notes also contains numerous covenants including, among other things, restrictions on our ability to:

    .  incur additional debt;

    .  create liens or other encumbrances;

    .  make certain payments and investments; and

    . sell or otherwise dispose of assets and merge or consolidate with another entity.

   Our credit facility and the indenture also include financial covenants, including requirements that we maintain or achieve:

    .  minimum levels of working capital on a quarterly basis; and

    .  a minimum fixed charge coverage ratio on a quarterly basis.

   In addition, any future debt could contain financial and other covenants more restrictive than those applicable to our notes. See "Description of Other Indebtedness--Credit Facility."

Our failure to comply with the covenants contained in our credit facility or our indenture, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

   If there were an event of default under our other debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the notes or any of our other debt securities upon a change of control, that we would be able to refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our credit facility, the lenders under our credit facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our credit facility and to certain other senior creditors before any proceeds would be available to make payments on the notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the notes.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

   On a pro forma basis, and assuming the consummation of the offering and the application of the proceeds therefrom, our earnings would have covered fixed charges by 1.00 time in fiscal 2002. This pro forma fixed charge ratio was calculated (i) assuming that the notes bear interest at 9.75% and borrowings under our credit facility bear interest at 5.13%, (ii) assuming the indebtedness outstanding would have been in the amounts set forth in the "As Adjusted" column of the Capitalization table, and (iii) replacing existing debt issuance cost amortization with estimated new debt issuance costs of $8.0 million amortizable over the life of the respective indebtedness resulting in less interest expense of approximately $0.4 million for fiscal 2002. See footnote (4) to "Selected Historical Consolidated Financial Data" for the definitions of "earnings" and "fixed charges."

   Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

   Our annual debt service obligations until April 7, 2006 (when our credit facility is expected to mature), will be primarily limited to interest payments on the notes, our credit facility and outstanding industrial revenue bonds, and to principal payments on outstanding industrial revenue bonds of approximately $1.4 million in fiscal years 2003 and 2004, $2.1 million in fiscal year 2005, $1.2 million in fiscal year 2006, $0.7 million in fiscal year 2007 and $2.2 million in the aggregate thereafter through fiscal year 2011.

   We will be required to have fully repaid our borrowings under our credit facility on or before April 7, 2006. See "Description of Other Indebtedness." We believe we will generate sufficient cash flow from operations to be able to make the scheduled payments of interest under our credit facility and the notes. We do not expect to generate sufficient cash flow from operations to repay our credit facility when it matures in 2006 or the notes when they mature in 2012. We expect that our ability to repay the notes at their scheduled maturity will be dependent in whole or in part on (i) replacing our credit facility on or prior to its maturity and (ii) refinancing all or a portion of the notes before they mature. Our credit facility is secured by a first priority lien on all of our domestic inventory and accounts receivable. Our ability to refinance the notes or seek additional financing could be impaired as a result of such security.

Restrictions Imposed by Lenders

   Our credit facility and the indenture impose significant operating and financial restrictions on us. See "Risk Factors--Risks Relating to Our Indebtedness--The terms of our credit facility and the indenture relating to the notes may impose significant operating and financial restrictions on us, which restrict our ability to respond to changes and to take some actions." Our ability to meet the financial ratios and tests set forth in our credit facility and the indenture may be affected by events beyond our control, and there can be no assurance that we will meet such tests. These restrictions could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or the economy, or otherwise conduct necessary corporate activities. Our failure to comply with the restrictions contained in the indenture or our credit facility could lead to a default under the terms of the indenture or our credit facility. In the event of a default under the indenture or our credit facility, the applicable lender could elect to declare all amounts borrowed pursuant thereto and all amounts due under other instruments (including but not limited to the indenture or our credit facility, as applicable) that may contain cross-acceleration or cross-default provisions may also be declared to be immediately due and payable together with accrued and unpaid interest and the lenders could terminate all commitments thereunder. In such event, there can be no assurance that we would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to us. In addition, our indebtedness under our credit facility will be secured by a substantial portion of our assets and, upon the occurrence of a default and the acceleration of such indebtedness, the holders of such indebtedness could seize such assets and sell them as a means to satisfy all or part of such indebtedness. See "Description of Notes--Covenants" and "Description of Other Indebtedness."

The notes are secured by a first-priority lien on all or substantially all of our existing and future unencumbered real property, plant and equipment but are effectively junior to our credit facility to the extent of certain collateral and equal to all of our existing and future senior debt.

   The notes will be secured by substantially all of our existing and future unencumbered real property, plant and equipment (subject to permitted liens), ranking pari passu in right of payment with all of our present and future indebtedness that is not by its terms expressly subordinated in right of payment to the notes. The borrowings under our credit facility are also secured obligations ranking pari passu in right of payment with all of our present and future indebtedness that is not by its terms expressly subordinated in right of payment to such indebtedness. The notes rank pari passu with these obligations, but are secured only by all of our unencumbered real property, plant and equipment (subject to permitted liens), while the obligations under our credit facility will be secured by a first-priority lien on all of our domestic inventory and accounts receivable. Accordingly, the notes are effectively junior to our credit facility to the extent of our domestic accounts receivable and inventory securing such indebtedness. Under certain circumstances, the indenture permits us to refinance or incur additional amounts of secured indebtedness. Such secured indebtedness would effectively rank senior to the notes. See "Description of Notes--Covenants--Limitation on Indebtedness." In the event we become bankrupt, liquidate, reorganize or become involved in a similar legal proceeding, the lenders under our secured indebtedness (including our credit facility) will have a first-priority claim on those assets pledged to secure such indebtedness and you would have a first-priority claim (subject to permitted liens) on the assets pledged to secure the notes. The proceeds from a sale of accounts receivable and the inventory that have been pledged under our credit facility would be applied to the payment of their claims before your claims would be satisfied. The Holding Notes are structurally subordinated to the notes, and our dividends to Holding to pay principal or interest on the Holding Notes will be limited by our indenture and by our credit facility. See "Description of Notes--Covenants--Limitation on Restricted Payments" and "Description of Other Indebtedness--Indebtedness of Holding."

The value of the collateral has not been obtained.

   In the event of foreclosure on the Collateral, it is expected that the proceeds from the sale of the Collateral will not be sufficient to satisfy the Obligations. The amount to be received upon such a sale would be dependent upon numerous factors, including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, we cannot assure that the Collateral can be sold in a short period of time. A significant portion of the Collateral, including the real property portion thereof, includes tangible and intangible assets which may only be usable as part of the existing operating businesses. Accordingly, any such sale of the Collateral, including the real property portion thereof, separate from the sale of the Company as a whole, may not be feasible or of any value. To the extent that third parties enjoy permitted liens, such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, your ability to realize upon any of the Collateral may be subject to certain Bankruptcy Law limitations in the event of a bankruptcy.

The collateral securing the notes could be impaired in the event the Company were to file for bankruptcy.

   The notes will be secured by a first-priority lien on substantially all of our existing and future unencumbered real property, plant and equipment and will give you the right to foreclose upon and sell the collateral upon the occurrence of an event of default. This right, however, would be subject to limitations under applicable bankruptcy laws if we become subject to a bankruptcy proceeding. To the extent that your rights as a secured creditor are limited or set aside in a bankruptcy proceeding, you would lose some or all of the benefit of the security that the collateral was intended to provide.

There has not been any public trading market for the Exchange Notes, and they are subject to transfer restrictions.

   There previously has not been any market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, your ability to sell the Exchange Notes, or the price at which you would be able to sell the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes has been subject to similar disruptions. The initial purchasers have advised us that they currently intend to make a market for the Exchange Notes offered hereby. However, the initial purchasers are not obligated to do so and they may discontinue any market-making activities at any time without notice.

   The liquidity of, and the trading markets for, the Exchange Notes may also be adversely affected by declines in the market for high yield securities generally. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

                                USE OF PROCEEDS

   We will receive no proceeds from the exchange of outstanding notes pursuant to this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

                                CAPITALIZATION

   The following table sets forth our actual and as adjusted cash and cash equivalents, total debt and capitalization as of March 31, 2002, and is adjusted to give effect to the offering of the Outstanding Notes and the application of proceeds from the offering. This table should be read in conjunction with our consolidated financial statements and the notes related thereto included elsewhere in this prospectus.

                                                 As of March 31, 2002
                                                 ---------------------
                                                                As
                                                  Actual     Adjusted
                                                 --------   ---------
                                                 (dollars in thousands)
          Cash and cash equivalents............. $ 21,300   $  21,300
                                                 ========   =========
          Total debt:
             Credit facility(1)(3).............. $ 81,700    $ 77,900
             Canadian credit facility...........    1,195       1,195
             Term loan(2)(3)....................   96,000          --
             Previous 9 1/2% senior notes(2)(3).  105,000          --
             Senior notes offered hereby........       --     250,000
             Industrial Revenue Bonds...........    9,000       9,000
                                                 --------   ---------
                 Total debt.....................  292,895     338,095
          Total stockholder's deficit...........  (15,786)    (50,637)
                                                 --------   ---------
                 Total capitalization........... $277,109   $ 287,458
                                                 ========   =========

---------------------
(1) Amended as of April 12, 2002, to mature April 7, 2006.
(2) See Note 5 to our consolidated financial statements for a description of our term loan and our previous 9 1/2% senior notes.
(3) We used the proceeds from the offering of the Outstanding Notes, among other things, to repay our 9 1/2% senior notes, to repay our term loan and to repay a portion of our credit facility.

                      SELECTED HISTORICAL FINANCIAL DATA

   The selected historical financial data set forth with respect to our statements of operations for each of the years ended March 31, 2000, 2001 and 2002, and to our balance sheets as of March 31, 2001 and 2002 are derived from the consolidated financial statements which are included elsewhere in this prospectus and which have been audited by Ernst & Young LLP, independent auditors, as indicated in their report included elsewhere in this prospectus. The statement of operations data for the years ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1998, 1999 and 2000 are derived from consolidated financial statements audited by Ernst & Young LLP which are not included in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

                                                                   Year Ended March 31,
                                                   ----------------------------------------------------
                                                      1998       1999      2000       2001       2002
                                                   ----------  --------  --------  ----------  --------
                                                                  (dollars in thousands)
Statement of Operations Data:
Revenues.......................................... $1,050,005  $915,811  $938,252  $1,059,681  $895,058
Costs of goods sold...............................    755,381   649,851   662,803     767,263   641,991
Gross profit......................................    294,624   265,960   275,449     292,418   253,067
Operating expenses exclusive of restructuring and
 other non-recurring charges......................    225,019   198,465   205,626     223,222   200,933
Restructuring and other non-recurring charges.....      2,838       286     2,432       5,320     1,861
Income from operations............................     66,767    67,209    67,391      63,876    50,273
Net interest expense(1)...........................     41,059    41,181    41,595      44,855    42,545
Extraordinary loss(2).............................      9,075        --        --          --        --
Net income........................................     15,760    24,493    23,987      17,798     5,354

Other Data:
EBITDA(3)......................................... $   82,497  $ 76,761  $ 73,614  $   81,129  $ 64,422
% Margin..........................................        7.9%      8.4%      7.8%        7.7%      7.2%
Depreciation and amortization(4)..................      9,475     9,175     9,951      11,035    11,449
Capital expenditures..............................      7,264     8,957     9,525      14,475    24,531
Net cash flows provided by operating activities...     36,602    36,035    32,984      38,026    14,544
Net cash flows provided by (used in) investing
 activities.......................................      7,555    (3,646)   (4,846)    (15,048)  (24,752)
Net cash flows provided by (used in) financing
 activities.......................................    (44,515)  (35,275)  (24,331)    (20,877)    7,748
Ratio of earnings to fixed charges(5).............      1.54x     1.55x     1.54x       1.36x     1.11x
Dividends paid(6).................................     56,888    17,701    13,372       5,514    14,963

Balance Sheet Data:
Cash and cash equivalents......................... $   20,763  $ 17,860  $ 21,660  $   23,758  $ 21,300
Total working capital.............................    157,784   156,691   165,148     156,309   154,936
Total assets......................................    443,821   426,867   464,374     484,264   443,998
Total debt........................................    312,234   296,506   285,547     270,184   292,895
Total stockholder's deficit.......................    (36,919)  (28,020)  (14,365)     (3,151)  (15,786)

---------------------
(1) Net interest expense includes amortization and write-off of debt issue costs aggregating $1,757, $1,481, $1,482, $1,482 and $1,792 for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002, respectively, net of interest income of $462, $570, $636, $1,179 and $164 for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002, respectively.
(2) The extraordinary loss of $9,075 includes the write-off of deferred financing costs and payments of call premiums and other expenses in connection with early retirement of debt.
(3) "EBITDA" means income from operations before depreciation and amortization, LIFO adjustments, non-recurring charges and certain other non-cash expenses, including stock bonus plan and postretirement accruals, as shown in the table below. We believe that EBITDA is generally accepted as useful information regarding a company's ability to incur and service debt. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   The following table illustrates the calculation of EBITDA, as defined.

                                                   Year Ended March 31,
                                         -----------------------------------------
                                          1998     1999     2000    2001    2002
                                         ------- -------  -------  ------- -------
                                                  (dollars in thousands)
Income from operations.................. $66,767 $67,209  $67,391  $63,876 $50,273
Depreciation and amortization(a)........   9,475   9,175    9,951   11,035  11,449
LIFO charge (credit)....................     349  (2,933)  (9,022)     887     590
Postretirement (FAS 106)................     280      30      224       11     249
Non-cash stock bonus plan expense(b)....   2,788   2,994    2,638       --      --
Provision for workforce reductions......      --      --       --    3,320   1,375
Special compensation....................      --      --       --    2,000      --
Other(c)................................   2,838     286    2,432       --     486
                                         ------- -------  -------  ------- -------
EBITDA.................................. $82,497 $76,761  $73,614  $81,129 $64,422
                                         ======= =======  =======  ======= =======

---------------------
 (a) Depreciation and amortization excludes amortization and write-off of debt issue costs referred to in Note (1) above.
 (b) Non-cash stock bonus plan expense represents the amount of stock bonus plan expense charged to operations that were or will be paid in the form of Holding's equity securities.
 (c) "Other" includes consolidation expense of $286, $192 and $486 for the fiscal years ended March 31, 1999, 2000 and 2002, respectively; loss on sale of significant assets of $2,240 for the fiscal year ended March 31, 2000; and loss on sale of subsidiary of $2,838 for the fiscal year ended March 31, 1998.
(4) Depreciation and amortization excludes amortization and write-off of debt issue costs referred to in Note (1) above.
(5) In computing the ratio of earnings to fixed charges, "earnings" represents pre-tax income (loss) plus fixed charges except capitalized interest, if any. "Fixed charges" represent interest whether expended or capitalized, debt cost amortization, and 33% of rent expense, which is representative of the interest factor.
(6) Dividends paid to Holding in connection with the repurchase of its capital stock from terminated employees. In fiscal 1998, we also paid a dividend to Holding of $45,419 that was used to repay a portion of Holding Notes and accrued interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the ''Selected Historical Consolidated Financial Data,'' and our consolidated financial statements and the notes related thereto appearing elsewhere in this prospectus and other more detailed financial data appearing elsewhere herein.

General

   We were formed on May 3, 1990 when affiliates of Kelso & Company acquired control of and combined two leading metals distributors, EMJ (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in
1915). Through our network of 35 service centers strategically located throughout North America, we distribute the broadest line of bar and tubing products in North America to over 35,000 customers.

   We serve our customers by providing metals processing expertise and inventory management services, as well as what we believe is a unique on-time product delivery guaranty. We purchase metals products from primary producers and sell these metals in smaller quantities to a wide variety of end users. We process nearly all of the metals products we sell by cutting to length, burning, sawing, honing, shearing, grinding, polishing, and performing other similar services on them, all to customer specifications. During fiscal 2002, we handled approximately 7,000 sales transactions per business day, at an average of $507 per transaction.

   Over the last several years we have streamlined our operations and lowered our operating costs. We have focused our efforts on improving internal business processes and systems, enhancing customer service, reducing headcount, optimizing facility workflow, eliminating redundant facilities and eliminating management layers and corporate overhead. These efforts have produced a more flexible operating cost structure and significantly greater employee productivity. As of March 31, 2002, our total headcount stood at 1,725.

   The metals service center industry is generally considered cyclical (with periods of strong demand and higher prices followed by periods of weaker demand and lower prices), principally due to the nature of the industries in which the largest consumers of metals operate. We believe our results have been less sensitive to economic trends than some of our competitors due to our customer base, product mix and the variety of industries we serve.

   The pricing for most of our sales is set at the time of the sale. We make some of our sales under contracts that fix the price for up to 12 months. When we enter into a fixed price contract, we enter into a corresponding supply contract with our supplier to cover the commitment to our customer. These corresponding supply contracts eliminate the risk of fluctuating prices negatively impacting our margins on these fixed price contracts.

Overview of Fiscal 2002

   Beginning in 2001, the economic slowdown and recession in the United States significantly impacted the metals service center industry as customer demand and metals pricing reached historically low levels. Customers in key industries served by metals service centers reduced their inventories and kept production and reorder levels low due to uncertainty of a recovery, while overcapacity in both domestic and foreign mill markets, coupled with excess inventories held by service centers, kept downward pressure on metal prices. These factors impacted our operations beginning in the fourth quarter of our fiscal 2001 and continuing through fiscal 2002, with revenues and tonnage shipped in fiscal 2002 decreasing 15.5% and 14%, respectively, when compared to fiscal 2001. Every key industry we served, with the exception of instruments/testing equipment and aerospace, showed lower revenues and tonnage shipped in fiscal 2002 when compared to fiscal 2001. However, our gross margins increased to 28.3% in fiscal 2002 when compared to 27.6% in fiscal 2001, and our operating margins were 5.6% in fiscal 2002 compared to 6.0% in fiscal 2001.

   We continued to focus on improving our business processes, including the development or enhancement of systems that enabled us to reduce costs and increase productivity related to order processing and scheduling, and inventory processing and handling. During fiscal 2002, our average total number of employees decreased 10% to 1,805 when compared to fiscal 2001.

   We believe our ability to quickly align our cost structures with the prevailing levels of business while continuing to provide customer service that we believe is unequaled in the industry, together with our operating and growth strategies, have positioned us to outperform the industry as general economic conditions improve.

Statement of Operations Information

   The following table sets forth certain of our consolidated statement of operations data. The historical financial data for the fiscal years ended March 31, 2000, 2001 and 2002 are derived from the historical financial statements included elsewhere herein.

                                             Year Ended March 31,
                               ------------------------------------------------
                                 2000     %       2001      %      2002     %
                               -------- -----  ---------- -----  -------- -----
                                            (dollars in thousands)
Statement of Operations Data:
Revenues...................... $938,252 100.0% $1,059,681 100.0% $895,058 100.0%
Gross profit..................  275,449  29.4     292,418  27.6   253,067  28.3
Operating expenses exclusive
 of restructuring and other
 non-recurring charges........  205,626  21.9     223,222  21.1   200,933  22.4
Restructuring and other
 non-recurring charges........    2,432   0.3       5,320   0.5     1,861   0.2
Income from operations........   67,391   7.2      63,876   6.0    50,273   5.6
Net interest expense..........   41,595   4.4      44,855   4.2    42,545   4.8
Net income....................   23,987   2.6      17,798   1.7     5,354   0.6

Results of Operations--Year ended March 31, 2002 compared to year ended March 31, 2001

   Revenues. Revenues for fiscal 2002 decreased 15.5% to $895.1 million, compared to $1,059.7 million in fiscal 2001. Revenues from our domestic operations decreased 16.3% to $851.4 million in fiscal 2002, compared to $1,016.9 million in fiscal 2001 resulting from a 14% decrease in tonnage shipped and a 2% decrease in average selling prices when compared to fiscal 2001 levels. Our domestic operations experienced lower levels of business in core products and in key industries, such as transportation and industrial tooling and machines, caused by the recession. Revenues from our international operations increased 2.1% to $43.7 million compared to $42.8 million in fiscal 2001 due to the full year effect from our new service center in Edmonton, Alberta, Canada that opened in September 2000.

   Gross Profit. Gross profit decreased 13.4% to $253.1 million in fiscal 2002, compared to $292.4 million in fiscal 2001. Gross margin improved to 28.3% when compared to 27.6% in fiscal 2001. Fiscal 2002 included a LIFO charge of $0.6 million compared to a charge of $0.9 million in fiscal 2001. Gross profit and gross margin from foreign operations were $9.5 million and 21.7% in fiscal 2002 compared to $9.9 million and 23.1% in fiscal 2001. Exclusive of foreign operations and LIFO, gross margin increased to 28.7% in fiscal 2002, when compared to 27.9% in fiscal 2001; the increase was attributable to a 2% decrease in material costs, improved product sourcing and inventory management, and changes in customer and product mixes.

   Expenses. Total operating expenses, exclusive of non-recurring charges, were $200.9 million, or 22.4% of revenues in fiscal 2002, compared to $223.2 million, or 21.1% of revenues in fiscal 2001. The decrease in operating expenses generally reflects the impact on variable expenses from lower tonnage shipped in fiscal 2002. The non-recurring charges in fiscal 2002 were associated with workforce reductions and costs incurred in connection with facility consolidation; the non-recurring charges in fiscal 2001 were associated primarily with workforce reductions and special compensation payable to our chief executive officer.

   Warehouse and delivery expenses decreased $12.3 million (9.0%) to $124.5 million in fiscal 2002, compared to $136.8 million in fiscal 2001. As a percent of revenues, warehouse and delivery expenses were 13.9% in fiscal 2002, compared to 12.9% in fiscal 2001. The decrease in these expenses was attributable to lower

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

compensation expense and freight costs resulting from the decrease in tonnage shipped, decreased levels of expenditures for utilities, maintenance and other production and facility expenses, partially offset by higher lease and depreciation expense incurred to support added capacity and services, including those related to facility expansions and satellite operations. As of March 31, 2002, warehouse and delivery activities employed approximately 1,055 employees, compared to 1,225 as of March 31, 2001.

   Selling expenses decreased $4.5 million (12.4%) to $31.9 million in fiscal 2002, compared to $36.4 million in fiscal 2001, and increased as a percent of revenues to 3.6% from 3.4% in fiscal 2001. The decrease in selling expenses was attributable to lower compensation expense, including accruals for incentive compensation based on revenue and gross profit levels.

   General and administrative expenses, excluding non-recurring charges, decreased $5.6 million (11.1%) to $44.5 million in fiscal 2002, compared to $50.1 million in fiscal 2001. As a percentage of revenues, these expenses were 5.0% in fiscal year 2002 and 4.7% in fiscal 2001. The decrease in general and administrative expenses was attributable to higher income recognized in connection with our life insurance policies, lower compensation expense, including accruals for management incentives and lower marketing costs, offset by higher provisions for workers compensation and bad debt.

   Net Interest Expense. Net interest expense was $42.5 million in fiscal 2002 and $44.9 million in fiscal 2001. Such amounts include interest on our credit facilities, existing senior notes, term loan, industrial revenue bonds, borrowings against the cash surrender value of certain life insurance policies, and the amortization of debt issue costs ($1.8 million in fiscal 2002 and $1.5 million in fiscal 2001).

   During fiscal 2002 the average outstanding indebtedness (excluding borrowings against the cash surrender value of certain life insurance policies) was $310.5 million versus $325.4 million in fiscal 2001. The weighted-average interest rate on such indebtedness during fiscal 2002 was 7.09% versus 9.18% in fiscal 2001. The average borrowings under our credit facility decreased to $99.2 million from $112.0 million in fiscal 2001, and the average interest rate decreased to 5.13% in fiscal 2002 from 8.48% in fiscal 2001.

   The outstanding borrowings against the cash surrender value of life insurance policies were $147.3 million at March 31, 2002 and $132.0 million at March 31, 2001, and the total interest expense on such borrowings increased to $16.0 million in fiscal 2002 compared to $14.4 million in fiscal 2001. Such increases resulted primarily from borrowings of $17.3 million against the increased cash surrender value of life insurance policies in November 2001 to pay annual premiums on such policies and to pay interest on previous borrowings (see "--Liquidity and Capital Resources"). As specified in the terms of the insurance policies, the rates for dividends payable on the policies correspondingly increase when borrowings are outstanding under the policies. This increase in dividends is greater than the increase in the incremental borrowing rate. Dividend income earned under the policies was $13.5 million in fiscal 2002, $13.0 million in fiscal 2001 and $14.0 million in fiscal 2000 and is reported as an offset to general and administrative expenses in the consolidated statements of operations.

   The interest rates on our existing senior notes and our life insurance policy borrowings are fixed at 9.50% and 11.76%, respectively. The interest rates on our credit facility and term loan are floating rates (3.82% and 5.31%, respectively, as of March 31, 2002). Pursuant to an interest rate swap agreement we entered with Deutsche Bank Trust Company Americas, or "DBTCA" (formerly known as Bankers Trust Company), in June 1998, the interest rate on our term loan was fixed at approximately 9.05% through June 2003. Such agreement requires DBTCA to make payments to us each quarter in an amount equal to the product of the notional amount of $95 million and the difference between the sum of the three-month London Interbank Offered Rate plus 3.25% ("Floating LIBOR") and 9.05%, if the Floating LIBOR is greater than 9.05%, on a per diem basis. If Floating LIBOR is lower than 9.05%, we are required to pay DBTCA an amount equal to the product of the notional amount and the difference between 9.05% and Floating LIBOR on a per diem basis. During fiscal 2002, we paid DBTCA $2.2 million of interest as calculated under the provisions described above. Since inception of the interest rate swap agreement, we have paid DBTCA a net amount of $2.0 million through March 31, 2002.

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

Results of Operations--Year ended March 31, 2001 compared to year ended March 31, 2000

   Revenues. Revenues for fiscal 2001 increased 12.9% to $1,059.7 million, compared to $938.3 million in fiscal 2000. Revenues from our domestic operations increased 13.0% to $1,016.9 million in fiscal 2001, compared to $899.7 million in fiscal 2000 and reflect a 12% increase in tonnage shipped and a 1% increase in average selling prices when compared to fiscal 2000 levels. Our domestic operations benefited from higher levels of business in core products and in key industries, such as oil services, transportation and industrial tooling and machines, although weakened demand caused by a general economic slowdown was experienced in the fourth quarter of fiscal 2001. Revenues from our international operations increased 10.9% to $42.8 million compared to $38.6 million in fiscal 2000 due to stronger local economic conditions and to the opening of a new service center in Edmonton, Alberta in September 2000.

   Gross Profit. Gross profit increased 6.2% to $292.4 million in fiscal 2001, compared to $275.4 million in fiscal 2000. Gross margin declined to 27.6% when compared to 29.4% in fiscal 2000. Fiscal 2001 included a LIFO charge of $0.9 million compared to a corresponding LIFO credit of $9.0 million in fiscal 2000. Gross profit and gross margin from foreign operations were $9.9 million and 23.1% in fiscal 2001, compared to $8.7 million and 22.5% in fiscal 2000. Exclusive of foreign operations and LIFO, gross margin was 27.9% in fiscal 2001, compared to 28.6% in fiscal 2000; the decrease was attributable to a 3% increase in material costs, and to changes in product and customer mixes.

   Expenses. Total operating expenses in fiscal 2001 were $228.5 million, including $5.3 million of non-recurring charges associated primarily with workforce reductions and special compensation payable to our chief executive officer. Excluding non-recurring expenses, operating expenses were $223.2 million, or 21.1% of revenues, compared to $205.6 million, or 21.9% of revenues, in fiscal 2000. The higher operating expenses generally reflect variable expenses incurred to support increased tonnage shipped and costs associated with new or expanded facilities, including our satellite operations.

   Warehouse and delivery expenses increased $13.2 million (10.7%) to $136.8 million in fiscal 2001, compared to $123.6 million in fiscal 2000. As a percent of revenues, warehouse and delivery expenses were 12.9% in fiscal 2001, compared to 13.2% in fiscal 2000. The increase in these expenses was attributable to higher payroll and benefits costs, and to higher lease, depreciation, fuel, maintenance, utilities and other production and facility expenses incurred to support added capacity and services, including those related to facility expansions and satellite operations. As of March 31, 2001, warehouse and delivery activities employed approximately 1,225 employees, compared to 1,150 as of March 31, 2000.

   Selling expenses increased $2.3 million (6.7%) to $36.4 million in fiscal 2001, compared to $34.1 million in fiscal 2000, and decreased as a percent of revenues to 3.4% from 3.6% in fiscal 2000. The increase in selling expenses was attributable to higher accruals for incentive compensation based on revenue and gross profit levels.

   General and administrative expenses, excluding non-recurring charges and gains or losses on sale of fixed assets, increased $2.2 million (4.6%) to $50.1 million in fiscal 2001, compared to $47.9 million in fiscal 2000. As a percentage of revenues, these expenses were 4.7% in fiscal year 2001 and 5.1% in fiscal 2000. The increase in general and administrative expenses was attributable to higher payroll and benefits costs, higher accruals for management incentives, increased provisions for bad debt and lower purchase discounts offset by higher income recognized in connection with life insurance policies. Our gains from sale of fixed assets were not significant in fiscal 2001 compared to losses from sale of fixed assets, including our Hawaiian operations, totaling $2.3 million in fiscal 2000.

   Net Interest Expense. Net interest expense was $44.9 million in fiscal 2001 and $41.6 million in fiscal 2000. Such amounts include interest on our credit facilities, existing senior notes, term loan, industrial revenue bonds, and borrowings against the cash surrender value of certain life insurance policies, and the amortization of debt issue costs ($1.5 million in fiscal 2001 and in fiscal 2000).

   During fiscal 2001 the average outstanding indebtedness (excluding borrowings against the cash surrender value of certain life insurance policies) was $325.4 million versus $313.5 million in fiscal 2000. The weighted-average interest rate on such indebtedness during fiscal 2001 was 9.18% versus 8.54% in fiscal 2000. The average borrowings under our credit facility increased to $112.0 million from $98.1 million in fiscal 2000, and the average interest rate increased to 8.48% in fiscal 2001 from 7.42% in fiscal 2000.

   The outstanding borrowings against the cash surrender value of life insurance policies were $132.0 million at March 31, 2001 and $116.5 million at March 31, 2000, and the total interest expense on such borrowings increased to $14.4 million in fiscal 2001 compared to $12.6 million in fiscal 2000. Such increases resulted from net borrowings of $15.5 million against the increased cash surrender value of life insurance policies in November 2000 to pay annual premiums on such policies and to pay interest on previous borrowings (see "Liquidity and Capital Resources"). As specified in the terms of the insurance policies, the rates for dividends payable on the policies correspondingly increase when borrowings are outstanding under the policies. This increase in dividends is greater than the increase in the incremental borrowing rate. Dividend income earned under the policies was $13.0 million in fiscal 2001, $14.0 million in fiscal 2000 and $10.9 million in fiscal 1999 and is reported as an offset to general and administrative expenses in the consolidated statements of operations.

   The interest rates on our existing senior notes and on the life insurance policy borrowings are fixed at 9.50% and 11.76%, respectively. The interest rates on our credit facility and term loan are floating rates (7.23% and 8.19%, respectively, as of March 31, 2001). Pursuant to an interest rate swap agreement we entered with DBTCA in June 1998, the interest rate on our term loan was fixed at approximately 9.05% through June 2003 (the "Fixed Rate"). Such agreement requires DBTCA to make payments to us each quarter in an amount equal to the product of the notional amount of $95 million and the difference between the sum of the three month London Interbank Offered Rate plus 3.25% ("Floating LIBOR") and the Fixed Rate, if the Floating LIBOR is greater than the Fixed Rate, on a per diem basis. If Floating LIBOR is lower than the Fixed Rate, we are required to pay DBTCA an amount equal to the product of the notional amount and the difference between the Fixed Rate and Floating LIBOR on a per diem basis. During fiscal 2001, DBTCA paid us $0.7 million of interest as calculated under the provisions described above. Since inception of the interest rate swap agreement, DBTCA has paid us a net amount of $0.2 million through March 31, 2001.

Liquidity and Capital Resources

   Working capital decreased to $154.9 million at March 31, 2002 when compared to $156.3 million at March 31, 2001. Primary sources of cash in fiscal 2002 consisted of funds provided by operations of $14.5 million and borrowings under the revolving loan agreement of $25.1 million. Primary uses of cash in fiscal 2002 consisted of (i) capital expenditures of $24.5 million and (ii) dividends to Holding of $15.0 million for the redemption of stock from retired and terminated employees.

   Cash generated from operating activities was $14.5 million (1.6% of revenues) in fiscal 2002 compared to $38.0 million (3.6% of revenues) in fiscal 2001 and $33.0 million (3.5% of revenues) in fiscal 2000.

   The redemption of $15.0 million of capital stock from retiring and terminated employees was required by the terms of our stock bonus plan and by Holding's Stockholders' Agreement. This amount was higher than in fiscal years 2001 and 2000 due to the timing of distributions, the number and mix of shares being purchased and changes in stock prices. We expect that such redemptions for fiscal 2003 will be lower than the amount paid in fiscal 2002, although the amount or timing of such expenditures is not within our control and there can be no assurance in this regard.

   Capital expenditures were $24.5 million in fiscal 2002, $14.5 million in fiscal 2001 and $9.5 million in fiscal 2000. Capital expenditures in fiscal 2002 were primarily for routine replacement of machinery and equipment, facility improvements and expansions, including the expansion and automation of our facility in Chicago and the purchase of computer hardware and software. For fiscal 2003, we have planned approximately $15.8 million of capital expenditures to be financed from internally generated funds and borrowings under our credit facility. Approximately $14.4 million is for facility improvements and expansions (including a commitment of approximately $11.8 million for the Chicago project) and routine replacement of machinery and equipment, and $1.4 million is for further additions and enhancements to our management information systems.

   In April 2002, we replaced our then-existing credit facility with an amended and restated credit facility. See "Description of Other Indebtedness--Credit Facility" and Note 5 to our consolidated financial statements. The margin on loans under our new credit facility increased by 0.75% over the prior facility. At closing, we paid total structuring and commitment fees of $1.0 million to the banks in connection with the replacement of our credit facility. We used the net proceeds of the offering of our outstanding notes to prepay our previous 9 1/2% senior notes and term loan, to make a dividend to Holding and to pay fees and expenses associated with such offering.

   Our ongoing debt service obligations consist primarily of interest payments under our credit facility, interest payments on our notes and principal and interest payments on industrial revenue bonds. As of March 31, 2002, annual principal payments required by our outstanding industrial revenue bonds indebtedness amount to $1.4 million in fiscal years 2003 and 2004, $2.1 million in fiscal year 2005, $1.2 million in fiscal 2006 and $0.7 million in fiscal year 2007 and $2.2 million in the aggregate thereafter through fiscal year 2011. We will not be required to make any principal payments on our notes until their maturity in fiscal 2012. Our credit facility, as amended, will mature in April 2006. Our credit facility has covenants that require maintenance of minimum working capital and a fixed-charge coverage ratio; and although compliance with such covenants in the future is largely dependent on the future performance of our company and general economic conditions, for which there can be no assurance, we expect to be in compliance with all of our debt covenants for the foreseeable future.

   As of March 31, 2002, our primary sources of liquidity were available borrowings of approximately $88.4 million under our credit facility, available borrowings of approximately $8.1 million against certain life insurance policies and internally generated funds. Borrowings under our credit facility are secured by our domestic inventory and accounts receivable, and future availability under the facility is determined by prevailing levels of such accounts receivable and inventory. The notes are secured by a first-priority lien on a substantial portion of our current and future acquired unencumbered real property, plant and equipment. The life insurance policy loans are secured by the cash surrender value of the policies and are non-recourse. The interest rate on the life insurance policy loans is 0.5% greater than the dividend income rate on the policies. As of March 31, 2002, there was approximately $27.6 million of cash surrender value in all life insurance policies maintained, net of borrowings. In addition, our Canadian subsidiary has available its own credit facilities of up to CDN$12.7 million, including a revolving credit facility of CDN$5.0 million, a term financial instruments facility of CDN$7.0 million, to be used for hedging foreign currency and rate fluctuations, and a special credit facility of CDN$0.7 million for letters of guaranty in connection with a lease for a newly constructed facility in Toronto. As of March 31, 2002, CDN$1.9 million (USD$1.2 million) was outstanding under the revolving credit facility and a letter of guaranty for CDN$0.6 million (USD$0.4 million) was issued. None of the term financial instruments facility was used as of March 31, 2002.

   For fiscal 2002, EBITDA (as defined) totaled $64.4 million (7.2% of revenues), compared to $81.1 million (7.7% of revenues) in fiscal 2001 and $73.6 million (7.8% of revenues) in fiscal 2000. We define EBITDA as income from operations before depreciation and amortization, LIFO adjustments, non-recurring charges and certain other non-cash expenses, including stock bonus plan and post-retirement accruals, and is provided as an important measure of our ability to service debt. However, EBITDA should not be considered in isolation or as a substitute for consolidated results of operations and cash flows data presented in the accompanying consolidated financial statements.

   We believe our sources of liquidity and capital resources are sufficient to meet all currently anticipated operating cash requirements, including debt service payments on our credit facility and notes, prior to their scheduled maturities in fiscal years 2007 and 2012, respectively; however, we anticipate that it will be necessary to replace or to refinance all or a portion of our credit facility and the notes prior to their respective maturities, although there can be no assurance on what terms, if any, that we would be able to obtain such refinancing or additional financing. Our ability to make interest payments on our credit facility and our notes will be dependent on maintaining the level of performance reflected in the accompanying consolidated financial statements, which will be dependent on a number of factors, many of which are beyond our control, and the continued availability of revolving credit borrowings. Our earnings were sufficient to cover fixed charges for fiscal years 2000, 2001 and 2002.

Foreign Exchange Exposure

   The currency used by our foreign subsidiaries is the applicable local currency. Exchange adjustments resulting from foreign currency transactions are recognized in net earnings, and adjustments resulting from the translation of financial statements are included in accumulated other comprehensive income
(loss) within stockholder's equity. We do not expect to hedge our exposure to foreign currency fluctuations in the foreseeable future. Net foreign currency transaction gains or losses have not been material in any of the periods presented. See "Business--Foreign Operations."

Inflation

   Our operations have not been, nor are they expected to be, materially affected by inflation.

Critical Accounting Policies

   Management's discussion and analysis of our financial position and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities, although we cannot assure you that actual results will not differ from those estimates and judgments. We believe the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of the consolidated financial statements are revenue recognition, allowance for doubtful accounts, inventory reserves, pension and other postretirement benefits, insurance reserves, incentive compensation, contingencies and income tax accounting.

  Revenue Recognition

   We recognize revenue when products are shipped to our customers. Sales are shown net of returns and allowances.

  Accounts Receivable and Allowances for Doubtful Accounts

   Accounts receivable consist primarily of amounts due to us from our normal business activities. Allowances for doubtful accounts are established based on estimates of losses related to customer receivable balances. We develop estimates by using standard quantitative measures based on accounts aging, historical losses (adjusted for current economic conditions) and, in some cases, evaluating specific customer accounts for risk of loss. We must use our judgment and make assumptions regarding the potential for losses on receivable balances to establish reserves. Changes in economic conditions in specific markets in which we operate could have a material effect on required reserve balances.

  Inventory Reserves

   Inventories largely consist of raw material purchased in bulk quantities from various mill suppliers to be sold to our customers. We maintain an allowance for excess inventory to reflect the expected unsaleability of specific inventory items based on condition, recent sales activity and projected market demand.

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

  Pension and Postretirement Benefits

   Our pension and postretirement benefit costs and credits are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. We are required to consider current market conditions, including changes in interest rates, in selecting these assumptions. Changes in the related pension and postretirement benefit costs or credits may occur in the future in addition to changes resulting from fluctuations in our related headcount due to changes in the assumptions.

  Insurance Reserves

   Our insurance for worker's compensation, general liability and vehicle liability are effectively self-insured. A third-party administrator is used to process all such claims. Claims for worker's compensation are used, along with other factors, by our third-party administrator to establish reserves required to cover our worker's compensation liability. Our reserves associated with the exposure to these self-insured liabilities are reviewed by third-party actuaries and us for adequacy at the end of each reporting period.

  Incentive Compensation

   Management incentive plans are tied to various financial performance metrics. Bonus accruals made throughout the year are based on our best estimate of the achievement of the specific financial metrics. Adjustments to the accruals are made on a quarterly basis as forecasts of financial performance are updated. At year-end, the accruals are adjusted to reflect the actual results achieved.

  Contingencies

   We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

  Income Taxes

   We estimate our actual current tax exposure together with our temporary differences resulting from differing treatment of items, such as depreciation, for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we will establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we will include and expense the allowance within the tax provision in the statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

                                   BUSINESS

General

   We are one of the largest independent distributors of metal products in North America, providing value-added metals processing services and distributing over 25,000 different metals products. We have been distributing metals products for over 80 years and we believe we are the leading distributor of bar and tubing products in North America. We have over 35,000 customers engaged in a wide variety of industries, including machine tools, transportation, industrial equipment, fabricated metal, oil, gas and energy, construction and farm equipment and aerospace. None of our customers represent more than 3% of our gross revenues. These customers are serviced by our network of 35 service and processing centers located throughout North America. For the fiscal year ended March 31, 2002, we generated revenues of $895.1 million and EBITDA (as defined) of $64.4 million.

   We serve our customers by providing metals processing expertise and inventory management services, as well as what we believe is a unique on-time product delivery guaranty. We purchase metals products from primary producers and sell these metals in smaller quantities to a wide variety of end users. We process nearly all of the metals products we sell by cutting to length, burning, sawing, honing, shearing, grinding, polishing, and performing other similar services on them, all to customer specifications. During fiscal 2002, we handled approximately 7,000 sales transactions per business day, at an average of $507 per transaction.

Industry Overview and Competition

   Primary metals producers, which manufacture and sell large volumes of steel, aluminum and specialty metals in standard sizes and configurations, generally sell only to those large end users and metals service centers who do not require processing of the products and who can order in large quantities and tolerate relatively long lead times. We do not believe that the role of the primary metals producers will change in the foreseeable future and they will continue to focus on providing efficient and volume-driven production of a limited number of standardized metal products.

   Metals service centers function as intermediaries between primary metals producers and end users by selling products in smaller quantities and offering value-added or specialized services ranging from pre-production processing in accordance with specific customer requirements to storage and distribution of unprocessed metal products. Metals service centers are the single largest customer group of the U.S. domestic steel industry and serve the metal supply needs of more than 300,000 manufacturers and fabricators through service center locations nationwide. According to industry sources, metals service centers purchase and distribute about 30% of all carbon steel products and nearly 45% of all stainless steel products produced in the U.S. while generating over $40 billion in annual revenues.

   We believe that the metals service center industry will continue to increase its role as a valuable intermediary between primary metals producers and end users, principally as a result of (i) the metals producers' efforts to increase sales to larger volume purchasers in order to increase production efficiency and (ii) increased demand by end users for value-added services in order to reduce their costs and capital expenditures associated with the production process.

   The metals service center industry is highly fragmented, consisting of a large number of small companies, which are limited as to product line, size of inventory and customers located within a specific geographic area, and a few relatively large companies. Nevertheless, based on 2000 data, over $30 billion of sales in the industry were controlled by the 50 largest metals service centers in North America. The industry includes both general-line distributors, like us, which handle a wide range of metals products, and specialty distributors, which specialize in particular categories of metals products. Geographic coverage by metals service centers is influenced by their national, regional and local representation. Generally, the metals service center industry competes on price and the ability to provide customers with value-added services such as product selection, timely delivery, reliability, quality and processing capability.

   The larger and more sophisticated companies, like us, have certain advantages over smaller companies, such as obtaining higher discounts associated with large volume purchases, the ability to service customers with operations in multiple locations and the use of more sophisticated information systems.

Competitive Strengths

   We believe that the following factors contribute to our success in the metals service center industry:

   Superior Service, Product Selection, and Quality. Over the last two years, we implemented a program for our customers in which we guaranty on-time delivery of our products or they are free. This program, which we believe is unique among major distributors in North America, has been very successful, with on-time performance of over 99% since its inception based on credits given to our customers. We have been able to successfully offer this service because of the combination of our leading inventory management information systems technology, broad network of service and processing centers, and extensive inventory of core products. We believe that we carry the broadest line of bar and tubing products in North America. In addition to our on-time guaranty and our broad product offering, we benefit from an excellent reputation for quality and service built over our 80 years in operation, and have received numerous quality and service awards from our customers. For example, we were among the first in the metals distribution industry to receive multi-site ISO 9002 certification and had the first metals service center to receive QS 9000 certification established by the automobile industry.

   Industry Leading Information Systems. Our industry leading proprietary management information systems enable us to assess business conditions, monitor operating results, track and allocate inventory among different locations, optimize purchasing and improve customer service through better order and product reference data. For example, we track our inventory system-wide on a real-time basis through our systems. This tracking capability allows our salespeople to integrate ordering and scheduling, and enables us to meet our on-time delivery guaranty. Our proprietary systems have been developed and implemented through the joint efforts of our highly trained 20 person development team working closely with our operations personnel in the field.

   Broad Network of Strategically Located Facilities and Diverse Customer
Base. Our service centers are strategically located throughout North America, generally within one day's delivery time to almost all U.S. manufacturing centers. Our broad service network gives us the ability to provide services to national customers with multiple locations. We serve more than 35,000 customers across a broad range of industries with no single customer accounting for more than 3% of our gross revenues. Our largest ten customers represented approximately 11% of our revenues in fiscal 2002, and the average length of these customer relationships was approximately 10 years.

   Technology Driven Process Improvements. We have installed an automated inventory storage and retrieval system and modernized our storage facilities in our Kansas City facility and are currently making similar improvements in our Chicago facility. We believe that these systems, designed by Kasto, are the best in the industry and will greatly reduce our inventory handling costs, maximize order fill rates, and provide us with a significant competitive advantage. When the Kasto system upgrade was installed in Kansas City, we added 20% more inventory storage capacity while using 41% less floor space and reduced headcount approximately 14% to 82 from fiscal year end 1998 to fiscal year end 2002. In Chicago, we are in the process of completing a 130,400 sq.
ft. expansion to our existing 473,300 sq. ft. facility and installing a similar Kasto system. We believe the Kasto system being installed in Chicago will enable us to achieve results similar to those in Kansas City. When fully implemented, we expect that this system will enable the Chicago facility to process and ship more than 4,000 inventory line items per day, compared to its current capacity of about 2,200 inventory line items daily, while significantly reducing labor costs. As of March 31, 2002, we have completed approximately two-thirds of the capital expenditures required for this project. We expect Chicago's Kasto system will begin to become operational during fiscal year 2003.

   Experienced Management with Significant Equity Ownership. Our senior management team has an average of 27 years of industry experience. Our chief executive officer, Maurice S. Nelson, has spent over 40 years in the metals industry with us and at Inland Steel Company and Alcoa. Mr. Nelson was named the Service Center Executive of the Year for 2001 by Metal Center News and in January 2002 was elected chairman of the Metal Service Center Institute. Our chief financial officer, William S. Johnson, has served in numerous financial positions during his 22 year career including most recently acting as our controller from 1995 to 1999. Our employees directly, and indirectly through our stock bonus and stock option plans beneficially own in the aggregate approximately 27.3% (29.1% on a fully-diluted basis) of the outstanding common stock of Holding (the ''Holding Common Stock") as of March 31, 2002.

Operating and Growth Strategy

   Our primary business goals are to increase market share, expand services to customers and to improve operating profits and cash flows. Our growth and operating strategies consist of the following elements:

   Focus on Value-Added Products and Services to Increase Market Share and Gross Margins. We believe our commitment to provide on-time delivery service will continue to differentiate us and our service capabilities from others in the industry who generally offer only "best efforts" delivery service, which customers find less reliable. We intend to continue to use this competitive advantage to increase our market share. In addition, we seek to increase our gross margins and grow our market share by combining sales from inventory with value-added services such as inventory management and pre-production processing activities, including cutting and honing operations. Accordingly, we will focus on increasing our efficiencies and capacities in these value-added operations and in aggressively marketing these services.

   Leveraging Core Products. We have historically been a major purchaser and distributor of various "long" products, namely cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars. Our core products are higher margin products than widely available products, such as flat-rolled steel, sheet and rebar. In addition, we believe our purchasing volumes for our core products enable us to achieve the lowest available product acquisition costs for these products among service centers. As a result, we believe we realize higher gross margins than many of our competitors for our core products. We believe we can significantly grow market share and increase profitability by continuing to focus our marketing efforts on our extensive selection of core products and leveraging our procurement advantage. Leveraging our strength in our core products should enable us to establish competitive advantages in all of our local markets as well as allow us to successfully compete for larger national programs with customers.

   Maintain Technology Leadership. We have made and will continue to make investments in technology in order to differentiate our service capabilities from those of our competitors. We will continue to enhance our management information systems by upgrading software and hardware to improve connectivity, stability and reliability of our management information systems and data. These planned improvements include (i) upgrading our customer relationship management system to further improve customer satisfaction and sales productivity, (ii) increasing the versatility of our electronic commerce capabilities for sales and purchasing activities, (iii) creating a web-based capability to procure and manage third party freight services for selected inbound and outbound shipments, and (iv) enhancing our warehouse automation to further improve productivity and efficiency.

   Expand Satellite Operations. We believe a key aspect of serving our customers is having a physical presence in those markets requiring our products and services. Accordingly, we have formalized a strategy to target those geographic areas where we can justify opening a "satellite" location. These locations are managed locally by warehouse and delivery personnel, stock a limited inventory of core products and require minimal initial and maintenance capital expenditures, resulting in a low cost opportunity to serve select markets. Each satellite operation is supported by inventory, inside salespeople and the general management of our larger service center responsible for the satellite's results of operations. Since the beginning of fiscal 2000, we have opened five satellites.

Products And Suppliers

   We have designated certain carbon and alloy, aluminum, and stainless products as core product offerings under our bar and tubing lines. We also offer certain plate and other products. Each of our service centers stocks a broad range of shapes and sizes of each of these products, as dictated by market demand, in an effort to be a market leader in all of the core product lines in its geographic area.

   Carbon steel bar products (hot-rolled and cold-finished) and carbon plate and sheet are used in construction equipment, farm equipment, automotive and truck manufacturing and oil exploration as well as a wide range of other products. Stainless steel bar and plate are used widely in the chemical, petrochemical, and oil refining and biomedical industries where resistance to corrosion is important. Aluminum bar and plate are frequently used in aircraft and aerospace applications where weight is a factor. Different tubing products are appropriate for particular uses based on different characteristics of the tubing materials, including strength, weight, resistance to corrosion and cost. Carbon tubing and pipe are used in general manufacturing. Alloy tubing is used primarily in the manufacturing of oil field equipment and farm equipment. Stainless steel tubing and pipe are used in applications requiring a high resistance to corrosion, such as food processing. Aluminum tubing and pipe are used in applications that put a premium on lightweight (such as aerospace manufacturing).

   The majority of our procurement activities are handled by a centralized merchandising office in our Chicago facility where specialists in major product lines make the majority of inventory purchases on behalf of our service centers. This merchandising group develops and evaluates the working relationships with high-quality suppliers to ensure availability, quality and timely delivery of product.

   The majority of our inventory purchases are made by purchase order, and we have no significant supply contracts with periods in excess of one year. We are not dependent on any single supplier for any product or for a significant portion of our purchases, and in fiscal year 2002 no single supplier represented more than 10% of our total purchases. We purchased less than 15% of our inventory requirements from foreign-based suppliers in fiscal 2002.

   In March 2002, the United States enacted tariffs on certain metal products from specified countries under Section 201 of the Trade Act of 1974 to provide protection for the domestic steel industry. At this time, we cannot accurately assess the impact that these tariffs may have on availability or pricing of product we buy or on our future results in general. However, an increase in prices of product purchased by us generally would result in higher prices for product we sell to our customers.

Customers and Markets

   We provide metal products and value-added metals processing services to over 35,000 customers throughout North America that do business in a wide variety of industries, none of which represents more than 3% of our gross revenues. During fiscal 2002, we processed approximately 7,000 sales transactions per business day generating an average revenue of approximately $507 per transaction.

   The following table provides a percentage breakdown of tonnage sold to key industries for the fiscal years ended March 31, 2000, 2001 and 2002:

                                                           Year Ended March 31,
                                                           -------------------
                                                            2000   2001   2002
                                                           -----  -----  -----
Machine Tools.............................................  28.3%  29.5%  27.6%
Transportation............................................   8.1    7.5    8.6
Industrial Equipment......................................   8.9    8.5    7.8
Metal Service Centers & Wholesale Trade...................   6.3    6.1    6.1
Fabricated Metal..........................................   6.3    6.1    6.0
Oil, Gas & Energy.........................................   3.0    5.2    5.7
Construction/Farm Equipment...............................   6.4    6.0    5.6
Fluid Power...............................................   5.7    4.9    5.0
Screw Machine Products....................................   3.5    3.8    3.8
Power Transmission Equipment..............................   2.7    2.6    2.7
Primary Metal, Mills, Forgings............................   2.2    2.3    2.3
Aerospace.................................................   1.8    1.9    2.3
All Other Industries......................................  16.8   15.6   16.5
                                                           -----  -----  -----
   Total.................................................. 100.0% 100.0% 100.0%
                                                           =====  =====  =====

   The majority of our sales originate from individual purchase orders and are not subject to ongoing supply contracts; however, we make some of our sales under contracts that fix the price for up to 12 months. When we enter into a fixed price contract, we enter into a corresponding supply contract with our supplier to cover the commitment to our customer. These corresponding supply contracts substantially reduce the risk of fluctuating prices negatively impacting our margins on these fixed price contracts. Such contracts provide the customer with greater certainty as to timely delivery, price stability and continuity of supply, and sometimes satisfy particular processing or inventory management requirements. Such contracts have resulted in new customer relationships and increased sales volumes, but can have a slightly lower gross margin than our ordinary sales. We believe such contracts, in the aggregate, represented less than 15% of our total revenues in fiscal 2002. In addition, the pricing for most of our sales is set at the time of the sale.

   Seasonal fluctuations in our business generally occur in the summer months and in November and December, when many customers' plants and production levels are impacted by retooling, vacations or holidays. Order backlog is not a significant factor, as orders are generally filled within 24 hours.

Breakdown Of Revenues From Material Sales By Product Group

   The following table sets forth a percentage breakdown of revenues generated from sales of material by product group for the fiscal years ended March 31, 2000, 2001 and 2002.

                                                        Year Ended March 31,
                                                        -------------------
                                                         2000   2001   2002
                                                        -----  -----  -----
Bars:
   Carbon and Alloy....................................  37.0%  36.0%  36.6%
   Stainless...........................................  10.2   11.4   11.9
   Aluminum............................................   7.1    7.8    7.7
                                                        -----  -----  -----
       Total...........................................  54.3   55.2   56.2
                                                        -----  -----  -----
Tubing:
   Carbon and Alloy....................................  26.6   24.9   24.6
   Stainless...........................................   3.3    2.9    3.0
   Aluminum............................................   3.7    3.4    3.6
                                                        -----  -----  -----
       Total...........................................  33.6   31.2   31.2
                                                        -----  -----  -----
Plate:
   Carbon and Alloy....................................   4.8    4.0    3.9
   Stainless...........................................   1.5    2.2    1.5
   Aluminum............................................   2.5    2.9    2.3
                                                        -----  -----  -----
       Total...........................................   8.8    9.1    7.7
                                                        -----  -----  -----
Other..................................................   3.3    4.5    4.9
                                                        -----  -----  -----
                                                        100.0% 100.0% 100.0%
                                                        =====  =====  =====

   In addition, sales of material out of our stock inventory (referred to as "stock" sales) represented 88.6%, 90.2% and 89.7% of total revenues generated from material sales for fiscal years 2000, 2001 and 2002, respectively. We believe our ability to support this high proportion of stock sales is critical in maintaining higher gross margins than would otherwise be possible. The balance of revenues represents special customer requirements that we meet by arranging mill-direct sales and by making buy-outs from other distributors of inventory items we do not maintain as stock inventory. Such non-stock sales generally have lower gross margins than stock sales, but provide a valuable customer service.

Intellectual Property and Licenses

   EMJ(R) is a registered trademark and, along with our name, is a service mark in the U.S. and in other countries where we do or expect to do business. Other service marks, including hallmarks, logos, taglines or mottos used to conduct business are or will be registered as necessary to protect our proprietary rights. We also own our internet domain name, emjmetals.com, and consider certain information owned by us to be trade secrets, and we take measures to protect the confidentiality and control the disclosure of such information. We believe that these safeguards adequately protect our proprietary rights. While we consider all of our intellectual property rights as a whole to be important, we do not consider any single right to be essential to our operations.

Management Information Systems

   Our industry leading proprietary management information systems enable us to assess business conditions, monitor operating results, track and allocate inventory among different locations, optimize purchasing and improve customer service through better order and product reference data. For example, we track our inventory system-wide on a real-time basis through our systems. This tracking capability allows our salespeople to integrate ordering and scheduling, and enables us to meet our on-time delivery guaranty. Our proprietary systems have been developed and implemented through the joint efforts of our highly trained 20 person development team working closely with our operations personnel in the field.

Employees

   As of March 31, 2002, EMJ employed approximately 1,725 persons, of whom approximately 1,055 were employed in production or shipping, 365 were employed in sales and 305 served in executive, administrative or district office capacities. Three different unions represented approximately 760 of our employees from 16 locations. Our collective bargaining agreements expire on staggered dates between January 2003 and October 2006. We believe we have a good overall relationship with our employees.

Foreign Operations

   Through our wholly-owned subsidiary, Earle M. Jorgensen (Canada) Inc., a Canadian limited liability company, we operate three service centers located in Toronto, Montreal and Edmonton. Revenues from our Canadian operations totaled $38.6 million in fiscal 2000, $42.8 million in fiscal 2001 and $43.7 million in fiscal 2002.

Environmental Matters

   We are subject to extensive and changing federal, state, local and foreign laws and regulations designed to protect the environment and human health and safety, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination. As a result, we are from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters.

   During fiscal years 2000, 2001 and 2002, expenditures made in connection with environmental matters totaled approximately $0.3 million, $0.2 million and $0.1 million, respectively, principally for settlement of claims, and monitoring, remediation and investigation activities at sites with contaminated soil and/or groundwater. As of March 31, 2002, there was no accrual for future monitoring, investigation and remediation expenditures because such costs are not yet known or reasonably estimable for the following pending environmental matters. We also refer you to Note 8 to consolidated financial statements.

   Forge (Seattle/Kent, WA). In November 1998, we paid the purchasers of our former Forge facility and an off-site disposal site $2.2 million as an indemnification settlement for liabilities related to the remediation of known contamination at the Forge facility. We continue to monitor the disposal site for environmental conditions in accordance with a consent decree issued by the Washington Department of Ecology, or "Ecology." Annual costs associated with such monitoring are not significant, and we do not anticipate significant additional expenditures related to this matter.

   The Forge property is located on the Lower Duwamish Waterway, which has been identified by the United States Environmental Protection Agency, or the "EPA," as a Superfund Site, or the "Duwamish Site." Under the federal Comprehensive Environmental Remediation, Compensation, and Liability Act, or "Superfund," owners or operators of facilities that have released hazardous substances to the environment may be liable for remediation costs. Courts have held that such liability may be joint and several; however, in many instances, the costs are allocated among the parties, primarily based on their estimated contribution to the contamination. The EPA, along with Ecology, have entered into an Administrative Order of Consent with four major property owners with potential liability for cleanup of the Duwamish Site that outline tasks required to be completed to further investigate the nature and extent of the contamination and cleanup alternatives. In November 2001, the current owners of the Forge property notified us of a potential claim for indemnification for any liability relating to contamination of the Duwamish Site. The notification stated that the Forge facility, along with other businesses located along the Duwamish Site, are expected be named as potentially responsible parties for contamination of the Duwamish Site and requested that EMJ participate under a joint defense. We are evaluating the notification and remedies we may have, including insurance recoveries for any monies to be spent as part of the investigation or cleanup of the Duwamish Site. At this time, we cannot determine what liability, if any, we may have relating to the investigation and remediation of the Duwamish Site.

   Union (New Jersey). During fiscal 1994, we were notified by the current owner that we have potential responsibility for the environmental contamination of this property formerly owned by a subsidiary and disposed of by such subsidiary prior to its acquisition by EMJ. The prior owner of such subsidiary has also been notified of its potential responsibility. On March 27, 1997, the current owner of the property informed us that it estimated the cost of investigation and cleanup of the property at $0.9 million and requested contribution to such costs from EMJ and the prior owner. We have contested responsibility and commented on the proposed cleanup plan and have not received any further demands or notifications. We do not have sufficient information to determine what potential liability EMJ has, if any.

   Tri-County Landfill (Illinois). In April 2001, we were served with a complaint by the owner of this landfill (known as the Tri-County/Elgin Landfills Superfund Site, or the "Site") alleging that EMJ, among others, was responsible for certain contamination found at the Site, which resulted from alleged disposal of waste transported from a predecessor of Kilsby prior to Kilsby's merger with EMJ. The owner sought reimbursement of costs incurred or to be incurred in connection with the investigation and remediation activities required under orders from the EPA. This matter was settled in December 2001 and the court dismissed the case.

   Although it is possible that new information or future developments could require our company to reassess its potential exposure relating to all pending environmental matters, we believe that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on our financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material.

Properties

   We currently maintain 35 service centers (including three plate processing centers, one cutting center and one tube honing facility), three sales offices and one merchandising office at various locations throughout the U.S. and we are headquartered in Brea, California. Our facilities generally are capable of being utilized at higher capacities, if necessary. Most leased facilities have initial terms of more than one year and include renewal options. While some of the leases expire in the near term, we do not believe that we will have difficulty renewing such leases or finding alternative sites.

   Set forth below is a table summarizing certain information with respect to our facilities.

                                                             Owned (O)    Size
Country/City/State                                           Leased (L) (Sq. Ft.)
------------------                                           ---------- ---------
United States:
Phoenix, Arizona............................................     O        72,200
Little Rock, Arkansas.......................................     L        27,700
Brea, California (headquarters).............................     L        33,300
Hayward, California.........................................     L        91,000
Los Angeles, California.....................................     O       319,400
Denver, Colorado............................................     L        77,400
Chicago, Illinois(a)........................................     O       473,300
Plainfield, Indiana.........................................     O       225,000
Eldridge, Iowa..............................................     L       104,500
Boston, Massachusetts.......................................     O        63,500
Roseville, Michigan(b)......................................     L        28,700
Minneapolis, Minnesota......................................     O       169,200
Kansas City, Missouri.......................................     L       120,900
St. Louis, Missouri.........................................     L       108,100
Brighton, New York(b).......................................     L        31,500
Charlotte, North Carolina...................................     O       175,300
Cincinnati, Ohio............................................     L       125,200
Cleveland, Ohio.............................................     O       200,200
Cleveland, Ohio.............................................     O       137,800
Tulsa, Oklahoma.............................................     O       108,000
Tulsa, Oklahoma.............................................     O       137,900
Portland, Oregon............................................     L        33,800
Philadelphia, Pennsylvania(c)...............................     L        63,300
Wrightsville, Pennsylvania(b)...............................     L        83,900
Chattanooga, Tennessee(b)...................................     L        27,000
Memphis, Tennessee..........................................     L        56,500
Dallas, Texas...............................................     O       132,800
Houston, Texas..............................................     O       276,000
Salt Lake City, Utah(b).....................................     L        25,400
Kent, Washington............................................     L        83,600
Canada:
Toronto, Ontario............................................     L        61,800
Montreal, Quebec............................................     L        82,700
Edmonton, Alberta...........................................     L        25,800

---------------------
(a) Not including an expansion of 130,400 square feet to be operational in July 2002.
(b) These locations are considered satellite operations.
(c) Excludes 160,500 square feet subleased to a third party under a long-term agreement.

Litigation

   We are occasionally involved in ordinary, routine litigation incidental to our normal course of business, none of which we believe to be material to our financial condition or results of operations. We maintain various liability insurance coverages to protect our assets from losses arising out of or involving activities associated with ongoing and normal business operations.

   The Internal Revenue Service, or the "IRS," conducted an audit of our employee stock ownership plan, or the "Plan," for the fiscal years ended March 31, 1992, through March 31, 1996, and issued a preliminary report to the Company in which the IRS asserted that certain contributions of stock by Holding to the Plan violated provisions of the Internal Revenue Code because the securities contributed were not "qualifying employer securities" as defined by ERISA. In fiscal 2002, this matter was settled without EMJ admitting the allegations of the IRS, and we paid $1.9 million of excise tax to the IRS.

   The Department of Labor, or the "DOL," also investigated the same transactions involving the Plan and came to conclusions similar to those reached by the IRS. However, the DOL has not pursued those transactions.

In the course of its investigation, the DOL and its advisors reviewed the valuations of Holding's common and preferred stock prepared for the Plan and criticized the methodology used in preparing the valuations. We believe that the methodology used in the valuations was appropriate, and in connection with discussions with the DOL, we engaged a second independent appraiser that generally corroborated the valuations and the methodology used by the first appraiser.

   On March 8, 2002, the DOL sued us, Holding, our Plan and former members of our benefits committee in the federal district court for the Central District of California. The DOL claims that the valuations of Holding's common stock used to make annual contributions to our Plan in each of the years 1994 through 2000 contained significant errors that resulted in the common stock being overvalued, and that the failure of the members of our benefits committee to detect and correct the errors was a breach of their fiduciary duty under ERISA. As a result of the alleged overvaluations, the DOL contends that the contributions to our Plan were prohibited transactions under ERISA. The DOL has sought to require us to repurchase the stock contributed to the Plan at the value at which the stock was contributed plus interest. The aggregate value of the common stock contributed to the Plan from 1994 through 2000 was approximately $28.9 million. We have denied liability, and we believe we have meritorious factual and legal defenses. We cannot assure you as to ultimate outcome of this case, but we do not anticipate that the outcome would have a material adverse effect on our business, financial condition or results of operations. We have $3.0 million of fiduciary insurance coverage that will cover defense costs and may provide coverage for the claims made by the DOL.

   On April 22, 2002, we were sued by Champagne Metals, a small metals service center distributing aluminum coil products in Oklahoma, alleging that we had conspired with other metal service centers to induce or coerce aluminum suppliers to refuse to designate Champagne Metals as a distributor. We filed a motion to dismiss the complaint on June 12, 2002. We believe the claims are without merit and intend to vigorously defend the claim.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth the name, age (at March 31, 2002), principal occupation and business experience of each of our directors and executive officers. Holding's directors and executive officers are identical to ours. The executive officers serve at the pleasure of the board of directors of EMJ and Holding, respectively.

   Each member of our board of directors holds office until the next annual meeting of the stockholders or until his successor is elected and qualified. The election of Holding's directors is subject to the provisions of a stockholders' agreement described below.

   There are no family relationships among our directors and executive officers. For information regarding the stock ownership of Holding by our directors and executive officers, we refer you to "Security Ownership of Certain Beneficial Owners and Management."

   From 1998 through 2001, each non-officer director other than Messrs. Schuchert and Nickell was granted options to purchase 10,000 shares of Holding Common Stock at their fair market value as established by the most recent appraisal available at the date of grant. These options are fully vested. Beginning April 1, 2002, each of our non-officer directors will be paid an annual retainer of $20,000, payable quarterly. Effective April 1, 1997, April 1, 1998, April 1, 1999, April 1, 2000 and April 1, 2001, in consideration for his service as a director, Chairman of the Executive Committee and Chairman of the Board, Mr. Roderick was granted options to purchase 20,000 shares of Holding Common Stock, in each case at their fair market value as established by the most recent appraisal available at the date of the grant. These options are fully vested. Beginning April 1, 2002, Mr. Roderick will be paid an annual retainer of $30,000, payable quarterly.

   In addition, all non-officer directors are reimbursed for all approved out-of-pocket expenses related to meetings they attend. Our directors receive no additional compensation for their services as directors of Holding. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers.

Name                                Age                            Position
----                                ---                            --------
David M. Roderick.................. 78  Chairman of the Board and Chairman of the Executive
                                        Committee and Director
Maurice S. Nelson, Jr.............. 64  President, Chief Executive Officer and Chief Operating
                                        Officer, Director and Member of the Executive Committee
William S. Johnson................. 44  Vice President and Chief Financial Officer (Principal Financial
                                        and Accounting Officer) and Secretary
Frank D. Travetto.................. 49  Vice President, Merchandising
Kenneth L. Henry................... 55  Vice President
James D. Hoffman................... 43  Vice President
R. Neil McCaffery.................. 52  Executive Vice President
Joseph S. Schuchert................ 73  Director
William A. Marquard................ 82  Director and Chairman of the Audit Committee
Frank T. Nickell................... 54  Director and Member of the Executive Committee and the
                                        Audit Committee
John Rutledge...................... 53  Director and Member of the Audit Committee
Earl L. Mason...................... 54  Director and Member of the Audit Committee

   David M. Roderick. Mr. Roderick became Chairman of the Board of EMJ and Holding on January 21, 1998. Mr. Roderick has also served as Chairman of the Executive Committee of EMJ and Holding since

February 1, 1997. Mr. Roderick has been a director of EMJ and Holding since January 1994. Mr. Roderick also serves as a director of Citation and Kelso & Companies, Inc. Previously, Mr. Roderick served as a director of American Standard Companies Inc. and as Director, Chairman, and Chief Executive Officer of the USX Corporation. Mr. Roderick joined USX in 1959, was Chairman of USX Finance Committee and a Director from 1973 to 1975, was President and Director from 1975 until 1979 and was Chief Executive Officer and Chairman from 1979 to 1989.

   Maurice S. Nelson, Jr. Mr. Nelson was elected President, Chief Executive Officer and Chief Operating Officer and a director of EMJ and Holding effective February 1, 1997. Before that, Mr. Nelson served as President, Chief Executive Officer and Chief Operating Officer of Inland Steel Company from 1992 until April 1996. Before that, Mr. Nelson was the President of the Aerospace and Commercial division of the Aluminum Company of America (Alcoa) from 1987 to 1992.

   William S. Johnson. Mr. Johnson has been our Vice President and Chief Financial Officer and Secretary since January 1999. Before that, Mr. Johnson was EMJ's Controller since February 1995 and was EMJ's Assistant Controller since February 1994. Prior to that, Mr. Johnson was the Corporate Finance Manager for Severin Montres, Ltd. since 1991. Severin Montres, Ltd., owned by Gucci Group N.V., is the manufacturer and distributor of Gucci watches.

   Frank D. Travetto. Mr. Travetto has been our Vice President Merchandising since March 1997. Before that, Mr. Travetto was EMJ's Vice President Western Region since 1996, EMJ's Vice President Eastern Region from 1992 to 1996, and EMJ's Division President, Canadian Operations from 1990 to 1992.

   Kenneth L. Henry. Mr. Henry has been our Vice President and has been responsible for operating our Chicago and Quad Cities facilities since January 1998. Before that, Mr. Henry was EMJ's Vice President Central Region since 1995. Before that, Mr. Henry was our Vice President Southern Region since 1994, and Vice President of the Kilsby-Roberts Division of EMJ from April 1992 to 1994.

   James D. Hoffman. Mr. Hoffman has been our Vice President since March 2001 and has been responsible for operations of our Cleveland, Indianapolis and Cincinnati facilities since March 2001. Before that, Mr. Hoffman was our Vice President Eastern Region since July 1996. Before that, Mr. Hoffman was District Manager for our Cleveland and Buffalo operations since June 1992.

   R. Neil McCaffery. Mr. McCaffery has been our Executive Vice President since March 2001. Before that, Mr. McCaffery was our Vice President Western Region since March 1997 and our Vice President Southern Region since April 1996.

   Joseph S. Schuchert. Mr. Schuchert has been a director of EMJ since March 1990, and a director of Holding since May 1990. Mr. Schuchert has been Chairman and a director of Kelso & Companies, Inc. since March 1989 and was Chief Executive Officer from March 1989 to August 1997. Kelso & Companies, Inc. is the general partner of Kelso & Company.

   William A. Marquard. Mr. Marquard has been a director of EMJ since March 1990, and a director of Holding since May 1990. Mr. Marquard also serves as a director and Chairman of the Board of Arkansas Best Corporation, as a director of Kelso & Companies, Inc., and as a director of InfraReDx, Inc.

   Frank T. Nickell. Mr. Nickell has served as director of EMJ and Holding since August 1993. He has been President and a director of Kelso & Companies, Inc. since March 1989 and Chief Executive Officer of Kelso & Companies, Inc. since September 1997. Kelso & Companies, Inc. is the general partner of Kelso & Company. He is also a director of Peebles Inc., The Bear Stearns Companies Inc. and BlackRock, Inc.

   John Rutledge. Dr. Rutledge has been a director of EMJ and Holding since June 1992. Dr. Rutledge is the founder of Rutledge & Company, Inc., a merchant banking firm, and has been Chairman since January 1991. He is the founder of Claremont Economics Institute, and has been Chairman since January 1979. Dr. Rutledge is also a director of Amerindo Investment Advisers, Inc., Lazard Freres Funds, Strategic Optical Holdings, Inc. and CROM Corp.

   Earl L. Mason. Mr. Mason has been a director of EMJ and Holding since January 2002. Mr. Mason retired from Alliant Exchange (formerly the distribution business of Kraft Foods), after serving as Chief Executive Officer and President since April 1999. Before that, Mr. Mason was Senior Vice President and Chief Financial Officer of Compaq Computer Corporation from May 1996 to April 1999 and held the position of Senior Vice President and Chief Financial Officer of Inland Steel Industries from June 1991 to May 1996. Mr. Mason also served as Group Executive of Digital Equipment Corporation from June 1990 to June 1991 and as Chief Financial Officer of its European subsidiary from October 1987 to June 1990, and held various positions over 15 years at AT&T Corporation. Mr. Mason is also a director of Computer Horizons Corporation and the Eye Ticket Corporation.

   Robert G. Durham resigned as a director of EMJ in November 2001.

Stockholders' Agreement

   Our By-laws provide for one to ten directors. Our board of directors currently consists of seven directors. Certain of Holding's shareholders have agreed, pursuant to the Stockholders' Agreement, dated as of September 14, 1990, as amended, or the "Stockholders' Agreement," that two directors will be designated by the Management Stockholders (as defined in the Stockholders' Agreement), so long as they are reasonably acceptable to Kelso Investment Associates IV, L.P., or "KIA IV," an affiliate of Kelso & Company, and that at least five directors will be designated by KIA IV. Mr. Nelson has been designated by the Management Stockholders. In addition, the holders of Series A Preferred Stock of Holding are entitled to designate one director pursuant to the terms of the Series A Preferred Stock and Mr. Mason is currently serving in that capacity. The Stockholders' Agreement also provides that in the event of termination of employment, under certain circumstances, each Management Stockholder is entitled to sell, and Holding can require such a Management Stockholder to sell, their shares of Holding Common Stock to Holding at their appraised Fair Market Value (as defined in the Stockholders' Agreement). The Stockholders' Agreement expires on March 24, 2008.

Executive Compensation

   Set forth below is information concerning the compensation levels for the executive officers of Holding and EMJ serving as of March 31, 2002. Our officers receive no additional compensation for their services as officers of Holding.

   Cash Compensation. The following table sets forth compensation for the three fiscal years ended March 31, 2002 for our Chief Executive Officer and our four most highly compensated executive officers as of March 31, 2002.

                          Summary Compensation Table

                                                                  Long-Term
                                    Annual Compensation      Compensation Awards
                                  ------------------------ ------------------------
                                                            Securities Underlying      All Other
Name and Principal Position       Year  Salary   Bonus(1)  Stock Options/SAR (#)(2) Compensation(3)
---------------------------       ---- -------- ---------- ------------------------ ---------------
Maurice S. Nelson, Jr............ 2002 $555,762 $  270,738              --             $ 47,150
   President, Chief Executive     2001  555,844  2,374,014              --              152,594
     Officer and Chief Operating  2000  555,567    393,264              --               53,166
     Officer

Frank D. Travetto................ 2002  238,070     99,659          10,000               23,233
   Vice President, Merchandising  2001  229,051    133,011          15,000               25,001
                                  2000  220,215    134,316          10,000               20,325

Kenneth L. Henry................. 2002  226,978     94,921          10,000               25,397
   Vice President                 2001  218,299    151,677          15,000               28,341
                                  2000  209,808    127,920          10,000               26,192

R. Neil McCaffery................ 2002  212,600     90,182          10,000               18,220
   Executive Vice President       2001  206,352    120,343          15,000               19,515
                                  2000  198,571    121,524          10,000               16,850

James D. Hoffman................. 2002  214,137     90,182          10,000               17,313
   Vice President                 2001  205,955    120,343          15,000               18,531
                                  2000  198,079    121,524          10,000               16,455

---------------------
(1) Amounts reflect cash compensation earned by executive officers in each of the fiscal years presented, including amounts received after fiscal year end, or deferred at the election of those officers. Bonus amounts include a cash bonus payable pursuant to our Management Incentive Compensation Plan, which became effective April 1, 1997. In addition, Mr. Nelson received a special bonus of $2,000,000 in fiscal 2001.
(2) Holding has granted executive officers options to purchase shares of Holding Common Stock at their fair market value on the date of grant. Mr. Nelson's options have an exercise price of $5.41 per share; options granted to Messrs. Travetto, Henry, McCaffery and Hoffman in fiscal years 2002, 2001 and 2000 have an exercise price of $8.16, $7.31 and $5.51 per share, respectively. See "Holding Stock Option Plan" and "Stock Option Grants Table" below for further information.
(3) Amounts shown include allocations to the accounts of each of the named officers of contributions made by us to our stock bonus plan and to our 401(a)(17) Supplemental Contribution Plan ("401(a)(17) Plan") and of premiums paid by us for long-term disability and life insurance policies. The following allocations were made in fiscal 2002 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively (i) stock bonus plan--$8,500, $8,500, $8,500, $8,500, and $8,500; (ii) 401(a)(17)
    Plan--$32,538, $8,180, $7,387, $6,593 and $6,593; (iii) long term disability--$4,509, $3,745, $6,779, $2,133 and $1,623; (iv) life insurance--$1,603, $2,808, $2,731, $994 and $597. The following allocations were made in fiscal 2001 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively (i) stock bonus plan--$8,500, $8,500, $8,500, $8,500, and $8,500; (ii) 401(a)(17) Plan--$137,719, $9,398, $9,796, $7,694 and
    $7,694;

   (iii) long term disability--$4,509, $3,745, $6,779, $2,133 and $1,623; (iv)
   life insurance--$1,866, $3,358, $3,266, $1,188 and $714. The following allocations were made in fiscal 2000 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively (i) stock bonus plan--$8,000, $8,000, $8,000, $8,000, and $8,000; (ii) 401(a)(17) Plan--$39,164, $9,531, $8,696,
   $7,861 and $7,861; (iii) long term disability--$4,509, none, $6,779, none and none; (iv) life insurance--$1,493, $2,794, $2,717, $989 and $594. The amounts in respect of life insurance represent the estimated value of the premiums paid by us on certain disability and life insurance policies covering each executive. Some of the policies are managed on a split-dollar basis and we will receive the premiums it has paid from the proceeds of such insurance. In such cases the amount of the other compensation attributed to the executive was calculated by treating the premiums paid by us as a demand loan, and the amount of compensation is equal to the imputed interest expense on the cumulative outstanding premiums paid by us, assuming an interest rate equal to the short-term federal funds rate, from time to time. Amounts shown also include a discretionary bonus of $10,000 paid to Mr. Henry in fiscal 2001.

Stock Option Grants Table

   The following table sets forth certain information concerning stock options granted during fiscal 2002 by Holding to our Chief Executive Officer and our next four most highly compensated executive officers. In addition, there are shown hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. The actual gain, if any, realized upon exercise of the options will depend upon the market price of Holding's Common Stock relative to the exercise price of the option at the time the option is exercised. There is no assurance that the amounts reflected in this table will be realized.

                                          Options Granted in Last Fiscal Year
                               ----------------------------------------------------------
                                                   Individual Grants
                               ----------------------------------------------------------
                                                                                          Potential Realizable Value at
                                                                                          Assumed Annual Rates of
                                                      % of Total                          Stock Price Appreciation
                               Number of Securities Options Granted                       for Option Term
                                Underlying Options  to Employees in  Exercise  Expiration -----------------------------
Name                                Granted(1)        Fiscal Year   Price /Sh.    Date      5%             10%
----                           -------------------- --------------- ---------- ----------    -------        --------
Maurice S. Nelson, Jr.........            --                0%         N/A        N/A       N/A            N/A
Frank D. Travetto.............        10,000              7.8%        $8.16    7/31/2011  $51,318        $130,049
Kenneth L. Henry..............        10,000              7.8%         8.16    7/31/2011   51,318         130,049
R. Neil McCaffery.............        10,000              7.8%         8.16    7/31/2011   51,318         130,049
James D. Hoffman..............        10,000              7.8%         8.16    7/31/2011   51,318         130,049

---------------------
(1) Holding has not granted any stock appreciation rights. All the options shown above become exercisable on August 1, 2003. All outstanding stock options shall become fully exercisable and shall be cancelled and exchanged for cash in an amount equal to the excess of the Change in Control Price (as defined in the Stock Option Plan as defined below) over the exercise price, in the event of any transaction or series of transactions, other than a public offering, where a person or a group, excluding Holding, any of its subsidiaries and Kelso and its affiliates, is or becomes the beneficial owner, directly or indirectly, of securities representing 35% or more of the voting power of Holding's then outstanding securities (an "SOP Change of Control"), unless the Executive Committee determines prior to the occurrence of such SOP Change of Control that such options shall be honored, or assumed or new rights (having substantially equivalent or better rights, terms and conditions and economic value) substituted therefor.

Aggregated Stock Option Exercises and Fiscal Year-End Stock Option Value Table

   The following table sets forth certain information concerning stock options exercised during fiscal 2002 by the Chief Executive Officer and our next four most highly compensated executive officers, and the value of their unexercised stock options as of March 31, 2002.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                 Number of Securities      Value of In-the-Money
                                                                 Underlying Options at          Options at
                                                                    Fiscal Year-End         Fiscal Year-End(1)
                                                               ------------------------- -------------------------
                                  Shares
                               Acquired on
Name                           Exercise (#) Value Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                           ------------ ------------------ ------------------------- -------------------------
Maurice S. Nelson, Jr.........      --              --                1,320,000/--           $  3,630,000/$--
Frank D. Travetto.............      --              --               60,000/25,000           $157,750/$12,750
Kenneth L. Henry..............      --              --               60,000/25,000           $157,750/$12,750
R. Neil McCaffery.............      --              --               60,000/25,000           $157,750/$12,750
James D. Hoffman..............      --              --               60,000/25,000           $157,750/$12,750

---------------------
(1) Holding is a private company and its stock is not publicly traded. The fair market value of Holding's common stock underlying the options shown above is determined annually by a third-party appraiser. The value of in-the-money options shown above was calculated using the most recent appraisal available which was $8.16 per share as of March 31, 2001.

           Equity Compensation Plan Information As Of March 31, 2002

                                            (a)                     (b)                            (c)
                                    Number of securities                             Number of securities remaining
                                     to be issued upon   Weighted-average exercise available for future issuance under
                                        exercise of        price of outstanding         equity compensation plans
                                    outstanding options,   options, warrants and   (excluding securities reflected in
Plan category                       warrants and rights       rights ($/Sh.)                   column (a))
-------------                       -------------------- ------------------------- -----------------------------------
Equity compensation plans
  approved by security holders(1)..      2,043,000                 $5.79                         57,000
Equity compensation plans not
  approved by security holders.....             --                    --                             --
                                         ---------                 -----                         ------
   Total...........................      2,043,000                 $5.79                         57,000
                                         =========                 =====                         ======

---------------------
(1) Includes 200,000 shares granted to non-employee directors under our Stock Option Plan.

Holding Stock Option Plan

   In fiscal 1998, Holding adopted the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan, as amended, or the "Stock Option Plan." Our Executive Committee is authorized to grant options under the Stock Option Plan. Stock options may be granted at not less than 100% of the fair market value of Holding Common Stock on the date of grant and are generally exercisable for a period not exceeding ten years. Option grants or the vesting of options may be contingent upon such terms and conditions, such as the achievement of performance measures or upon the passage of time, as our Executive Committee determines. Our Executive Committee will make grants under the Stock Option Plan to provide our executive officers and certain other managers with additional incentives for outstanding individual performance and the opportunity to acquire an ownership stake in the Company, thereby more closely aligning their interests with those of the stockholders.

   Our Executive Committee has the right, if the holders of options agree, to grant replacement options which may contain terms more favorable than the options they replace, such as a lower exercise price, and cancel the replaced options.

   The aggregate number of shares of Holding Common Stock available for grants or subject to outstanding options, and the respective prices and/or vesting criteria applicable to outstanding options, will be proportionately adjusted to reflect any stock dividend on the Holding Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase the Holding Common Stock at a price substantially below its fair market value. To the extent deemed appropriate by our Executive Committee, subject to any required action by the stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any option granted under the Stock Option Plan shall pertain to the securities and any other property to which a holder of the number of shares of Common Stock covered by the option would have been entitled to receive in connection with such event.

   Upon a change of control of Holding, with certain exceptions, all outstanding stock options (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change of control, except that any stock options outstanding for less than six months will not be cashed out until six months after the applicable date of grant.

   Generally, a participant who is granted a stock option will not be subject to federal income tax at the time of grant and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of a nonqualified option, generally the difference between the option price and the fair market value of the Holding Common Stock on the date of exercise will be considered ordinary income to the participant and generally we will be entitled to a corresponding tax deduction.

   Upon exercise of an incentive stock option, no taxable income will be recognized by the participant and we are not entitled to a tax deduction by reason of such exercise. However, if Holding Common Stock purchased pursuant to the exercise of an incentive stock is sold within two years from the date of grant or within one year after the transfer of such Holding Common Stock to the participant, then the difference, with certain adjustments, between the fair market value of the Holding Common Stock at the date of exercise and the option price will be considered ordinary income to the participant and generally we will be entitled to a corresponding tax deduction. If the participant disposes of the Holding Common Stock after such holding periods, any gain or loss upon such disposition will be treated as a capital gain or loss and we will not be entitled to a deduction.

   The maximum number of shares of Holding Common Stock reserved for issuance under the Stock Option Plan is 2,500,000, subject to adjustment as provided in the Stock Option Plan to reflect certain corporate transactions affecting the number or type of outstanding shares.

Our Stock Bonus Plan

   We maintain a stock bonus plan, or the "Plan," in respect of our nonunion employees who meet certain service requirements. Since April 1, 1999 (when our employee stock ownership plan was amended and became a stock bonus plan), the amount of annual contributions is calculated as a percentage (as determined by our Board of Directors based on the achievement of EMJ performance objectives) of total cash compensation (as defined in the Plan) and may be made by us in cash or by Holding in shares of Holding capital stock. Participants become 20% vested in their account balances after one year of continuous service. Participants vest an additional 20% for each year of service thereafter and become fully vested at age 65 or upon completion of five years of service, retirement, disability or death. Following the occurrence of a participant's termination of service (as defined in the Plan), retirement, disability, or death, the Plan is required to either distribute the vested balance in stock or cash. If stock is distributed, it is accompanied by a put option to Holding under terms defined in the Plan. At March 31, 2002, shares of Holding's Series A and Series B Preferred Stock and Holding Common Stock owned by the Plan totaled 47,184, 26,056, and 3,142,576 shares, respectively. For the fiscal years ended March 31, 2000, 2001 and 2002, contributions payable to the Plan totaled $2.7 million, $3.2 million and $2.8 million, respectively. The contributions payable for fiscal years 2002 and 2001 were paid in cash while the fiscal 2000 contribution was paid in the form of Holding Common Stock.

   Although Holding has not expressed any intent to terminate the Plan, it has the right to terminate or amend the provisions of the Plan at any time. In the event of any termination, participants become fully vested to the extent of the balances in their separate accounts and receive put options with respect to Holding stock allocated to their accounts.

   In 1984, 1985 and 1986, Kilsby purchased life insurance policies to provide, among other things, a separate source for funds to repurchase capital stock, including capital stock distributed by the Plan, from departing employees. Certain of these policies allow us to borrow against the cash surrender value of such policies. As of March 31, 2002, we have borrowed $147.3 million against the cash surrender value of such policies to fund renewal premiums, accrued interest on previous borrowings and working capital needs. The net cash surrender value available for future borrowings was approximately $8.1 million as of March 31, 2002. Our credit facility and other resources are also available, subject to certain limitations, to satisfy stock repurchase obligations as they arise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   On March 8, 2002, we were sued by the DOL for alleged breaches of fiduciary duty by former members of our benefits committee in relying on the valuations of our common stock prepared by our independent appraiser and allegedly resulting in prohibited transactions. We refer you to "Business--Litigation."

Supplemental Contribution Plan

   In fiscal 1996, we adopted a supplemental contribution plan, or the "401(a)(17) Plan," for contributions not allowed under our Plan pursuant to limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended. Participants in the 401(a)(17) Plan include certain highly compensated employees and other employees who are not eligible to participate in the Plan. Contributions payable, vesting and distributions under the 401(a)(17) Plan are comparable with those under the Plan. Contributions under the 401(a)(17) Plan are made in cash and are held in an irrevocable trust. For the fiscal years ended March 31, 2000, 2001 and 2002, contributions payable totaled $0.1 million, $0.2 million and $0.1 million, respectively.

Management Incentive Compensation Plan

   Effective April 1, 1997, we adopted a new Management Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan provides for payment of cash bonuses to senior executives and other key management employees based on the achievement of certain operating profit and cash flow objectives determined by our Board of Directors or Executive Committee. Bonuses awarded are based on a sliding scale based on the percentage of the objectives achieved. No bonus is payable unless at least 80% of the objectives are achieved, and the maximum bonus would be awarded for achievement of 150% or more of the established objectives. In addition, our Chief Executive Officer may award bonuses from a discretionary pool for exemplary service. The board of Directors ratified bonuses pursuant to the Incentive Plan aggregating $5.4 million in fiscal 2000, $5.9 million in fiscal 2001 and $4.0 million in fiscal 2002.

Compensation Committee Interlocks and Insider Participation

   David M. Roderick, Frank T. Nickell and Maurice S. Nelson, Jr. are members of the Executive Committee, which serves as our compensation committee.

   Affiliates of Kelso & Company beneficially own shares of the capital stock of Holding as described under "Security Ownership of Certain Beneficial Owners and Management." Mr. Nickell and Mr. Schuchert are stockholders of Kelso and general partners of Kelso Partners I, L.P., or "KP I," Kelso Partners III, L.P., or "KP III," and Kelso Partners IV, L.P., or "KP IV." KP I, KP III and KP IV are the general partners of Kelso Investment Associates, Limited Partnership, or "KIA I," KIA III-Earle M. Jorgensen, L.P., or "KIA III-EMJ" and

KIA IV, respectively. Mr. Nickell and Mr. Schuchert are directors of Holding and the Company and share investment and voting power with respect to shares of the capital stock of Holding held by KIA I, KIA III-EMJ and KIA IV as described under "Security Ownership of Certain Beneficial Owners and Management."

   In connection with the Acquisition, we agreed to pay Kelso & Company an annual fee of $1,250,000 each year for financial advisory services and to reimburse it for out-of-pocket expenses incurred in connection with rendering such services. However, no such annual fee was payable for fiscal years 2000, 2001 and 2002 and other expenses paid to Kelso & Company in fiscal years 2000, 2001 and 2002 were not significant.

   Holding has issued to KIA IV two warrants, entitling KIA IV to purchase 2,937,915 shares of Holding Common Stock in the aggregate at a purchase price of $.01 per share.

   Beginning April 1, 1998, and on each subsequent April 1, ending April 1, 2001, in consideration for his service as a director, Chairman of the Company's Executive Committee and Chairman of the Board, the Company granted Mr. Roderick options to purchase 20,000 shares of Holding Common Stock at a purchase price equal to the fair market value as established by the most recent appraisal available at the date of grant. For the grants issued April 1, 2000 and 2001, the grant prices were $5.51 per share and $7.31 per share, respectively. Beginning April 1, 2002, Mr. Roderick will be paid an annual retainer of $30,000, payable quarterly.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock

   All of our issued and outstanding voting stock, consisting of 128 shares of common stock, is owned by Holding.

Capital Stock of Holding

   The following table describes the beneficial ownership of shares of Holding Common Stock and Series A Preferred Stock as of March 31, 2002, by all stockholders of Holding known to be beneficial owners of more than 5% of any such class, by each of our directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as determined in accordance with Rule 13d-3(i) under the Securities Exchange Act of 1934, as amended. As of March 31, 2002, 26,791 shares of Series B Preferred Stock of Holding were issued, of which 26,056 were owned by the stock bonus plan.

                                                                    Percentage of                       Percentage of
                                                                      Shares of      Number of Shares Shares of Series A
                                              Number of Shares of    Common Stock      of Series A     Preferred Stock
Name and Address of Beneficial Owner             Common Stock       Outstanding(a)   Preferred Stock    Outstanding(b)
------------------------------------          -------------------   --------------   ---------------- ------------------
Kelso Investment Associates, IV, L.P.(c).....      9,462,475 (d)         63.7%(d)              0              0.0%
KIA III--Earle M. Jorgensen, L.P.(c).........       1,704,740            14.3%                 0              0.0%
Joseph S. Schuchert(c).......................      11,167,215(d)(e)      75.2%(d)(e)     24,519 (f)          30.8%(f)
Frank T. Nickell(c)..........................     11,187,714 (d)(e)      75.4%(d)(e)     24,519 (f)          30.8%(f)
Michael B. Goldberg(c).......................      9,462,475 (d)(e)      63.7%(d)(e)           0              0.0%
George E. Matelich(c)........................     11,172,215 (d)(e)      75.3%(d)(e)     24,519 (f)          30.8%(f)
Thomas R. Wall, IV(c)........................     11,172,215 (d)(e)      75.3%(d)(e)     24,519 (f)          30.8%(f)
Frank K. Bynum(c)............................     11,167,215 (d)(e)      75.2%(d)(e)           0              0.0%
David I. Wahrhaftig(c).......................     11,167,215 (d)(e)      75.2%(d)(e)           0              0.0%
Philip E. Berney(c)..........................     11,167,215 (d)(e)      75.2%(d)(e)           0              0.0%
Maurice S. Nelson(g).........................      1,320,000 (l)         11.1%(l)              0              0.0%
Frank D. Travetto(g).........................         72,000 (l)          0.6%(l)              0              0.0%
Kenneth L. Henry(g)..........................         79,000 (l)          0.7%(l)            704              0.8%
R. Neil McCaffery(g).........................         65,000 (l)          0.5%(l)              0              0.0%
James D. Hoffman(g)..........................         60,000 (l)          0.5%(l)              0              0.0%
David M. Roderick(g).........................        134,000 (l)          1.1%(l)              0              0.0%
John Rutledge(h).............................         42,500 (l)          0.4%(l)              0              0.0%
William A. Marquard(c).......................         42,500 (l)          0.4%(l)              0              0.0%
Earl L. Mason(g).............................               0             0.0%                 0              0.0%
Earle M. Jorgensen Company Stock Bonus
  Plan(g)....................................      3,118,854 (i)         26.2%(i)        46,206 (i)          58.1%(i)
All directors and executive officers of the
  Company as a group.........................      1,875,499 (j)(l)      15.8%(j)(l)        704 (k)           0.9%(k)

---------------------
(a) The percentage of shares of Holding Common Stock outstanding for KIA IV, and Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney was calculated assuming the total outstanding shares of Holding Common Stock was 14,844,813, (i) including shares of Holding Common Stock which would be outstanding assuming KIA IV exercised the two Warrants referred to in note (d) below in succession and there have been no other dilution events prior to such exercise, and (ii) excluding 2,043,000 shares subject to stock options referred to in note (l) below. The percentage of shares of Holding Common Stock outstanding for all other holders was calculated assuming the total outstanding shares of Holding Common Stock was 11,906,898, excluding shares subject to stock options and shares issuable upon the exercise of the Warrants held by KIA IV as of March 31, 2002.

(b) The percentage of shares of Series A Preferred Stock outstanding was calculated assuming the total outstanding shares of Series A Preferred Stock was 79,536, excluding 168,011 shares of Series A Preferred Stock held in the Holding treasury as of March 31, 2002.
(c) The business address for such person(s) is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York, 10022. Kelso & Company is a private investment firm.
(d) Includes 2,937,915 shares of the Holding Common Stock that KIA IV is entitled to purchase pursuant to two Warrants issued to KIA IV. Each Warrant entitles the holder to purchase up to 10% of the Holding Common Stock on a fully-diluted basis at an exercise price of $.01 per share.
(e) Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of shares of Holding Common Stock owned of record by (i) KIA IV and an affiliated entity by virtue of their status as general partners of KP IV, the general partner of KIA IV, and such affiliate, and (ii) except Mr. Goldberg, KIA III-EMJ by virtue of their status as general partners of KP III, the general partner of KIA III-EMJ. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by the Kelso affiliates of which they are general partners. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the shares of Holding Common Stock owned by the affiliates of Kelso & Company.
(f) Messrs. Schuchert, Nickell, Wall and Matelich may be deemed to share beneficial ownership of shares of Series A Preferred Stock owned of record by KIA I by virtue of their status as general partners of KP I, the general partner of KIA I. Messrs. Schuchert, Nickell, Wall and Matelich disclaim beneficial ownership of the shares of Series A Preferred Stock owned by KIA I.
(g) The business address of such person(s) or entity is 3050 East Birch Street, Brea, California, 92821.
(h) The business address for Dr. Rutledge is 15 Locust Avenue, New Canaan, Connecticut, 06840.
(i) Excludes 23,722 shares of Holding Common Stock and 978 shares of Series A Preferred Stock held by our stock bonus plan in directed accounts that are deemed to be beneficially owned by any of the directors or executive officers or other of our employees.
(j) Excludes (i) 11,167,215 shares of Holding Common Stock held by Kelso affiliates that may be deemed to be beneficially owned by Mr. Schuchert and Mr. Nickell, and (ii) shares held by our stock bonus plan, except for shares held in directed accounts that may be deemed to be beneficially owned by any of the directors and our executive officers.
(k) Excludes (i) 24,519 shares of Series A Preferred Stock held by KIA I that may be deemed to be beneficially owned by Mr. Schuchert and Mr. Nickell, and (ii) shares held by our stock bonus plan, except for shares held in directed accounts that may be deemed to be beneficially owned by any of our directors or executive officers.
(l) Includes shares subject to stock options vested and exercisable as of March 31, 2002.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   Affiliates of Kelso & Company beneficially own shares of the capital stock of Holding as described under "Security Ownership of Certain Beneficial Owners and Management." Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney are indirect stockholders of Kelso & Company and general partners of KP I (other than Messrs. Goldberg, Bynum, Wahrhaftig and Berney), KP III (other than Mr. Goldberg) and KP IV. KP I, KP III and KP IV are the general partners of KIA I, KIA III-EMJ and KIA IV, respectively. Messrs. Schuchert and Nickell are directors of Holding and EMJ. See "Security Ownership of Certain Beneficial Owners and Management."

   EMJ, Holding and Kelso and its affiliates entered into certain agreements in connection with the Acquisition. Such agreements and transactions are described under "Management--Compensation Committee Interlocks and Insider Participation."

   KIA IV is the holder of two Holding warrants which are described under "Management--Compensation Committee Interlocks and Insider Participation."

   On each April 1, from 1998 through 2001, in consideration for his service as a director, Chairman of the Company's Executive Committee and Chairman of the Board, the Company granted Mr. Roderick options to purchase 20,000 shares of Holding Common Stock at their fair market value as established by the most recent appraisal available at the date of grant. In 2002, Mr. Roderick will receive a retainer of $30,000, payable quarterly for his services as Chairman and a member of our board of directors.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

   The following is a summary of the material terms and provisions of that certain Second Amended and Restated Credit Agreement among Holding, us, various financial institutions party thereto, Deutsche Bank Trust Company Americas, or "DBTCA" (formerly known as Bankers Trust Company), as Agent, and Deutsche Bank Securities Inc., as Lead Arranger and Sole Book Runner, dated as of March 3, 1993, amended and restated as of March 24, 1998, and further amended and restated as of April 12, 2002. This summary does not purport to be a complete description of our credit facility and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the credit facility agreement.

   General. On April 12, 2002, we entered into our credit facility with a group of banks, or the "Banks." The terms of our credit facility provide for a four-year revolving credit facility in an amount up to $220.0 million, with current commitments of $200.0 million, with availability based upon 85% of our eligible accounts receivable and 55% of our eligible inventory. Borrowings under our credit facility mature in 2006. The loans under our credit facility may be repaid and reborrowed.

   Interest Rate. Interest on revolving loans under our credit facility is payable, at our option, at a rate per annum equal to (i) the higher of (x) DBTCA's prime rate, plus 1.25% or (y) the federal funds rate plus 1/2 of 1%, plus 1.25% or (ii) the reserve adjusted Eurodollar rate plus 2.50%. Interest is payable monthly in arrears for prime and federal fund rate loans and at the end of each Eurodollar interest period for Eurodollar loans, except that interest on Eurodollar loans for periods exceeding three months is payable quarterly.

   Fees. At closing, we paid aggregate structuring and commitment fees of $1,025,000 to the Banks and their affiliates. In addition, we are obligated to pay certain fees pursuant to our credit facility including: (i) an unused commitment fee of 0.50%, payable monthly in arrears, and (ii) letter of credit fees of 2.50% per annum of the maximum amount available to be drawn under each letter of credit, payable quarterly in arrears, plus issuance, fronting, amendment fees and standard documentary and processing charges. We are obligated to pay an annual Agent's fee.

   Guaranty. Our indebtedness under our credit facility is guaranteed by Holding.

   Collateral. Borrowings under our credit facility are fully secured by a lien on all of our domestic inventory and receivables. In addition, a negative pledge was taken by the Banks on all of our assets not otherwise encumbered by pre-existing debt or our credit facility.

   Prepayment. We will be entitled, at our option, to prepay or reduce our credit facility subject to prior notice and certain amount limitations.

   Covenants. Our credit facility contains certain covenants, customary for agreements of this type, including (i) limitations on consolidation, merger and the sale or acquisition of assets by us or our subsidiaries outside the ordinary course of business, (ii) limitations on the incurrence of liens by us and our subsidiaries, (iii) limitations on the incurrence of indebtedness by us or our subsidiaries, (iv) limitations on annual capital expenditures by us or our subsidiaries, (v) limitations on advances, investments and loans by the Company and its subsidiaries, (vi) limitations on dividends and other restricted payments by us and our subsidiaries in respect to our and their capital stock, (vii) limitations on transactions with affiliates, (viii) required maintenance of levels of working capital on a quarterly basis and (ix) required maintenance of fixed charge coverage ratios on a quarterly basis for the four quarter fiscal period then ending.

   Events of Default. Defaults under our credit facility include (i) any failure by us to pay when due amounts owing in connection with the revolving facility and other amounts payable under our credit facility, (ii) any failure to pay amounts due under certain other agreements or defaults that result in or permit the acceleration of certain other indebtedness, (iii) the breach of certain terms and conditions or representations or warranties in our credit facility, (iv) certain events of bankruptcy, insolvency or dissolution, (v) the rendering of certain judgements,
(vi) matters related to certain pension plan liabilities, (vii) the failure or invalidity of the security interests provided to the Banks and (vii) a Change in Control under the indenture.

   In connection with the offering of the Outstanding Notes, we amended our credit facility to obtain the consent of the lenders to the issuance of the Outstanding Notes, the grant of the first-priority security interest in substantially all of our unencumbered real property, plant and equipment for the benefit of the Outstanding Notes, and the use of the proceeds to redeem our 9 1/2% Senior Notes, repay our term loan and pay a dividend in the amount of $25 million to Holding. As a result of the offering and the redemption or repayment of our 9 1/2% Senior Notes and our term loan, the maturity of our credit facility was automatically extended to April 7, 2006. DBTCA and the trustee under the indenture entered into an intercreditor agreement as to the relative priorities of their respective mortgages, liens and security interests in our assets securing the loans under our credit facility and the Outstanding Notes and matters relating to the administration of the security. In connection with the amendment, we paid aggregate commitment fees to the Banks and their affiliates of approximately $0.5 million.

Indebtedness of Holding

   Concurrently with the consummation of the offering, we made a dividend of $25 million to Holding. Holding intends to apply the proceeds of that dividend to the prepayment of Holding Notes interest paid in kind on the Holding Notes and the payment of unpaid accrued interest to the date of prepayment, and/or the redemption or repurchase of Holding's capital stock. Holding and KIA IV also amended the Holding Notes to extend their maturity from March 20, 2006 to June 30, 2013.

   The following description is a summary of certain provisions of the Holding Notes.

   The Holding Notes were originally issued on March 11, 1993, pursuant to an agreement among KIA IV, Holding and us, as amended, or the "KIA IV Agreement," and are senior obligations of Holding, ranking pari passu in right of payment to any senior indebtedness of Holding and senior to any subordinated indebtedness of Holding. However, because the operations of Holding are generally conducted through its subsidiaries, the cash flow of Holding and the consequent ability of Holding to service its debt, including the Holding Notes, is dependent upon the earnings of such subsidiaries and the distribution of these earnings to Holding or upon loans or other payments of funds by such subsidiaries to Holding. Moreover, the ability of such subsidiaries to pay dividends or make loans to Holding is limited by the covenants of such subsidiaries' debt instruments, including the notes and our credit facility. See "Description of Notes" and "Description of Other Indebtedness."

   The Holding Notes are structurally subordinated to all liabilities, including trade payables and leasehold obligations of Holding's subsidiaries. Any right to receive assets of any subsidiary upon such subsidiary's liquidation or reorganization is structurally subordinated to the claims of that subsidiary's creditors.

   As of March 31, 2002, the aggregate principal amount of Holding Notes outstanding was approximately $187 million, including accrued and unpaid interest. The Holding Notes bear interest at a rate per annum equal to the greater of (i) 18% or (ii) the lesser of the prime rate plus 8% and 20%, payable semiannually on each January 1 and July 1. Interest will accrue on any overdue payment of principal or interest at a rate per annum equal to 2% over the rate otherwise borne by the Holding Notes. The Holding Notes are secured by a pledge of our common stock. The Holding Notes may be prepaid, in whole or in part and without premium, at any time. The terms of the Holding Notes provide that excess cash flow (as defined in the KIA IV Agreement) of Holding and the proceeds from the sale of any securities issued by Holding, shall be applied to payment of interest and principal on the Holding Notes. The KIA IV Agreement obliges Holding to cause us to declare and pay dividends to Holding to the extent permitted under the terms of certain of our indebtedness.

   In the event that Holding does not have sufficient excess cash flow to pay in full interest due under the Holding Notes, Holding may issue additional senior notes, or the "PIK Notes," to the holders of the Holding Notes in an aggregate principal amount equal to the amount of such insufficiency. The terms of the PIK Notes will be identical to the terms of the Holding Notes. The Holding Notes will be freely transferable, subject to applicable U.S. federal and state securities laws. In connection with any sale of the Holding Notes to an unaffiliated third party, KIA IV shall have the right to cause the Holding Notes to be amended such that they contain customary terms for similar notes that are being sold at that time privately or publicly, as the case may be, provided that the maturity date will not be shortened and neither the principal amount nor the interest rate will be increased.

   The KIA IV Agreement contains covenants placing limitations on (i) dividends or other payments in respect of the capital stock of Holding and its subsidiaries, (ii) incurrence of additional indebtedness by Holding and its subsidiaries, (iii) the issuance of capital stock by Holding's subsidiaries,
(iv) transactions by Holding and its subsidiaries with affiliates, (v) asset dispositions of Holding and its subsidiaries, (vi) liens of Holding and its subsidiaries and (vii) mergers and reorganizations of Holding and its subsidiaries.

   Defaults under the KIA IV Agreement include (i) any failure of Holding to pay when due amounts owing under the Holding Notes, (ii) the breach of certain covenants or representations or warranties in the KIA IV Agreement, (iii) certain events of bankruptcy, insolvency or dissolution of Holding or its subsidiaries, (iv) any failure to pay amounts due under certain other agreements or defaults that result in the acceleration of certain other indebtedness of Holding and its subsidiaries, (v) the rendering of certain judgments against Holding or its subsidiaries, (vi) failure or invalidity of the pledge of our common stock and (vii) a default under our credit facility or the indenture.

                                EXCHANGE OFFER

Reasons for the Exchange Offer

   EMJ and the initial purchasers entered into a registration rights agreement in connection with the issuance of the Outstanding Notes. The registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the Outstanding Notes:

   . we will file the exchange offer registration statement, of which this prospectus is a part. The Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes except that the Exchange Notes will not contain transfer restrictions;

   . we will cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days of the closing date of the exchange offer; and

   . we will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

   The holder of each outstanding note surrendered in the exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of
(1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from the date of original issue of the outstanding note.

   If:

   . we determine that because of any change in law, in applicable interpretations of the law by the staff of the SEC or in SEC policy, we are not permitted to effect an exchange offer;

   . any holder of transfer restricted securities notifies us within 20 business days following the required consummation of the exchange offer that

       (a)it is prohibited by law or SEC policy from participating in the exchange offer;

       (b)it may not resell the Exchange Notes it acquired in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it; or

       (c)it is a broker-dealer and holds Series A notes acquired directly from us or any of our affiliates;

then we will file as promptly as practicable, with the SEC, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Any holder may tender some or all of its Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

   The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes except that:

    (1)the Exchange Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

    (2)the holders of the Exchange Notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the Outstanding Notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

   The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the indenture.

   The exchange offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.


   As of the date of this prospectus, $250 million aggregate principal amount of the Outstanding Notes were outstanding.


   Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

   If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

   Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses" and "--Transfer Taxes."

Expiration Date; Extensions; Amendments


   The term "expiration date" will mean 5:00 p.m., New York City time, on August 17, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term will mean the latest date and time to which the exchange offer is extended.


   In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of Outstanding Notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

   The Exchange Notes will bear interest from their date of issuance. Holders of Outstanding Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on December 1, 2002. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

   Interest on the Exchange Notes will be payable semi-annually on each June 1 and December 1, commencing on December 1, 2002. For more information regarding the terms of the Exchange Notes, see "Description of the Notes."

Procedures for Tendering

   We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. Because all of the Outstanding Notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder need not submit a letter of transmittal if the holder tenders Outstanding Notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program (ATOP). To tender Outstanding Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by the terms of the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

   Only a holder of record may tender Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC and either:

   . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

   . in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the Outstanding Notes acknowledges receipt of and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

   In addition, either:

   . the exchange agent must receive the Outstanding Notes along with the letter of transmittal and any other documentation required by the letter of transmittal; or

   . with respect to the Outstanding Notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

   . the holder of Outstanding Notes must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "--Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of Outstanding Notes, a holder should contact the exchange agent at the telephone number listed under the caption "--Exchange Agent."

   The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its Outstanding Notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of Outstanding Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   If the Outstanding Notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or Outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Outstanding Notes, either:

   . make appropriate arrangements to register ownership of the Outstanding Notes in the owner's name; or

   . obtain a properly completed bond power from the registered holder of Outstanding Notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

   If the letter of transmittal is signed by the record holder(s) of the Outstanding Notes tendered, the signature must correspond with the name(s) written on the face of the Outstanding Notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Outstanding Notes.

   A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the Outstanding Notes are tendered:

   . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

   .   for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Outstanding Notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Outstanding Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, we will issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

   . Outstanding Notes or a timely book-entry confirmation that Outstanding Notes have been transferred in the exchange agent's account at DTC; and

   . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the Outstanding Notes from the exchange agent at its offices listed under the caption "--Exchange Agent". By signing the letter of transmittal, or causing DTC to transmit an agent's message to the exchange agent, each tendering holder of Outstanding Notes will represent to us that, among other things:

   . any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

   . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

   . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

   . if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those Exchange Notes (see the caption "Plan of Distribution"); and

   . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC Book-Entry Transfer

   The exchange agent has established an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer.

   With respect to the Outstanding Notes, any participant in DTC may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

   However, the exchange for the Outstanding Notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of the Outstanding Notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Outstanding Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures

   Holders wishing to tender their Outstanding Notes but whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

   .   the tender is made through an eligible institution;

   . before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

      . setting forth the name and address of the holder and the registered number(s) and the principal amount of Outstanding Notes tendered:

      .   stating that the tender is being made by guaranteed delivery;

      . guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the Outstanding Notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

   . the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered Outstanding Notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders of Outstanding Notes may withdraw their tenders at any time before expiration of the exchange offer.

   For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, which may be by facsimile transmission or letter, at one of the addresses set forth below under the caption "--Exchange Agent".

   Any notice of withdrawal must:

   . specify the name of the person who tendered the Outstanding Notes to be withdrawn;

   . identify the Outstanding Notes to be withdrawn, including the principal amount of the Outstanding Notes to be withdrawn; and

   . where certificates for Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes were registered, if different from that of the withdrawing holder.

   If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

   .   the serial numbers of the particular certificates to be withdrawn; and

   . a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

   If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of the facility.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. Outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, those Outstanding Notes will be credited to an account maintained with DTC for Outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Outstanding Notes by following one of the procedures described under the caption "--Procedures for Tendering" above at any time on or before expiration of the exchange offer.

   A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "--Exchange Agent".

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the Exchange Notes for, any Outstanding Notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the Outstanding Notes, if:

    (1)in our reasonable judgment, the Exchange Notes to be received will not be tradeable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States; or

    (2)any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

    (3)any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    (4)any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

   If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (2) extend the exchange offer and retain all Outstanding Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the Outstanding Notes (see "--Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Outstanding Notes which have not been withdrawn.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

            By Registered or Certified Mail or Overnight Delivery:

                             The Bank of New York
                              Reorganization Unit
                                15 Broad Street
                                 16/th/ Floor
                           New York, New York 10007
                         Attention: Carolle Montreuil
                     Reference: Earle M. Jorgensen Company

                                   By Hand:

                             The Bank of New York
                              Reorganization Unit
                                15 Broad Street
                                  Lobby Level
                           New York, New York 10007
                         Attention: Carolle Montreuil
                     Reference: Earle M. Jorgensen Company

  By Facsimile Transmission (for eligible institutions only): (212) 235-2261

        To Confirm by Telephone or for Information Call: (212) 235-2354

   Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above will not constitute a valid delivery of the letter of transmittal.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

   . certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

   . Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Outstanding Notes;

   . tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

   . a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offer;

   If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Fees and Expenses

   We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and employees.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

   We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. Expenses incurred in connection with the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

Consequences of Failure to Exchange

   The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only:

    (1)to us upon redemption thereof or otherwise;

    (2)so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144A, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

    (3)outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

    (4)pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

   Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the Exchange Notes will be freely transferable by holders of the Notes, except as set forth below, without further registration under the Securities Act. See Shearman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). Holders of Outstanding Notes, however, who are our affiliates, who intend to participate in the exchange offer for purposes of distributing the exchange securities, or who are broker-dealers who purchased the Outstanding Notes from us for resale, will not be able to freely offer, sell or transfer the Exchange Notes pursuant to this prospectus, and will need to comply with separate (resale) registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of Notes.

   Each holder who is eligible to and wishes to exchange its Outstanding Notes for Exchange Notes will be required to make the following representations:

   . any Exchange Notes to be received by the holder will be acquired in the ordinary course of its business;

   . the holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

   . the holder is not an affiliate as defined in Rule 405 promulgated under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act;

   . if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes;

   . if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities (we refer to these broker-dealers as participating broker-dealers), the holder will deliver a prospectus in connection with any resale of the Exchange Notes; and

   . the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

                           DESCRIPTION OF THE NOTES

   The Exchange Notes will be, and the Outstanding Notes were, issued under an indenture dated as of May 22, 2002 (the "indenture") between Earle M. Jorgensen Company and The Bank of New York, as trustee (the Trustee). EMJ is a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc. ("Holding"). The terms of the indenture are also governed by all applicable provisions of the Trust Indenture Act of 1939, as amended. The following description of the material provisions of the notes, the indenture and the other Note Documents (as defined herein), among EMJ and the other parties thereto are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the respective documents. Copies of the indenture and the other Note Documents can be obtained from the initial purchasers upon request. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the indenture and the other Note Documents, as applicable. Wherever particular provisions of the indenture are referred to in this summary, such provisions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such reference. Unless otherwise specifically indicated, all references in this section to "EMJ" are to Earle M. Jorgensen Company and not to any of its subsidiaries.

General

   The Outstanding Notes are and the Exchange Notes:

   (i) will be senior secured obligations of EMJ;

   (ii) will be secured, subject to permitted liens, by a first-priority security interest in the Collateral (as defined herein);

   (iii) will be effectively junior to our credit facility to the extent of EMJ's domestic accounts receivable and inventory securing such indebtedness;

   (iv) will be effectively senior to all of EMJ's existing and future indebtedness to the extent of the Collateral securing our obligations under the notes; and

   (v) will rank senior in right of payment to all subordinated indebtedness of EMJ and, subject to (iii) and (iv), equal in right of payment with the senior indebtedness of EMJ, including the credit facility. The Intercreditor Agreement sets forth the contractual arrangement between the Trustee, on behalf of the holders of the notes, and the administrative agent, on behalf of the lenders under the credit facility, with respect to, among other things, the priority of certain Liens, remedial action and the priority on distribution of proceeds of Collateral.

   The Outstanding Notes were and the Exchange Notes will be limited to $250,000,000 aggregate principal amount. Notwithstanding the foregoing, subject to our compliance with the "Limitation on Indebtedness" covenant, we may, without the consent of the holders, issue more notes under the indenture on the same terms and conditions and with the same CUSIP numbers as the Outstanding Notes in an unlimited principal amount (the "additional notes"); provided, however, that

   (i) not less than 75% of the net proceeds from any such issuance shall be invested in additional Collateral, and

   (ii) as of the issue date for the additional notes, we shall, and shall have caused each domestic Restricted Subsidiary to perform at their sole cost and expense any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or advisable and shall do such other acts and execute such other documents as may be required in order to grant valid and perfected first-priority Liens to the Trustee for the benefit of the holders of the notes on such additional Collateral. Any such additional notes that are actually issued will be treated as issued and outstanding notes (and as the same series as the initial notes) for all purposes of the indenture and this "Description of the Notes" unless the context indicates otherwise.

   At March 31, 2002, assuming issuance of the Outstanding Notes and the use of proceeds described in the offering circular for such issuance, there would have been approximately $77.9 million of outstanding senior indebtedness under the credit facility (including $0.2 million in letters of credit), and $250,000,000 outstanding under the notes, all secured by certain of our assets, and we would have had no subordinated indebtedness. The Outstanding Notes were and the Exchange Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof.

   The notes will mature on June 1, 2012. The notes will bear interest at the rate of 9 3/4% per annum from May 22, 2002, payable semi-annually on June 1 and December 1 in each year, commencing December 1, 2002, to the registered holders of such notes at the close of business on the May 15 or November 15 next preceding such Interest Payment Date.

   Principal of, premium, if any, and interest on each of the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the Corporate Trust Office of the Trustee or such other office or agency of EMJ as may be designated by us for such purpose. At our option, payment of interest may be made by check mailed to the holders at the addresses set forth on the registry books maintained by the Trustee, who will initially act as registrar for the notes. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Collateral

   Subject to permitted liens, the Outstanding Notes are and the Exchange Notes will be secured by a first-priority security interest in the Collateral. The notes will not be secured by any other property. See "Risk Factors--Risk Factors relating to our indebtedness."

   If the notes become due and payable prior to the maturity thereof for any reason or are not paid in full at their maturity, and after any applicable grace period has expired, the Trustee has the right to foreclose upon such Collateral. Only the Trustee will be entitled to enforce the Liens granted under the Note Documents. Holders of the notes may not directly enforce the Liens granted under the Note Documents, except in limited circumstances as provided for in the indenture.

   In the event of foreclosure on the Collateral, it is expected that the proceeds from the sale of the Collateral will not be sufficient to satisfy the Obligations. The amount to be received upon such a sale would be dependent upon numerous factors, including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. A significant portion of the Collateral, including the real property portion, includes tangible and intangible assets which may only be usable as part of the existing operating businesses. Accordingly, any such sale of the Collateral, including the real property portion, separate from the sale of EMJ as a whole, may not be feasible or of any value. To the extent that third parties enjoy permitted liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the holders to realize upon any of the Collateral may be subject to certain Bankruptcy Law limitations in the event of a bankruptcy. See "Risk Factors--Risk Factors Relating to our indebtedness."

   Upon the full and final payment and performance of all Obligations (or defeasance of such Obligations), subject to certain limited exceptions, the Note Documents will terminate and the pledged Collateral will be released. In addition, in the event that any pledged Collateral is sold in accordance with the provisions of the indenture, the Trustee will release simultaneously with such sale the Liens in favor of the Trustee in the assets sold and will release the Collateral without substitution of collateral of equal value under certain circumstances. See "Possession, Use and Release of Collateral."

Optional Redemption

   At our option, we may redeem the notes (which includes additional notes, if any) as a whole, or from time to time in part, on or after June 1, 2007 at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below (in each case together with accrued and unpaid interest, if any, to the redemption date):

         If redeemed during the 12-month period
         beginning June 1, 2007                        Redemption Price
         ----------------------                        ----------------
         2007.........................................     104.875%
         2008.........................................     103.250%
         2009.........................................     101.625%
         2010.........................................     100.000%

   Notwithstanding the foregoing, prior to June 1, 2005, we may redeem from time to time up to 35% of the aggregate principal amount of the notes originally outstanding at a redemption price equal to 109.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of a public offering of our common stock (or common stock of Holding to the extent such net proceeds are contributed as a capital contribution in exchange for our common stock); provided that at least 65% of the aggregate principal amount of the notes originally outstanding remain outstanding immediately after such redemption.

   Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder to be redeemed at the last address for such holder then shown on the registry books. On and after the redemption date, interest will cease to accrue on the notes or part thereof called for redemption. In case of a partial redemption, selection of the notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair. Notes may be redeemed in part in multiples of $1,000 principal amount only.

Repurchase of Notes at the Option of the Holder Upon a Change of Control

   Upon the occurrence of a Change of Control (the "Change of Control Date"), each holder shall have the right, at such holder's option, to require us to repurchase all or any part of such holder's notes pursuant to the offer described in the next paragraph (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), plus accrued and unpaid interest, if any, to the date of repurchase.

   Within 10 business days following the Change of Control Date, we will send by first class mail a notice to each holder, with a copy to the Trustee, stating, among other things:

   (i) that a Change of Control has occurred and that such holder has the right to require us to repurchase such holder's notes at the Change of Control Purchase Price;

   (ii) the circumstances and relevant facts regarding such Change of Control (including relevant information with respect to the transaction giving rise to such Change of Control);

   (iii) the repurchase date we specified (which shall be not earlier than 30 days or later than 60 days after the date such notice is mailed) (the "repurchase date");

   (iv) the instructions we determined, consistent with the indenture, that a holder must follow in order to have its notes accepted for repurchase; and

   (v) holders will have the right to have us repurchase their notes if such notes are tendered for repurchase at any time prior to the close of business on the fifth business day prior to the repurchase date. Holders may withdraw their election, in whole or in part, at any time prior to the close of business on the third business day prior to the repurchase date (or such shorter period as may be required by applicable law).

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   As used herein, a "Change of Control" means:

   (i) directly or indirectly, a sale, transfer or other conveyance of all or substantially all of our assets or Holding's assets, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among (a) our Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, and (b) Kelso & Company and its Affiliates, our officers, directors and employees and of our Subsidiaries and our stock bonus plan (the "Plan") (collectively, the "Permitted Holders");

   (ii) prior to the earlier to occur of (a) the first public offering of Holding Common Stock; or (b) the first public offering of our common stock, the Permitted Holders cease to beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of all classes of our capital stock then outstanding and normally entitled to vote in elections of our directors ("Voting Stock"), whether as a result of issuance of our securities, any merger, consolidation, liquidation or dissolution of us, any direct or indirect transfer of securities by Holding or otherwise (the Permitted Holders will be deemed to beneficially own any Voting Stock of EMJ held by Holding so long as Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of Holding);

   (iii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of all Voting Stock then outstanding of EMJ and the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of EMJ than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of EMJ (for the purposes of this clause (iii), such other person will be deemed to beneficially own any Voting Stock of EMJ held by Holding, if such other person "beneficially owns" (as so defined), directly or indirectly, more than 30% of the voting power of the Voting Stock of Holding and the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of Holding and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holding); or

   (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or who were nominated and elected by the Permitted Holders pursuant to the Stockholder Agreement) cease for any reason to constitute a majority of our Board of Directors then in office.

   Clause (i) of the definition of Change of Control set forth above includes a sale, transfer or other conveyance of all or "substantially all" of our or Holding's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase such holder's notes as a result of a sale, transfer or other conveyance of our or Holding's assets to another person may be uncertain.

   As noted above, certain transactions with Permitted Holders may not be deemed to constitute a Change of Control. In the event a Change of Control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act, we will comply with the requirements of

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Rule 14e-1 as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase.

   Our ability to repurchase the notes pursuant to a Change of Control Offer may be limited by, among other things, our financial resources at the time of repurchase. See "Capitalization" and "Risk Factors--We may be unable to repurchase the notes if we experience a Change of Control."

Certain Covenants

   The indenture contains, among other things, the following covenants:

   Limitation on Indebtedness. The indenture provides that we shall not create, incur, assume, guaranty or otherwise become liable for, and shall not permit any of our Restricted Subsidiaries to create, incur, assume, guaranty or otherwise become liable for, any indebtedness, except for Permitted Indebtedness.

   Notwithstanding the foregoing, we may create, incur, assume, guaranty or otherwise become liable for indebtedness (other than guaranties of indebtedness, the incurrence of which would not be permitted under the indenture) if, at the time such indebtedness is so created, incurred or assumed and after giving effect thereto and the application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Company for the four most recent fiscal quarters for which financial information is available shall not be less than
2.0 to 1.0.

   For purposes of calculating the Fixed Charge Coverage Ratio referred to above, if the indebtedness to be created, incurred or assumed is indebtedness of an entity which is to be acquired by, and made one of our Restricted Subsidiaries, direct or indirect, (whether or not such indebtedness was incurred by such entity in connection with such acquisition), or is indebtedness incurred by us or any Restricted Subsidiary in connection with such acquisition, then our Fixed Charge Coverage Ratio shall be determined on a pro forma basis giving effect to both the Fixed Charges related to such additional indebtedness as well as the Consolidated Cash Flow of the entity to be acquired.

   Additional Collateral. We shall, and shall cause each domestic Restricted Subsidiary to perform at our or their sole cost and expense any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or advisable and shall do such other acts and execute such other documents as may be required under any of the Note Documents, from time to time, in order to grant and maintain valid and perfected Liens on the Collateral in favor of the Trustee in the priorities purported to be created by the Note Documents, subject only to Liens permitted under the indenture and the other Note Documents to be senior or pari passu to the Liens of the Trustee, and to fully preserve and protect the rights of the holders. We shall, and shall cause each domestic Restricted Subsidiary to, pay and satisfy promptly all mortgage and financing and continuation statement recording and/or filing fees, charges and taxes relating to the indenture and the other Note Documents, any amendments thereto and any other instruments of further assurance.

   During the term of the indenture, we shall, not later than the 120th day after the end of each anniversary of the Issue Date, furnish to the Trustee an opinion of counsel, dated as of such date, either (a) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and refilings of all financing statements, continuation statements or other instruments or further assurance as is necessary to maintain the Lien of each of the Note Documents and reciting with respect to such Liens the details of such action or referencing prior opinions of counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding twelve months fully to preserve and protect the rights of the

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Trustee and the holders and under each of the Note Documents with respect to the Liens, or (b) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Liens.

   We shall, and shall cause each of our domestic Restricted Subsidiaries to, deliver to the Trustee the following documents and instruments with regard to real property acquired after the Issue Date having a net book value or a fair market value of at least $1,500,000, providing for first priority mortgages (which shall constitute additional security for the Obligations), subject to permitted liens:

   (i) a Mortgage or other instrument or instruments in recordable form sufficient to grant to the Trustee for the benefit of the holders of the notes:
(A) substantially the same rights and remedies in respect of such real property as granted thereto under the Mortgages executed and delivered on the date of the indenture and (B) a valid first-priority mortgage Lien on such real property subject to no Liens other than permitted liens;

   (ii) a policy of title insurance (or paid commitment to issue title insurance) insuring that the Lien of the instruments delivered pursuant to clause (i) above constitutes a valid and perfected first-priority mortgage Lien on such real property in an aggregate amount equal to the lesser of the fair market value of the real property and the then outstanding principal amount of the Obligations, together with an officers' certificate stating that any specific exceptions to such title insurance are permitted liens, together with such endorsements and other opinions of the type included in the title insurance policy or otherwise delivered to the Trustee on the Issue Date with respect to such Collateral;

   (iii) certified perimeter surveys of the real property covered by each Mortgage by registered surveyors, together with an officer's certificate that such survey is in acceptable form, bearing legal descriptions conforming exactly to those contained in the title insurance policy referred to in the preceding clause (ii); indicating the length of exterior boundary lines of the property subject to the Mortgage, locations of all buildings, utility or other easements, showing the location of all easements of record, encroachments, if any, and means of access to the real property from a public way; and the surveyor's original certification to the Trustee and the title insurance company issuing the policies described in the preceding clause;

   (iv) Uniform Commercial Code financing statements necessary or desirable to perfect the valid, first-priority lien granted by each Mortgage, subject to no liens other than permitted liens;

   (v) policies or certificates of insurance with respect to the insurance required to be maintained in respect of the property covered by each Mortgage pursuant to the terms of the indenture and the other Note Documents, naming the Trustee as loss payee or additional named insured, as appropriate;

   (vi) notwithstanding the foregoing, if the real property referred to in this paragraph is subject to permitted liens of the nature described in clause (xvi) of the definition thereof, we shall, and shall cause our domestic Restricted Subsidiaries to enter into such documentation as is necessary to grant a second-priority security interest in such property; provided that if granting a security interest in such property requires the consent of a third party, we will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee. If such third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, we will not be required to provide such security interest; and

   (vii) an officer's certificate stating that the conditions in clauses (i) through (v) and, if applicable, clause (vi), above in this paragraph have been satisfied.

   After repayment of the industrial revenue bond indebtedness incurred in connection with the construction of our Plainfield, Indiana facility, we will deliver to the Trustee the documents specified in clauses (i), (ii), (iii),
(iv), (v) and (vii) of the preceding paragraph in respect of such facility.

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   Limitation on Restricted Payments.  The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, after giving effect thereto:

   (i) a Default or an Event of Default, shall have occurred and be continuing;
or

   (ii) the aggregate amount of all Restricted Payments made and the amount of Investments then outstanding pursuant to clause (vii)(y) under the ''Limitation on Investments" covenant by us and our Restricted Subsidiaries (the amount expended, distributed or invested for such purposes, if other than in cash, to be determined in good faith by our Board of Directors and evidenced by a Board Resolution) from and after the date of the indenture shall exceed the sum of:

      (a) 50% of our Consolidated Net Income accrued for the period (taken as one accounting period) commencing with the date of the indenture to and including the date of such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit); plus

      (b) 50% of the:

          (1) increase in depreciation expense resulting from the application of APB 16 purchase accounting to the acquisition of EMJ in 1990; and

          (2) amortization of goodwill and deferred financing costs existing as of the date of the indenture, in each case, for the period specified in clause (a) above; plus

      (c) the aggregate net cash proceeds, including marketable securities, received by us or Holding from the issuance or sale (other than to a Subsidiary of us or Holding, as the case may be) of our or Holding's capital stock (other than redeemable stock) or any convertible debt securities that have been converted into shares of capital stock (other than redeemable stock), from and after the date of the indenture, provided that, in the case of any issuance or sale by Holding such net cash proceeds are contributed as a capital contribution in exchange for our common stock; plus

      (d) the aggregate amount received by us or our Restricted Subsidiaries from an Unrestricted Subsidiary (excluding amounts received by us or any Restricted Subsidiary from an Unrestricted Subsidiary which represents a repayment of the principal portion of any loan or advance or any return of contributed capital); plus

      (e) if there is a redesignation of our Unrestricted Subsidiaries as Restricted Subsidiaries, such aggregate amount of the net reduction in Investments in clause (vii) of the "Limitation on investments" covenant, not to exceed in the case of any Unrestricted Subsidiaries the amount of Restricted Investments previously made by us or any of our Restricted Subsidiaries in such Unrestricted Subsidiary which amount was included in the calculation of the amount of Restricted Payments.

   The foregoing clause (ii) will not prevent:

      (a) the payment of any dividend on capital stock within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions;

      (b) the purchase, redemption or retirement or other acquisition of capital stock in exchange for or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of other shares of our capital stock (other than redeemable stock);

      (c) cash dividends paid to Holding which dividends are used by Holding to repurchase capital stock of Holding from officers and employees (or their estates) of Holding, us or our Subsidiaries upon death, disability or termination of employment of such officers and employees to the extent required by the terms of the Stockholders' Agreement, including any extension of the Stockholders' Agreement on substantially the same terms and conditions, as in effect on the date of the indenture; provided, however, that the aggregate amount of all such repurchases in any fiscal year does not exceed $5,000,000;

      (d) cash dividends paid to Holding, which dividends are used by Holding to repurchase shares of its capital stock from participants who are distributed such shares from the Plan to the extent required by (i) the

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   terms thereof as in effect on the date of the indenture, and as amended to the extent required by applicable law, or (ii) any settlement, judgment, order or decree arising from claims related to the Plan;

      (e) cash dividends paid to Holding out of the net proceeds to us of any benefits paid pursuant to the terms of the Life Insurance Policies; provided, however, that such net proceeds shall be first used to repurchase capital stock of Holding from the estate of such former officer or employee if such repurchase is required by the Plan, the Stockholders' Agreement or any other agreement and provided, further, that the amount of such dividend shall be excluded in the calculation of Restricted Payments for purposes of clause (ii) of the immediately preceding paragraph;

      (f) the purchase, redemption, retirement or other acquisition of any indebtedness with the Net Proceeds from Asset Dispositions as permitted under the "Limitation on Dispositions of Assets" covenant;

      (g) the exchanging, refinancing or refunding of subordinated indebtedness through the issuance of subordinated indebtedness so long as:

          (1) the principal amount of the new subordinated indebtedness to be issued does not exceed the principal amount (plus any premium and consent payments required) of the subordinated indebtedness so exchanged, refinanced or refunded; and

          (2) the subordinated indebtedness to be issued does not have a final maturity or mandatory redemption payments prior to the earlier of the final maturity of the subordinated indebtedness being so exchanged, refinanced or refunded or the stated maturity of the notes;

      (h) any securities or other Investments received in connection with any sale or other disposition of property or assets, including any Asset Disposition that complies with the "Limitation on Dispositions of Assets" covenant;

      (i) investments in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related indebtedness;

      (j) a $25,000,000 dividend to Holding as contemplated by the use of proceeds from the offering of the Outstanding Notes; and

      (k) additional Restricted Payments in an amount not to exceed $10,000,000; minus any dividends paid to Holding pursuant to (d)(ii) of this paragraph.

   Limitation on Liens. We shall not, and shall not permit any of our Restricted Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Lien except for permitted liens upon or with respect to any of its property, whether owned at the date of the indenture or thereafter acquired, or on any income or profits therefrom or assign or otherwise convey any right to receive income, unless the notes are secured equally and ratably simultaneously with or prior to the creation, incurrence or assumption of such Lien.

   Limitation on Impairment of Liens. We will not, and will not cause or permit any of our Restricted Subsidiaries to, take or omit to take any action which action or omission would be reasonably expected to have the result of impairing the Liens and security interest in favor of the Trustee for the benefit of the holders of the notes with respect to the Collateral and we will not grant to any Person, or suffer any Person to have, any interest in the Collateral, in each case other than as otherwise permitted by the indenture or the other Note Documents.

   We will not, and will not cause or permit any of our Restricted Subsidiaries to, enter into any agreement or instrument that by its terms requires that the proceeds received from any sale of Collateral be applied to repay, redeem, defease or otherwise acquire or retire any indebtedness of any Person, other than pursuant to the indenture or any Collateral pursuant to the "Limitation on Liens" covenant. A release of any of the Collateral strictly in accordance with the terms of the indenture and the other Note Documents will not be deemed for any purpose to be an impairment of security under the indenture.

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   Limitation on Sale and Leaseback Transactions.  The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

   (i) we would be able to incur indebtedness (other than Permitted Indebtedness) in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction; or

   (ii) where we or our Restricted Subsidiary receives consideration from such Sale and Leaseback Transaction at least equal to the fair market value of the property subject thereto (which shall be determined in good faith by the Board of Directors and evidenced by a Board Resolution) and apply the Net Proceeds of such Sale and Leaseback Transaction in accordance with the provisions set forth in the "Limitation on Dispositions of Assets" covenant.

   Limitation on Dispositions of Assets. We shall not, and shall not permit any Restricted Subsidiary to, sell, transfer, lease, convey or otherwise dispose of any assets (an "Asset Disposition"), unless:

      (a) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of such Asset Disposition at least equal to the fair market value of the assets disposed of (which shall be determined in good faith by the Board of Directors and evidenced by a Board Resolution); and

      (b) the Net Proceeds received by us for such Asset Disposition consists of at least 75% cash, provided, however, that for the purposes of this covenant, "cash" shall include:

          (1) the amount of any liabilities (other than liabilities that are by their terms subordinated to the notes) of us or our Restricted Subsidiary (as shown on our or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Disposition or are no longer the liability of us or our Restricted Subsidiary (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Disposition), but only to the extent that such assumption is effected on a basis under which there is no further recourse to us or any of our Restricted Subsidiaries with respect to such liabilities; and

          (2) any securities, notes or other obligations received by us or our Restricted Subsidiary in connection with such Asset Disposition that are converted by us or our Restricted Subsidiary into cash within 180 days of receipt.

   The following transactions shall be excluded from the limitations set forth in the preceding paragraph:

   (i) an Asset Disposition of Inventory in the ordinary course of business consistent with past practice;

   (ii) any Financing Disposition;

   (iii) an Asset Disposition of the Designated Properties or the Designated Equipment;

   (iv) any Shared Services Subsidiary Disposition, provided that, if a Shared Service Subsidiary Disposition requires the Asset Disposition of any Collateral by us to the Shared Services Subsidiary, concurrently with such Asset Disposition, we will cause the Shared Services Subsidiary to grant to the Trustee for the benefit of the holders of the notes a first-priority perfected security interest in that portion of the assets transferred in such Asset Disposition that constitutes Collateral; and

   (v) as permitted under the "Limitation on Consolidation and Merger" covenant which constitutes an Asset Disposition of all or substantially all of our assets.

   To the extent an Asset Disposition that is not excluded from the provisions of this covenant by the previous paragraph involves Collateral, (i) we shall cause the aggregate cash proceeds received by us or such Restricted Subsidiary in respect of Collateral subject to an Asset Disposition (or any related Asset Disposition), net of the

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items set forth in clauses (i) through (iii) of the definition of Net Proceeds
(the "Collateral Proceeds"), to be deposited with the Trustee in the Collateral Account as and when received by us or any of its Restricted Subsidiaries in accordance with the terms of the Security Agreement in the event such Collateral Proceeds exceed $5,000,000, provided, that no indebtedness other than the Obligations may be permanently repaid or prepaid out of, or on account of, any Collateral Proceeds; and (ii) the Net Proceeds received by us or such Restricted Subsidiary from such Asset Disposition are applied in accordance with the following paragraphs.

   Within 365 days from the date of such Asset Disposition, the Net Proceeds thereof shall be applied:

   (i) in the case of Collateral Proceeds (whether or not deposited into the Collateral Account), to acquire property, buildings, fixtures, equipment or other items related to our business and in which the Trustee will have (subject to permitted liens) a first-priority perfected Lien and otherwise in accordance with the provisions of the Security Documents; and

   (ii) in the case of Net Proceeds other than Collateral Proceeds, (x) applied to our or the Restricted Subsidiaries' capital expenditures, (y) used by us or a Restricted Subsidiary to acquire additional properties or assets related to our business or to make Investments in entities, which, after giving effect to such Investment, will become Restricted Subsidiaries, or (z) applied to repay, repurchase or redeem indebtedness of a Restricted Subsidiary or our indebtedness ranking on a parity with or senior to the notes;

provided, however, that if such Asset Disposition was completed in connection with improvements at another of our facilities within 365 days prior to such Asset Disposition, the Net Proceeds to be applied in the manner set forth in
(i) and (ii) of this paragraph will be reduced by an amount up to, but not to exceed, the capital expenditure required for such improvements; to the extent that the improvements have been included in the Collateral as of the date of such Asset Disposition.

   Notwithstanding clause (z) above, if such repaid, repurchased or redeemed indebtedness is indebtedness incurred under or in respect of the credit facility, the amount of borrowing capacity under such facility shall be permanently reduced by the amount of such repayment, repurchase or redemption; provided, however, no such permanent reduction in borrowing capacity shall be required (i) to the extent of the aggregate value of any accounts receivables, inventory or other Revolver Collateral included in any Asset Disposition, or
(ii) if such repayment, repurchase or redemption is made with the Net Proceeds remaining after consummation of a Proceeds Offer (as defined below).

   To the extent that Net Proceeds from such Asset Disposition are not so applied, we (or the Restricted Subsidiary, as the case may be) shall use the remaining Net Proceeds (less any amount of Net Proceeds used to pay reasonable fees and expenses connected with an offer to purchase hereunder) (the "Purchase Amount") to make an offer to purchase notes in accordance with the requirements of the indenture ("Proceeds Offer") at a price equal to 100% of the principal amount thereof. If at any time any non-cash consideration received by us or a Restricted Subsidiary in respect of a disposition of assets is converted into or sold or otherwise disposed of for cash, then such cash shall constitute Net Proceeds for purposes of this provision and shall be applied in accordance with the preceding two sentences within 30 days of the receipt of such cash. The receipt of all proceeds of insurance paid on account of the loss of or damage to any assets and awards of compensation for any such assets taken by condemnation or eminent domain, net of expenses incurred in their collection, shall constitute Net Proceeds.

   Notwithstanding the foregoing, a Proceeds Offer may be deferred with respect to an Asset Disposition or series of related Asset Dispositions if the Net Proceeds, after giving effect to the application, if any, as set forth in clauses (x), (y) or (z) above, is less than $5,000,000. Such Proceeds Offer may be deferred until such time as such Net Proceeds, plus the aggregate amount of Net Proceeds resulting from any prior or subsequent Asset Disposition(s) not otherwise applied as provided in clauses (x), (y) or (z) above, is at least equal to $7,500,000, at which time we shall apply all such Net Proceeds to a Proceeds Offer.

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   We will not, and will not permit any of our Restricted Subsidiaries to, create or permit to exist or become effective any consensual restriction other than restrictions not more restrictive taken as a whole (as determined in good faith by our chief financial officer) than those in effect under all indebtedness existing as of the Issue Date, including the credit facility and the indenture, that would materially impair our ability to comply with the provisions of this covenant.

   If at any time any non-cash consideration (other than any such consideration consisting of inventory, accounts receivable and certain related assets securing or permitted to secure the credit facility) is received by us or any Restricted Subsidiary, as the case may be, in connection with any Asset Disposition which includes Collateral, such non-cash consideration shall be made subject to the Lien of the Note Documents in the manner contemplated in the Security Documents to the extent of the purchase price allocated to the Collateral. If and when any such non-cash consideration received from any Asset Disposition (whether or not relating to Collateral) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Disposition hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant and the Note Documents.

   All Insurance Proceeds and all Net Awards required to be delivered to the Trustee pursuant to any Note Document shall constitute Trust Moneys and shall be delivered by us or a Restricted Subsidiary, as the case may be, to the Trustee contemporaneously with receipt by us or such Restricted Subsidiary and be deposited into the Collateral Account and applied in accordance with the applicable provisions of the Security Agreement. Insurance Proceeds and Net Awards so deposited that may be applied by us or a Restricted Subsidiary to effect a Restoration of the affected Collateral under the applicable Note Document may be withdrawn from the Collateral Account only in accordance with the applicable provisions of the Security Agreement. Insurance Proceeds and Net Awards so deposited that are not applied to effect a Restoration of the affected Collateral under the applicable Note Document may only be withdrawn in accordance with applicable provisions of the Security Agreement.

   Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of any Asset Disposition is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied pursuant to this provision but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to the United States. The indenture provides that we will promptly take all reasonable actions required by the applicable local law to permit such repatriation, and once such repatriation of any affected Net Proceeds is permitted under applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds will be applied in the manner set forth above as if such Asset Disposition had occurred on the date of repatriation.

   Limitation on Restricted Subsidiary Dividends. The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, create, assume or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

   (i) pay dividends or make any other distributions in respect of such Restricted Subsidiary's capital stock or otherwise transfer cash or assets or make loans or advances to us or any other Restricted Subsidiary, or pay indebtedness owing to us or any other Restricted Subsidiary;

   (ii) make any loans or advances to us or any Restricted Subsidiary;

   (iii) transfer any of its property or cash to us or any Restricted Subsidiary, other than as permitted by the indenture, except for such encumbrances or restrictions existing under or by reason of:

      (a) applicable law;

      (b) customary non-assignment provisions of any agreement or obligation, including a lease governing a leasehold interest, of ours or one of our Subsidiaries;

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      (c) the indenture and the other Note Documents and any amendments, modifications or refinancing thereof; provided, however, that any such amendments, modifications or refinancings shall not impose any greater encumbrance or restriction than those contemplated by the indenture and the other Note Documents as in existence on the date of original issuance of the notes;

      (d) the credit facility, provided, however, that any amendments to the credit facility shall not impose any greater encumbrance or restriction than those contemplated by such credit facility as in existence on the date of original issuance of the notes;

      (e) any indebtedness incurred pursuant to clause (xiv) of the definition of Permitted Indebtedness and any amendments, modifications or refinancings thereof;

      (f) any instrument governing indebtedness of a Person acquired by us or any of our Subsidiaries at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

      (g) any restriction on the sale or other disposition of assets or property securing indebtedness as a result of a permitted lien on such assets or property (including without limitation, customary restrictions relating to assets securing any indebtedness under the credit facility or the indebtedness incurred pursuant to clause (viii) or (xiv) of the definition of Permitted Indebtedness);

      (h) contracts for the sale of assets, including customary restrictions with respect to agreements for sale of substantially all of the capital stock or assets of such Subsidiary; provided that such restrictions apply only to the assets being sold and for only so long as such contract remains in effect; or

      (i) an agreement relating to indebtedness of or a Financing Disposition to or by any Receivables Entity.

   Nothing contained in this "Limitation on Restricted Subsidiary Dividends" covenant shall prevent us or any Restricted Subsidiary from:

   (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitations on Liens" covenant; or

   (ii) restricting the sale or other disposition of our property or assets or the property or assets of any of our Restricted Subsidiaries that secure our indebtedness or the indebtedness of any of our Restricted Subsidiaries.

   Limitation on Transactions with Affiliates. The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, enter into transactions with Affiliates of us or Holding (other than us and our Wholly Owned Restricted Subsidiaries) except for Permitted Transactions, transactions in respect of Restricted Payments made in accordance with the "Limitation on Restricted Payments" covenant and transactions the terms of which are no less favorable than the terms which could be obtained by us, or, if we are not a party to such transaction, such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties, and we deliver to the Trustee:

   (i) for transactions involving aggregate payments in excess of $3,000,000, a resolution of our Board of Directors (including all, if any, of the disinterested directors) to the effect that the terms of such transactions are fair and reasonable to us, or if we are not a party to such transaction, such Restricted Subsidiary; and

   (ii) for transactions involving aggregate payments in excess of $10,000,000, an opinion as to the fairness to us or such Restricted Subsidiary of the terms of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

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   Limitation on Investments.  The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, make any investments in any other Person, except:

   (i) investments in us or in any other Restricted Subsidiary by any Restricted Subsidiary or by us in one of our Wholly Owned Restricted Subsidiaries;

   (ii) receivables owing to us or our Restricted Subsidiaries created in the ordinary course of business and payable or dischargeable substantially in accordance with customary trade terms;

   (iii) Permitted Transactions;

   (iv) investments made in Cash Equivalents;

   (v) investments permitted to be made pursuant to the "Limitation on Dispositions of Assets" covenant;

   (vi) investments existing on the date of the indenture; and

   (vii) investments in Unrestricted Subsidiaries (or an entity or entities) which, after giving effect to such investment, becomes an Unrestricted Subsidiary) not otherwise permitted by clauses (i) through (vi) above, in an aggregate amount not exceeding at any time outstanding the sum of:

      (x) $10,000,000; and

      (y) an amount which is equal to the amount of Restricted Payments permitted at such time to be made pursuant to the "Limitation on Restricted Payments" covenant (the sum of (x) and (y) being referred to as the "Permitted Investment Amount").

   Limitation on Consolidation and Merger. The indenture provides that we shall not in a single transaction or through a series of related transactions consolidate with or merge with or into another Person or directly or indirectly sell, transfer, lease or convey all or substantially all of our properties and assets to another Person unless:

   (i) (a) We are the continuing corporation in the case of a merger; or

      (b) the resulting, surviving or transferee entity (the "Surviving Entity") is a corporation or partnership organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of our obligations under the indenture and the notes;

   (ii) no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such transaction;

   (iii) our Consolidated Net Worth or the Surviving Entity, as the case may be, on a pro forma basis after giving effect to such consolidation, merger or sale, transfer, lease or conveyance of assets (but prior to any purchase accounting adjustments resulting from the transaction) is not less than our Consolidated Net Worth, immediately prior to the date of the transaction; and

   (iv) immediately after giving effect to such transaction, we or the Surviving Entity, as the case may be, on a pro forma basis would be able to incur $1.00 of additional indebtedness (other than Permitted Indebtedness) under the "Limitation on indebtedness" covenant as if, in the case of the Surviving Entity, such Person were us.

   Notwithstanding the foregoing, clause (iv) shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by our Board of Directors and evidenced by a resolution thereof) to change the state

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of our incorporation, and such transaction does not have as one of its purposes the evasion of the restrictions of this covenant.

   We shall deliver to the Trustee prior to the consummation of any proposed transaction an officer's certificate to the foregoing effect, an opinion of counsel, stating all conditions precedent to the proposed transaction provided for in the indenture have been complied with, except that counsel will not be required to opine on clause (iii) above, and a written statement from a firm of independent public accountants of established national reputation reasonably satisfactory to the Trustee stating that the proposed transaction complies with clause (iii) above.

Satisfaction and Discharge

   The indenture shall upon written request signed by one of our officers and delivered to the Trustee cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes expressly provided for in the indenture or pursuant to the indenture) and the Trustee, on our demand and at our expense, shall execute proper instruments acknowledging satisfaction and discharge of the indenture when:

   (i) either

      (a) all notes theretofore authenticated and delivered (other than (1) notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture and (2) notes for whose payment money has theretofore been deposited in trust with the Trustee or any Person, including us, authorized by us to pay the principal of and premium, if any, and interest on any notes on our behalf, or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the Trustee for cancellation; or

      (b) all such notes not theretofore delivered to the Trustee for cancellation:

          (1) have become due and payable, or

          (2) will become due and payable at their maturity within one year, or

          (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense,

   and we, in the case of (1), (2) or (3) above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose United States dollars in an amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of notes that have become due and payable) or to the maturity or redemption date, as the case may be;

   (ii) we have paid or caused to be paid all other sums payable hereunder by us; and

   (iii) we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this indenture have been complied with. (Such opinion of counsel may, as to all matters of fact, rely on, among other things, such officers' certificate.)

Supplemental Indentures

   Except as provided below, the indenture, the notes, or the other Note Documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing default or compliance with any provision of the indenture, the notes, or the other Note Documents may be waived with the consent of the holders of a majority in principal amount of

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the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

   Without notice to or the consent of the holders, we, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may amend, waive or supplement the indenture and the notes and any other Note Documents and (if necessary) enter into one or more indentures supplemental to the indenture, in form reasonably satisfactory to the Trustee, for any of the following purposes:

   (i) to evidence the succession of another Person to us or any of our subsidiaries and the assumption by any such successor of our covenants or the covenants of any of our subsidiaries contained in the indenture or in the other Note Documents; or

   (ii) to add to our covenants or the covenants of any of our subsidiaries for the benefit of the holders or to surrender any right or power conferred in the indenture upon us or any of our subsidiaries; or

   (iii) to add any additional Events of Default; or

   (iv) to evidence and provide for the acceptance of appointment under the indenture or any of the other Note Documents by a successor Trustee pursuant to the requirements of the indenture; or

   (v) to cure any ambiguity, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture or in any of the other Note Documents, or to add any other provisions with respect to matters or questions arising under the indenture or the other Note Documents; provided that such action shall not adversely affect the interests of the holders in any material respect; or

   (vi) to provide for uncertificated notes in addition to or in place of certificated notes; or

   (vii) to change or eliminate any of the provisions in the indenture or in the other Note Documents; provided that any such change or elimination shall become effective only when there is not outstanding any note created prior to the execution of such amendment, waiver or supplemental indenture that is entitled to the benefit of such provision; or

   (viii) to comply with the requirements of the Commission adopted under the Trust Indenture Act in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

   Subject to the unconditional rights of the holders to receive principal, premium and interest on the notes as set forth in the indenture, with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes evidenced by written act of said holders delivered to us and the Trustee and without prior notice to any other holder, we, when authorized by Board Resolution, and the Trustee may amend or supplement the indenture, the notes or any of the other Note Documents or enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture, the notes or any of the other Note Documents or of modifying in any manner the rights of the holders under the indenture, the notes or any of the other Note Documents, including, without limitation, releasing all or any portion of the Collateral. Subject to the unconditional rights of the holders to receive principal, premium and interest on the notes as set forth in the indenture, the indenture, notes or any other Note Document may be amended or supplemented, or any existing default or compliance with any provision of the indenture, the notes, or any of the other Note Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and without prior notice to any other holder. Notwithstanding any of the above, however, no such amendment, supplemental indenture or waiver shall, without the consent of the holder of each outstanding note affected thereby:

   (i) change the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes;

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   (ii) reduce the rate of or extend the time for payment of interest on any note;

   (iii) reduce the principal amount of any note, or reduce the Change of Control Purchase Price, the offer price of a Net Proceeds Offer described in the "Limitation on dispositions of assets" covenant, or the redemption price;

   (iv) change the maturity, repurchase date or the purchase date (pursuant to a Net Proceeds Offer in accordance with the "Limitation of the dispositions of assets" covenant) of any note;

   (v) alter the redemption provisions of the indenture or the terms or provisions of the indenture described in the "Limitation on dispositions of assets" covenant or the terms or provisions of the indenture related to the repurchase of the notes upon a Change of Control, in any case, in a manner adverse to any holder;

   (vi) make any changes in the provisions concerning waivers of Defaults or Events of Default or waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

   (vii) make any changes in the provisions of the indenture related to the right of the Trustee to file proofs of claim and to enforce claims without possession of the notes or the third sentence of this paragraph; or

   (viii) make the principal of, or the interest on, any note payable with anything or in any manner other than as provided for in the indenture and the notes as in effect on the Issue Date.

   It shall not be necessary for the consent of the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

   After an amendment, supplement or waiver becomes effective, we shall mail to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

   After an amendment, supplement or waiver of the indenture in accordance with the provisions described above becomes effective, it shall bind each holder.

   In connection with any amendment, supplement or waiver, we may, but shall not be obligated to, offer to any holder who consents to such amendment, supplement or waiver, or to all holders, consideration for such holder's consent to such amendment, supplement or waiver.

   We may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any amendment, supplement or waiver of the indenture in accordance with the provisions described above. If a record date is fixed, the holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such amendment, supplement or waiver, whether or not such holders remain holders after such record date; provided, that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any holder be cancelled and of no further effect.

   In executing, or accepting the additional trusts created by, any supplemental indenture or the modifications thereby of the trusts created by the indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that (i) the execution of such supplemental indenture is authorized or permitted by the indenture, and
(ii) all conditions provided for in the indenture, including any covenants compliance with which constitutes a condition precedent relating to the execution and delivery of the

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supplemental indenture have been complied with. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture that affects the Trustee's own rights, duties or immunities under the indenture or any of the other Note Documents or otherwise.

   Upon the execution of any supplemental indenture, the indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the indenture for all purposes; and every holder of notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

   Every supplemental indenture shall conform to the requirements of the Trust Indenture Act as then in effect if this indenture shall then be required to be qualified under the Trust Indenture Act.

   Until an amendment, supplement or waiver becomes effective, a consent to it by a holder is a continuing consent by the holder and every subsequent holder of that note or portion of that note that evidences the same debt as the consenting holder's note, even if notation of the consent is not made on any note. After an amendment, supplement or waiver becomes effective, it shall bind every holder of notes.

Intercreditor Agreement

   The Trustee and the Credit Facility Agent entered into the Intercreditor Agreement.

   The Intercreditor Agreement provides that Liens of the lenders under the credit facility and the Liens of the holders of the notes, as between them, have the following priorities:

   (a) the Liens of the lenders under the credit facility in the Credit Facility Collateral are first-priority Liens on such Property.

   (b) the Liens of the holders of the notes in the Collateral are first-priority Liens on such Property.

   The foregoing provisions shall be effective at all times during the term of the Intercreditor Agreement, notwithstanding: (a) the initiation of any bankruptcy, moratorium, reorganization or other solvency proceeding with respect to us or the grantor or pledgor of any Credit Facility Collateral or Collateral; (b) the priorities which would otherwise result from the order of creation, attachment or perfection of any such Lien; (c) the taking of possession of any of the Jorgensen Property by the agent for the lenders under the credit facility, the Trustee, any lender under the credit facility or any holder of a note; (d) the filing of any financing statement or the recording of any mortgage or other instrument in any recording office; (e) the order in which any of the Credit Facility Obligations or the Obligations are created;
(f) whether any such Lien is perfected or ceases to be perfected, is avoidable by any bankruptcy trustee or otherwise is set aside invalidated or lapses; or
(g) any other matter whatsoever; and shall continue in full force and effect unless and until the Intercreditor Agreement shall have terminated.

   The Intercreditor Agreement also provides, that the Credit Facility Agent and the Trustee will provide notices to each other with respect to acceleration of the obligations under the credit facility, or the Obligations, as the case may be, and the commencement of any action to enforce the rights of the lenders under the credit facility or the holders of the notes, as the case may be. Upon the incurrence of an event of default under the credit facility or the indenture:

   (i) the Credit Facility Agent shall have the sole and exclusive right to take or fail to take any remedial action with respect to the Credit Facility Collateral as provided in the Credit Facility Security Documents or under applicable law in any manner deemed appropriate by the Credit Facility Agent or the lenders under the credit facility in its or their sole discretion, and the Trustee shall not take any Remedial Action with respect to the Credit Facility Collateral without the prior written consent of the Credit Facility Agent;

   (ii) the Trustee shall have the sole and exclusive right to take or fail to take any Remedial Action with respect to the Collateral as provided in the Note Documents or under applicable law or as instructed by the

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Trustee or holders of the notes, as the case may be, and neither the Credit
Facility Agent nor any lender under the credit facility shall take any remedial action with respect to the Collateral without the prior written consent of the Trustee; and

   (iii) the Credit Facility Agent shall have the sole and exclusive right to adjust settlement of, and collect the Proceeds of, any and all insurance insuring the Credit Facility Collateral and the Trustee shall have the sole and exclusive right to adjust settlement of and collect the Proceeds of, any and all insurance insuring the Collateral, as instructed by the holders of the notes, as the case may be.

   In the event any Proceeds are received that are from:

   (i) any distribution of any property upon the bankruptcy, arrangement, receivership, or assignment for the benefit of creditors or any other action or proceeding involving the readjustment of our obligations and indebtedness or the obligations and indebtedness of any of our Subsidiaries that is a party to a Security Document, or the application of any property to the payment thereof; or

   (ii) any distribution of property upon our liquidation or dissolution or the liquidation or dissolution of any of our Subsidiaries that is a party to a Security Document, or the winding up of our assets or business; or

   (iii) any realization by any of the Credit Facility Agent, the lenders under the Credit Facility or the Trustee with respect to the Liens of the lenders under the Credit Facility or the Liens of the holders of the notes, respectively, whether through a Remedial Action or otherwise; or

   (iv) any disposition of any property, to the extent that any part of the proceeds of such disposition are required to be applied to any of the Credit Facility Obligations or the Obligations or held by the Credit Facility Agent or the Trustee in accordance with the provisions of the Credit Facility Security Documents, the Note Documents or the provisions of the Intercreditor Agreement;

   then, in any such event, as between the lenders under the credit facility and the holders of the notes:

   (i) all of the Credit Facility Collateral and any proceeds thereof so distributed, applied or realized upon shall be distributed or paid to (or retained by) the Credit Facility Agent for application to the Credit Facility Obligations to the extent of the Liens of the lenders under the credit facility therein; and

   (ii) all of the Collateral and any Proceeds thereof distributed, applied or realized upon shall be distributed or paid to (or retained by) the Trustee for application to the Obligations to the extent of the Liens of the holders of the notes therein.

   Any amounts paid to the Credit Facility Agent and the Trustee shall be allocated to the lenders under the credit facility and the holders of the notes, respectively, in accordance with the terms of the Credit Facility Documents and the Note Documents, respectively.

Events of Default and Remedies

   The indenture defines an Event of Default as being:

   (i) any failure to pay an installment of interest on the notes as and when the same becomes due and payable and such failure continues for 30 days;

   (ii) failure to pay all or any part of the principal of (or premium, if any, on) the notes when and as the same shall become due and payable at maturity, redemption, by declaration or otherwise, including payment of the Change of Control Price;

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   (iii) failure by us duly to observe, perform or comply with any material covenant or agreement contained in the notes or the indenture which failure continues for a period of 60 days after written notice specifying such failure and demanding that we remedy the same has been given to us by the Trustee or to us and the Trustee by holders of at least 25% in aggregate principal amount of notes then outstanding;

   (iv) certain events of bankruptcy, insolvency or reorganization in respect of us or any Material Subsidiary;

   (v) (a) a default which extends beyond any stated period of grace applicable thereto, excluding any extension thereof, under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our Restricted Subsidiaries, whether now existing or hereafter created, aggregating in excess of $10,000,000 at any one time, if as a result of such event of default the maturity of such indebtedness has been accelerated prior to its final stated maturity; or (b) failure to pay such indebtedness, aggregating in principal amount in excess of $10,000,000 at any one time, at its final stated maturity;

   (vi) a default in the observance or performance of any material agreement by us or a Material Subsidiary in any Note Document and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice to us from the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

   (vii) any of our representations or warranties in any Note Document with respect to any material portion of the Collateral shall have been untrue in any material respect when made, and the same is not able to be cured, or is not cured or waived within 60 days after written notice is given to us from the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

   (viii) any Note Document with respect to Collateral having a fair market value in excess of $1.5 million shall be held to be unenforceable or invalid by a court of competent jurisdiction (and such holding remains undischarged or unstayed for a period of 30 days) or otherwise ceases to be in effect (except as otherwise permitted by the indenture or the other Note Documents), or we shall deny or disaffirm its obligations under any Note Document or the notes, or the notes shall fail to be secured by any theretofore perfected security interest in the Collateral having a fair market value in excess of $1.5 million (except as otherwise permitted by the indenture or the other Note Documents), which in each circumstance continues for a period of 60 days after written notice is given to us from the Trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding, which breach has not been cured by any applicable cure period specified in the Note Documents; or

   (ix) the rendering of final judgments not covered by insurance (which coverage shall be in full force and effect) for the payment of money in an amount equal to or greater than, in the case of any one such judgment $5,000,000, and, in the case of all such judgments $7,500,000, against us or any of our Restricted Subsidiaries by a court of competent jurisdiction which are not stayed, satisfied, vacated or discharged within 60 days after such judgments become final and nonappealable.

   If an Event of Default (other than an Event of Default with respect to us described in clause (iv) of the preceding paragraph), shall occur and be continuing then, and in every such case, unless the principal of all the notes shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of then outstanding notes, by notice in writing to us (and to the Trustee if given by holders), may declare all of the principal of the notes (or the Change of Control Purchase Price if the Event of Default includes failure to pay the Change of Control Purchase Price), together with accrued interest thereon to be due and payable immediately. If an Event of Default with respect to us specified in clause (iv) above occurs, all principal of, premium applicable to, and accrued interest on, all then outstanding notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

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   The provisions described in the preceding paragraph, however, are subject to the condition that if, at any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the then outstanding notes, by written notice to us and the Trustee, may waive, on behalf of all holders, a Default or an Event of Default if:

   (i) We have paid or deposited with the Trustee a sum sufficient to pay:

      (a) all overdue interest on all then outstanding notes;

      (b) the principal of (and premium, if any, applicable to) any notes which would become due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by the notes;

      (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

      (d) all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

   (ii) all Events of Default, other than the nonpayment of the principal of notes which have become due solely by such declaration of acceleration, have been cured or waived. Notwithstanding the previous sentence, no waiver shall be effective for any Default or Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each then outstanding Note, unless all such affected holders agree, in writing, to waive such Default or Event of Default. No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

   Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any past or existing Default or Event of Default under the indenture, except a continuing Default in the payment of principal of, or interest on any notes or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected. The Trustee is under no obligation to exercise any of its rights or powers under the indenture or any other Note Document at the request, order or direction of any of the holders unless such holders have offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to all the provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

   We are required to furnish the Trustee, forthwith upon becoming aware of any Default or Event of Default under the indenture or any other Note Document, an officer's certificate specifying such default and within 120 days after the end of each fiscal year, an officer's certificate to the effect that the officers executing the same have conducted, or supervised, a review of our activities and the activities of our Restricted Subsidiaries and of performance under the indenture and each of the other Note Documents and that, to such officers' knowledge, based on their review, we have fulfilled all of our obligations under the indenture and each of the other Note Documents, or, if there has been a failure to comply with such obligations, describing such failure with particularity.

Possession, Use and Release of Collateral

   (i) Promptly upon receipt, or notice of any pending receipt, of any Collateral Proceeds in respect of an Asset Disposition (or related Asset Disposition) of at least $5,000,000 to the extent provided in the "Limitation on Disposition of Assets" covenants, any Insurance Proceeds in excess of $1,000,000 or any Net Awards in excess of $1,000,000 by us or any domestic Restricted Subsidiary:

      (a) We or such domestic Restricted Subsidiary will establish (if not already established on or prior to the date of our or the domestic Restricted Subsidiary's receipt of any such Collateral Proceeds, Insurance

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   Proceeds or Net Awards) a deposit account (its "Collateral Account" and, together with our Collateral Account and the Collateral Account of each other domestic Restricted Subsidiary, the "Collateral Account") with The Bank of New York, as Trustee that will be maintained by the Trustee, upon written instruction by us, and we or such Restricted Subsidiary shall not commingle any Collateral Proceeds, Insurance Proceeds and Net Awards, and shall hold separate and apart from all other property, all such Collateral Proceeds, Insurance Proceeds and Net Awards in express trust for the benefit of the Trustee until delivery thereof is made to the Trustee; and

      (b) We and such domestic Restricted Subsidiary will ensure that no funds, other than Collateral Proceeds, Insurance Proceeds and Net Awards, will be paid to our respective Collateral Accounts. The Trustee shall maintain the Collateral Account until amounts due to the holders of the notes and the Trustee have been paid in full in cash to such holders of the notes and the Trustee.

   (ii) The Trustee shall apply such amount of proceeds as soon as practicable after receipt as follows:

      (a) if a Default has occurred or an Event of Default has occurred and is continuing, and the Obligations have been accelerated pursuant to and in accordance with Section 906 of the Indenture;

      (b) provided that no Default shall have occurred or no Event of Default shall have occurred or be continuing, (1) any Trust Moneys constituting Insurance Proceeds or Net Awards may be withdrawn by us or such Restricted Subsidiary pursuant to clause (iii) of this "Possession, Use and Release of Collateral" covenant to be applied to effect a Restoration or clause (iv) of this "Possession, Use and Release of Collateral" covenant to make an investment in property that is Collateral; or (2) in accordance with the "Limitation on Dispositions of Assets" covenant, any Trust Moneys constituting Collateral Proceeds may be withdrawn by us or such Restricted Subsidiary pursuant to clause (iv) of this "Possession, Use and Release of Collateral" covenant.

   (iii) To the extent that any Trust Moneys consist of either Insurance Proceeds or Net Awards received by the Trustee, such Insurance Proceeds or Net Awards may be applied by us or any domestic Restricted Subsidiary to effect a Restoration of the affected Collateral, and we or such domestic Restricted Subsidiary shall provide the Trustee with prompt written notice describing the nature and extent of damage or destruction. We or such domestic Restricted Subsidiary shall have 30 days to provide our initial estimate of the cost of Restoration or the nature and extent of the partial Taking (as defined in the Mortgage) which may result and the Insurance Proceeds or Net Awards may be withdrawn by us or such domestic Restricted Subsidiary and shall be paid by the Trustee, upon receipt by the Trustee of the following:

      (a) An officer's certificate of us or such domestic Restricted Subsidiary, dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Money stating that: (1) expenditures have been made, or costs incurred, by us or such domestic Restricted Subsidiary in a specified amount to make certain repairs, rebuildings and replacements of the Collateral, which shall be briefly described, and stating the fair market value thereof at the date of the expenditure or incurrence thereof by us or such domestic Restricted Subsidiary; (2) there is no outstanding indebtedness other than costs for which payment is being requested, for the purchase price or construction of such repairs, rebuildings or replacements, or for labor, wages, materials or supplies in connection with the making thereof, which, if unpaid, might become the basis of a vendor's, mechanic's, laborer's, materialman's statutory or other similar Lien upon any Collateral; (3) no Default under the Note Documents shall have occurred or Event of Default under the Note Documents shall have occurred and be continuing; and (4) all conditions precedent provided for herein and in the Note Documents (if any) relating to such withdrawal and payment have been complied with;

      (b) An opinion of counsel substantially stating that (1) all conditions precedent provided for in the indenture and in the Note Documents (if any) relating to such withdrawal and payment have been complied with; and (2) the Trustee has a valid and perfected Lien on such repairs, rebuildings and replacements, that the same and every part thereof are subject to no Liens prior to the Lien of the Note Documents, except permitted liens;

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      (c) An independent architect's, engineer's or appraiser's certificate stating that: (1) the Collateral is capable of Restoration, prior to the scheduled maturity of the indenture, to substantially the same condition as existed immediately prior to the casualty Taking; (2) the aggregate estimated direct and indirect costs of such Restoration; (3) the estimated time for completion of such Restoration (which time shall not exceed one year from the date of the damage, destruction or partial Taking); and (4) as to any Taking, that the property taken in such Taking, or sold under threat thereof, is not necessary to our or such domestic Restricted Subsidiary's customary use or occupancy of such Collateral;

      (d) In the event that the estimated cost of Restoration as set forth in the independent architect's, engineer's or appraiser's certificate (and such revisions to such estimate as are from time to time made) exceeds the aggregate amount of net Insurance Proceeds or Net Awards actually received from time to time in respect thereof, we or such domestic Restricted Subsidiary shall deposit the amount of such excess with the Trustee; and

      (e) If such request is the final request for any payment, in addition to the documentation required by subclauses (a), (b) and (c) above, such request shall be accompanied by: (1) a legal opinion or a title insurance policy, which the Trustee shall be fully protected in relying upon, binder or endorsement confirming that there has not been filed with respect to all or any part of the applicable Collateral any Lien which is not either discharged of record or bonded and which could have priority over the Lien of the applicable Mortgage; and (2) an officer's certificate stating that all occupancy certificates, operating and other permits, licenses, waivers, other documents, or any combination of the foregoing required by law in connection with or as a result of such Restoration, have been obtained; provided, however, that compliance by us or such domestic Restricted Subsidiary of the provisions set forth in clauses (iii)(b) through (iii)(e) above shall only be required if the estimated cost of such Restoration exceeds $2,000,000 or such Restoration cannot be completed within one year from the date of damage, destruction or Taking.

      Upon compliance with the foregoing provisions of clause (iii) of this "Possession, Use and Release of Collateral" covenant, the Trustee shall, to the extent received by it and deposited in the applicable Collateral Account, not fewer than five nor more than 12 business days, after the receipt of our written request or a written request of the applicable domestic Restricted Subsidiary pay to us or the applicable domestic Restricted Subsidiary an amount of Trust Moneys and excess amounts deposited, of the character aforesaid equal to the amount of the expenditures or costs stated in the officers' certificate required by clause
   (iii)(a) of this "Possession, Use and Release of Collateral" covenant, or the fair value as determined by us or the applicable domestic Restricted Subsidiary and set forth in the officer's certificate, as the case may be, of such repairs, rebuildings and replacements covered by such officers' certificate, whichever is less. All Insurance Proceeds or Net Awards not used for Restoration, as set forth in clause (iii) of this "Possession, Use and Release of Collateral" covenant, or to make investments in property that is Collateral as set forth in clause (iv) of this "Possession, Use and Release of Collateral" covenant, shall be applied to the repayment or prepayment of the notes as set forth in the indenture.

   (iv) To the extent Trust Moneys consist of Collateral Proceeds, Insurance Proceeds or Net Awards and we or any domestic Restricted Subsidiary intend to use such funds to acquire additional property, buildings, fixtures, equipment and other items as provided in the indenture, within 365 days from date of receipt of such Collateral Proceeds, Insurance Proceeds or Net Awards into the Collateral Account, such Trust Moneys shall be paid by the Trustee to us or such domestic Restricted Subsidiary; provided, however, that the Trustee shall have previously received and shall be fully protected in relying upon the following:

      (a) A notice which shall (1) refer to clause (iv) of this "Possession, Use and Release of Collateral" covenant, (2) contain all documents referred to below, (3) describe with particularity the Collateral Proceeds, Insurance Proceeds or Net Awards and the Asset Disposition, casualty or Taking from which such Collateral Proceeds, Insurance Proceeds or Net Awards were received, and (4) describe with particularity the investment to be made with respect to the released Collateral Proceeds, Insurance Proceeds or Net Awards;

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      (b) An officer's certificate certifying that (1) the release of the
   Collateral Proceeds, Insurance Proceeds or Net Awards complies with the terms and conditions of the indenture, (2) there is no Default in effect or Event of Default in effect or continuing on the date thereof under the indenture, (3) the release of the Collateral Proceeds, Insurance Proceeds or Net Awards will not result in a Default or Event of Default under the indenture, (4) the parties executing any and all documents required under this "Possession, Use and Release of Collateral" covenant were duly authorized to do so, and (5) all conditions precedent and covenants provided for in the indenture (if any) relating to such release application of the Collateral Proceeds, Insurance Proceeds or Net Awards have been complied with;

      (c) If the Collateral Proceeds, Insurance Proceeds or Net Awards are to be invested in real property: (1) an officer's certificate attaching a Mortgage or other instrument or instruments and certifying that such Mortgage or other instrument or instruments are in recordable form sufficient to grant to the Trustee for the benefit of the holders of the notes: (A) substantially the same rights and remedies in respect of such real property as granted thereto under the Mortgages executed and delivered on the date of the indenture and (B) a valid first-priority mortgage Lien on such real property subject to no Liens, other than permitted liens and, if we acquired another Person that has real property leasehold interests using Collateral Proceeds, a valid first-priority mortgage Lien, subject to permitted liens, on any real property leasehold of such Person in the name of the Trustee; (2) for any acquired property an officer's certificate attaching a policy of title insurance (or a paid commitment to issue title insurance) and certifying that such policy of title insurance (or a paid commitment to issue title insurance) insures that the Lien of the instruments delivered pursuant to clause (1) above constitutes a valid and perfected first priority mortgage Lien on such real property in an aggregate amount equal to the lesser of the fair market value of the real property and the then outstanding principal amount of the Obligations and further certifying that any specific exceptions to such title insurance are permitted liens, together with such endorsements and other opinions of the type included in the title insurance policy or otherwise delivered to the Trustee on the Issue Date; (3) in the event such real property has a fair market value, as determined by such Grantor and as set forth in an officer's certificate, in excess of $2,000,000, a survey with respect thereto; (4) an officers' certificate stating that we or such domestic Restricted Subsidiary have caused there to be conducted by a reputable expert a review and analysis of the environmental conditions relating to such real property and that, in the reasonable and good faith judgment of the issuer thereof such real property does not contain any conditions which would cause a prudent institutional lender to decline to fund loans secured by such real property, together with a copy of the written report of such expert; and (5) such further documents, opinions, certificates or instruments as are customarily provided to institutional mortgage lenders; and

      (d) If the released Collateral Proceeds, Insurance Proceeds and Net Awards are not invested in real property: (1) an officer's certificate attaching an instrument and financing statements or other instruments and certifying that such financing statements or other instruments are sufficient to grant to the Trustee, for the benefit of the holders of the notes: (A) substantially the same rights and remedies in respect of such personal property interest as granted thereto under the Security Documents executed and delivered on the Issue Date and (B) a valid first priority Lien on such personal property interest subject to no Liens other than permitted liens; (2) an officer's certificate attaching a closing statement indicating payments made or to be made by us or the applicable domestic Restricted Subsidiary and certifying that such closing statement sets forth all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel), that have been incurred or may be incurred to validly effectively subject such personal property to the Lien of any Security Document.

   (v) If, prior to the receipt by the Trustee of Insurance Proceeds or Net Awards, the Collateral has been sold on foreclosure, the Trustee will be paid, to the extent permitted by applicable law, such Insurance Proceeds or Net Awards to the extent of any deficiency found to be due upon such sale, with interest thereon, whether or not a deficiency judgment shall have been sought or recovered or denied, and the reasonable attorneys' fees, costs and disbursements incurred by the Trustee in connection with the collection of such Net Award or Insurance Proceeds.


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   (vi) Trust Moneys shall be invested in Cash Equivalents as requested by us or the applicable domestic Restricted Subsidiary in writing to the Trustee, and all interest thereon shall be applied as provided in this "Possession, Use and Release of Collateral" covenant.

Defeasance

   (i) We may terminate our obligations (except as to surviving rights of registration of transfer or exchange of notes expressly provided for in the indenture) under the indenture when:

   (ii) either: (a) all outstanding notes authenticated and delivered thereunder (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Trustee for cancellation; or

      (b) all the notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee United States dollars in an amount sufficient to pay and discharge the entire indebtedness on the notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of such deposit or Stated Maturity or date of redemption, respectively;

   (iii) We have paid or caused to be paid all sums payable by us under the indenture; and

   (iv) We have delivered an officers' certificate and an opinion of counsel relating to compliance with the conditions set forth in the indenture. Such opinion of counsel may, as to all matters of fact, rely on, among other things, such officers' certificate.

   Subject to certain conditions, we may, at our option and at any time, terminate our obligations with respect to the outstanding notes ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire indebtedness on the outstanding notes and the indenture shall cease to be of further effect as to all outstanding notes except as to:

   (i) rights of registration of transfer, substitution and exchange of the notes and our right of optional redemption;

   (ii) rights of holders to receive, solely from the trust fund described below, payments of principal of, premium, if any, and interest on the notes and any rights of the holders with respect to such amounts;

   (iii) the rights, immunities and certain obligations of the Trustee under the indenture; and

   (iv) certain other specified provisions in the indenture (the foregoing exceptions (i) through (iv) are collectively referred to as the "Reserved Rights").

   In addition, subject to certain conditions, we may, at our option and at any time, terminate our obligations with respect to certain covenants set forth in the indenture and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance").

   In order to exercise either defeasance or covenant defeasance:

   (i) We must irrevocably deposit or caused to be deposited with the Trustee, in trust for the benefit of the holders of the notes, at any time prior to the Stated Maturity of the notes;

      (a) money in an amount, or

      (b) U.S. Government Obligations that, through the payment of interest and principal, will provide, not later than one day before the due date of payment in respect of the notes, money in an amount; or

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      (c) a combination thereof, sufficient to pay and discharge the principal amount of, premium, if any, and interest on the notes to redemption or Stated Maturity, as the case may be, then outstanding on the dates on which any such payments are due in accordance with the terms of the indenture and of the notes;

   (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of indebtedness, the proceeds of which are applied to such deposit);

   (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture (other than a Default or Event of Default resulting from the incurrence of indebtedness, the proceeds of which are applied to such deposit), or any material agreement or instrument to which we are a party or by which we are bound;

   (iv) We shall have delivered to the Trustee an opinion of outside counsel acceptable to the Trustee (who may be counsel to us) to the effect that:

      (a) in the event that the defeasance or covenant defeasance, as the case may be, shall occur more than twelve months prior to Stated Maturity of the note, such defeasance or covenant defeasance will not be deemed, or result in, a taxable event for federal income tax purposes, with respect to holders of the note (and in the case of defeasance the Internal Revenue Service has provided a ruling to us or published a ruling or there has been a change after the Issue Date in applicable federal income tax law); and

      (b) after the 91st day following our deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally; and

   (v) We shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to either defeasance or covenant defeasance, as the case may be, have been complied with.

Reports

   We will deliver to the Trustee and mail to each Holder, within 15 days after we file them with the Commission, copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to file with the Commission and provide the Trustee and holders with such annual reports and such information, documents and other reports. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers' certificates).

Certain Definitions

   "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "APB16" means Accounting Principles Board Opinion No. 16 (Business Combinations) as in effect on the date of the indenture.

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   "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such Sale and Leaseback Transaction for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

   "capital stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of such Person and any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock.

   "Capitalized Lease Obligation" means, as to any Person, indebtedness represented by obligations under a lease that is required to be capitalized on the balance sheet of such Person for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

   "Cash Equivalents" means:

   (i) obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) and maturing within one year from the date of acquisition;

   (ii) dollar and eurodollar time deposits and certificates of deposit or bankers' acceptances of any domestic commercial bank or domestic branch office or agency of a foreign commercial bank of recognized standing having capital and surplus in excess of $100,000,000 (a "Qualified Bank");

   (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any Qualified Bank;

   (iv) commercial paper issued by any Qualified Bank and commercial paper of any other issuer rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year from the date of acquisition;

   (v) securities, bonds, notes, debentures or investments or other forms of indebtedness of any Person rated at least A or the equivalent thereof by Standard & Poor's Corporation and at least A or the equivalent thereof by Moody's Investors Service, Inc.; or

   (vi) investments in money market or mutual funds registered under the Investment Company Act of 1940, as amended, whose sole investments are comprised of securities and other instruments or obligations described in clauses (i) through (v) above; and

   (vii) with respect to only our foreign operations and the foreign operations of our Subsidiaries, overnight deposits in the ordinary course of business with foreign commercial banks and certificates of deposit or bankers' acceptances of foreign commercial banks of recognized standing having capital and surplus in excess of $100,000,000.

   "Collateral" means all of our equipment, machinery, apparatus or tools in all forms and the equipment, machinery, apparatus or tools in all forms of the Restricted Subsidiaries, including, without limitation:

   (a) (i) all plate processing, cutting, tube honing, burning, sawing, shearing, grinding, polishing, hot-rolling, and cold-finishing equipment;

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   (ii) all bar, tubing and pipe, plate, sheet and other metal product finishing equipment;

   (iii) all lighting and power equipment;

   (iv) all heating, ventilating, sprinkling, water, power and communications equipment;

   (v) all cleaning equipment;

   (vi) all lift, elevator and escalator equipment;

   (vii) all electrical equipment; and

   (viii) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; and all firmware associated with all of the foregoing in this clause (a)(i) through (viii), wherever located, together with all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore and all accessories related thereto, and any of the foregoing which shall constitute fixtures under applicable law (any and all of the foregoing being the "Equipment");

   (b) all of our Mobile Assets and the Mobile Assets of the domestic Restricted Subsidiaries;

   (c) all general intangibles (excluding intellectual property) relating to the Equipment and the Mobile Assets;

   (d) the Collateral Account and all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Account;

   (e) all investments, if any, from time to time held in the Collateral Account; all certificates and instruments, if any, from time to time representing or evidencing such investments; all securities, instruments, financial assets and investment property interest and earnings held in or credited to the Collateral Account; all security entitlements with respect to the Collateral Account; and all proceeds in respect of any and all of the foregoing;

   (f) all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing;

   (g) all rents, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a), (b), (c), (d) (e) and (f), proceeds deposited from time to time in our Collateral Account or the Collateral Account of any domestic Restricted Subsidiary, and, to the extent not otherwise included, all payments under insurance (whether or not the Trustee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral); and

   (h) all Jorgensen Real Property in which a Lien is purported to have been granted in favor of the Trustee pursuant to a Note Document.

   Notwithstanding the foregoing, "Collateral" shall not include (x) any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, after giving effect to Sections 9-406 through 9-409 of the UCC, to the extent applicable, unless and until any required consents shall have been obtained, which required consents, we and each domestic Restricted Subsidiary agree to

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use our best efforts in obtaining and (y) any inventory (including raw materials, work-in-process, supplies and finished goods), accounts receivable (including sellers' rights relating thereto, all contracts and contract rights relating thereto and all books and records relating thereto), all collection accounts, deposit accounts and other bank accounts relating to collection of the foregoing, together with the proceeds and products of all of the foregoing, which secures or is purported to secure obligations under the credit facility.

   "Collateral Account" has the meaning assigned to that term in the "Possession, Use and Release of Collateral" covenant.

   "Consolidated Cash Flow" of any Person, for any period, means the Consolidated Net Income of such Person plus the sum of:

   (i) income taxes, determined on a consolidated basis for such Person and its Restricted Subsidiaries;

   (ii) Fixed Charges of such Person and its Restricted Subsidiaries;

   (iii) depreciation expense;

   (iv) amortization expense; and

   (v) all other non-cash items deducted from net revenues in determining Consolidated Net Income for such period, all determined in accordance with GAAP.

   "Consolidated Net Income" of any Person, for any period, means the net income (loss) of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP, provided that:

   (i) the net income (determined as set forth above) of any Unrestricted Subsidiary or any other Person, other than a Restricted Subsidiary, in which such Person or any of its Restricted Subsidiaries has a joint interest with a third party shall be included only to the extent of the amount of dividends or distributions actually paid to such Person or Restricted Subsidiary during such period;

   (ii) the net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

   (iii) the net income of any Restricted Subsidiary shall be excluded to the extent such Restricted Subsidiary is prohibited, directly or indirectly, from distributing such net income or any portion thereof to such Person;

   (iv) the net income (loss) of such Person shall be adjusted by excluding (to the extent otherwise included) any extraordinary gains and extraordinary losses together with any related provisions for taxes on any such gain or loss during any such period;

   (v) the net income (loss) of such Person shall be adjusted by excluding any adjustments relating to the LIFO method of accounting for inventory during such period; and

   (vi) our net income (loss) shall be adjusted to exclude (to the extent otherwise included) any redemption premiums paid on the 91/2% senior notes or the purchase money indebtedness redeemed in connection with the offering of the Outstanding Notes.

   "Consolidated Net Worth" of any Person, at any date, means the aggregate of capital, surplus and retained earnings less:

   (i) any accumulated deficit; and

   (ii) any amounts attributable to redeemable stock, of such Person and its Restricted Subsidiaries as would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

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   "credit facility" means that credit facility under the Second Amended and
Restated Credit Agreement, dated as of April 12, 2002, among Holding, us, the various financial institutions party thereto, or that may from time to time become party thereto, and Deutsche Bank Trust Company Americas, as agent, as amended, supplemented and restated or otherwise modified from time to time.

   "Credit Facility Agent" has the meaning assigned to the term Revolver Agent in the Intercreditor Agreement.

   "Credit Facility Collateral" has the meaning assigned to the term Revolver Collateral in the Intercreditor Agreement.

   "Credit Facility Obligations" has the meaning assigned to the term Revolver Obligations in the Intercreditor Agreement.

   "Credit Facility Security Documents" has the meaning assigned to the term Revolver Security Documents in the Intercreditor Agreement.

   "Default" means any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

   "Designated Equipment" means certain equipment, described more fully in a schedule to the indenture, that is or will no longer be required by our operations due to the commencement of operations of the Kasto system at our facility in Schaumburg, Illinois.

   "Designated Properties" means the following properties: (i) 3700 Capital Avenue, City of Industry, CA 90601; (ii) vacant land adjacent to our facility at 1900 Mitchell Boulevard, Schaumburg, IL 60193; and (iii) 10313-10415 Alameda Street, Lynwood, CA 90262.

   "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by us or any of our Subsidiaries to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the incurrence by a Receivables Entity of Indebtedness or obligations to make payments to the obligor on Indebtedness which may be secured by a Lien in respect of such property or assets.

   "Fixed Charge Coverage Ratio" means for any Person, for any period, such Person's ratio of Consolidated Cash Flow to Fixed Charges for such period.

   "Fixed Charges" means, with respect to any Person for any period, such Person's consolidated interest expense determined in accordance with GAAP:

   (i) including amortization of original issue discount and non-cash expenses attributable to accruals and the interest component of capital leases;

   (ii) excluding the amortization of debt issuance costs;

   (iii) excluding an amount of interest expense in respect of Life Insurance Policy Loans that is equal to any dividends received in respect of the Life Insurance Policies (not to exceed the amount of such interest expense on the Life Insurance Policies); and

   (iv) plus the product of (x) the sum of

      (1) cash dividends paid on any preferred stock of such Person, plus

      (2) cash and the fair market value (as determined by our Board of Directors in good faith) of any non-cash dividends paid on any preferred stock of any Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary); times (y)

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      (3) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate Federal, state and local tax rate of such Person, expressed as a decimal. For purposes of this definition, interest on a capital lease shall be deemed to accrue at the rate of interest implicit in such capital lease in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board ("FASB")).

   "GAAP" means generally accepted accounting principles in effect in the United States as of the time, when and for the period as to which such accounting principles are to be applied; provided, however, that for purposes of computing Consolidated Net Worth, the Fixed Charge Coverage Ratio and compliance with the "Limitation on Restricted Payments" covenant, "GAAP" means such generally accepted accounting principles as adopted by us on the date of the indenture.

   "indebtedness" means, as to any Person, without duplication:

   (i) all obligations of such Person, including accrued and unpaid interest, for borrowed money (including any net overdraft in any bank which overdraft is not satisfied within three consecutive Business Days from its occurrence);

   (ii) all obligations of such Person evidenced by bonds (other than performance bonds issued in the ordinary course of business), debentures, notes, letters of credit or reimbursement agreements (other than letters of credit or reimbursement agreements in respect of accounts payable to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services) or similar instruments;

   (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable to trade creditors arising in the ordinary course of business);

   (iv) all Capitalized Lease Obligations of such Person;

   (v) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person or guaranteed by such Person;

   (vi) all indebtedness of others guaranteed by such Person to the extent of such guaranty;

   (vii) Attributable Debt of such Person;

   (viii) preferred stock issued by a Subsidiary of such Person;

   (ix) redeemable stock issued by such Person;

   (x) obligations under interest rate swaps and caps and currency swaps or options and other similar hedging agreements (other than such arrangements entered into in the ordinary course of business); and

   (xi) the amount of any such indebtedness on the date of determination thereof shall be the outstanding balance of any such unconditional obligations as described above and the maximum liability of any such contingent obligation at such date and, with respect to clauses (viii) and (ix), the amount of indebtedness shall equal the liquidation preference.

   "Insurance Proceeds" means the proceeds of any insurance policy insuring the Improvements (as defined in each Mortgage); but excluding insurance policies in respect of business interruption and extra expenses not related to the Collateral.

   "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the date of the indenture, by and between Deutsche Bank Trust Company Americas, as agent under the credit facility, and The Bank of New York, as Trustee under the indenture.

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   "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

   "investments" of any Person means, collectively, any direct or indirect loan, advance or other extension of credit, capital contribution, or transfer of cash, property or other assets to, or any acquisition of capital stock, securities or other evidences of indebtedness including by way of guaranty or similar arrangement, of, any other Person. For the purposes of the "Limitation on Restricted Payments" and "Limitation on Investments" covenants:

   (i) "investment" shall include the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary;

   (ii) the fair market value of the net assets of any Unrestricted Subsidiary that is designated a Restricted Subsidiary shall be deducted from the aggregate amount of Investments in computing the net amount of Investments; and

   (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, in each case as determined in good faith by our Board of Directors, and evidenced by a Board Resolution.

   "Issue Date" means the original date of issuance of the notes under the indenture.

   "Jorgensen Property" means any and all of our Property and the Property of each of our domestic Subsidiaries, or our rights, title or interests or the rights, title or interests of such domestic Subsidiary in Property, howsoever arising, acquired or obtained, whether existing as of May 17, 2002 (the date of the offering circular for the offering of the Outstanding Notes) or thereafter, whether tangible or intangible, whether real or personal, and wherever located.

   "Jorgensen Real Property" means all freehold real and immovable property owned as of May 17, 2002 or thereafter acquired by us and each of our domestic Subsidiaries that is a party to a mortgage or a deed of trust delivered pursuant to the indenture, together with all buildings, erections, improvements and fixtures then or thereafter constructed or placed thereon or used in connection therewith; provided that Jorgensen Real Property does not include our owned facility in Phoenix.

   "Lien" means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. We shall be deemed to own subject to a Lien any property which we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

   "Life Insurance Policies" means those certain life insurance policies obtained in 1984, 1985 and 1986 by Kilsby-Roberts Holding Co. (''KR'') from Phoenix Mutual Life Insurance Company covering participants in the KR employee stock ownership plan and certain other KR executives, as in effect on the date of the indenture.

   "Life Insurance Policy Loans" means indebtedness in respect of money borrowed by us against the available loan value of any Life Insurance Policy in accordance with the terms of such Life Insurance Policy on the date of the indenture, which indebtedness shall be nonrecourse to us or any Restricted Subsidiary.

   "Management Agreement" means that certain management agreement, dated March 8, 1993, between Holding and us.

   "Material Subsidiary" means one of our Subsidiaries which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X promulgated under the Securities Act.

   "Mobile Assets" means trucks, trailers, and other motor vehicles, together with in each case all parts, instruments, accessories and other Equipment installed in or attached thereto.

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   "Mortgage" means each mortgage, deed of trust, or similar security instrument which from time to time affects any property that secures our obligations under the indenture, as such instrument may be amended, supplemented or otherwise modified from time to time.

   "Net Award" means any awards or proceeds in connection with the condemnation, taking, exercise of the right of eminent domain or a change of grade of any Collateral or Trust Premises, as such terms are defined in each Mortgage.

   "Net Proceeds" means, from any Asset Disposition by any Person, cash received therefrom by such Person, net of:

   (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes actually paid or provided for as a liability as a consequence of such Asset Disposition;

   (ii) appropriate amounts to be provided by such Person as a reserve, in accordance with GAAP, against any liabilities associated with the asset sold or disposed of in such Asset Disposition and retained by such Person after such Asset Disposition; and

   (iii) all payments made by such Person on any indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or by applicable law, be repaid out of the proceeds from such asset sale.

   "Note Documents" means the indenture, the Purchase Agreement, the notes, the Registration Rights Agreement, the Security Documents, the Intercreditor Agreement and each other agreement, document or instrument delivered in connection with the transactions contemplated under the indenture or any other Note Document whether or not specifically mentioned herein or therein.

   "Obligations" means any principal, interest, premium, penalties, fees, indemnification, reimbursements, damages and other obligations of us and the Restricted Subsidiaries under the Note Documents, the indenture or the notes.

   "Permitted Indebtedness" means, without duplication:

   (i) indebtedness of us and our Restricted Subsidiaries incurred under or in respect of the credit facility (or any substitute or replacement facility); provided that the credit facility shall be permanently reduced by the amount of any prepayment from the proceeds of an Asset Disposition pursuant to the "Limitation on Dispositions of Assets" covenant and, provided, further, that the aggregate principal amount of such indebtedness outstanding at any time pursuant to this clause (i) may not exceed:

      (x) the greater of: (1) $220,000,000 or (2) the sum of 85% of Eligible Accounts Receivable and 60% of the book value of our inventory (determined on a first-in first-out basis) and the inventory of our domestic Restricted Subsidiaries, plus

      (y) any additional amounts (without duplication) permitted to be incurred by us and our Restricted Subsidiaries pursuant to clause (xv) below (clause
   (i)(x) and, collectively with clause (i)(y), the "Total Amount"), minus,

      (z) the amount then outstanding under any Receivables Financing (as set forth in our books and records and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

   (ii) indebtedness evidenced by the notes;

   (iii) our indebtedness to any Wholly Owned Restricted Subsidiary or of any Wholly Owned Restricted Subsidiary to us or to any other Wholly Owned Restricted Subsidiary;

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   (iv) our indebtedness and the indebtedness of our Restricted Subsidiaries outstanding on the original date of issuance of the notes under the indenture;

   (v) our indebtedness in connection with Life Insurance Policy Loans;

   (vi) our indebtedness or the indebtedness of any Restricted Subsidiary evidenced by standby letters of credit, performance bonds, surety bonds, guaranties and similar obligations incurred in the ordinary course of business for purposes of insuring the performance of obligations of ours or such Restricted Subsidiary and in an aggregate principal amount not to exceed $7,500,000 at any time;

   (vii) our indebtedness or the indebtedness of a Restricted Subsidiary in respect of Capitalized Lease Obligations; provided, however, that the aggregate indebtedness incurred under this clause (vii) will not at any time exceed $12,500,000;

   (viii) our indebtedness or the indebtedness of a Restricted Subsidiary (including industrial revenue bond indebtedness) that is secured by a Lien on property, which indebtedness constitutes all or part of the purchase price of the property subject thereto or is incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, provided that such secured indebtedness does not exceed the purchase price of such property;

   (ix) our indebtedness issued in exchange for, or the net proceeds of which will be used to exchange, refinance or refund outstanding indebtedness incurred pursuant to the second paragraph of the "Limitation of indebtedness" covenant or pursuant to clauses (ii), (iv), (xiv) and (xv) so long as:

      (x) the principal amount of the indebtedness issued does not exceed the principal amount (plus any premium and consent payments required) of the indebtedness so exchanged, refinanced or refunded;

      (y) where the indebtedness to be exchanged, refinanced or refunded is not Senior Indebtedness, the indebtedness issued does not have a final maturity or mandatory redemption payments prior to the earlier of the final maturity of the indebtedness being so exchanged, refinanced or refunded or the stated maturity of the notes; and

      (z) where the indebtedness being so exchanged, refinanced or refunded is subordinated to the notes, the indebtedness is subordinated to the notes in right of payment to the same extent as the indebtedness so exchanged, refinanced or refunded;

   (x) Attributable Debt in respect of Sale and Leaseback Transactions engaged in pursuant to and in accordance with clause (ii) under the "Limitation on Sale and Leaseback Transactions" covenant;

   (xi) indebtedness incurred in connection with investments in Unrestricted Subsidiaries; provided that such investments are permitted by the "Limitation on investments" covenant;

   (xii) our indebtedness incurred pursuant to Interest Rate Contracts related to the credit facility;

   (xiii) indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition; provided, that the aggregate principal amount of indebtedness outstanding under this clause (xiii) may not exceed the Total Amount;

   (xiv) indebtedness incurred by our Canadian subsidiary under or in respect of a secured bank credit facility, provided that the aggregate principal amount of such indebtedness outstanding pursuant to this clause (xiv) shall not exceed $10,000,000; and

   (xv) our indebtedness other than indebtedness permitted under clauses (i) through (xiv), but without duplication as to additional amounts permitted to be outstanding under clause (i) (y) above, provided that the aggregate amount of such indebtedness may not exceed $20,000,000 at any time outstanding. To the extent that

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Net Proceeds from an Asset Disposition are used to repay, repurchase or redeem indebtedness incurred under or in respect of the credit facility pursuant to the "Limitation on Dispositions of Assets" covenant, the amount of indebtedness permitted by clauses (i) and (xiii) of this definition shall be permanently reduced by the amount of such repayment, repurchase or redemption provided, however, no such permanent reduction in borrowing capacity shall be required if such repayment, repurchase or redemption is made with the Net Proceeds remaining after consummation of a Proceeds Offer.

   "permitted liens" means:

   (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books or the books of our Restricted Subsidiaries, as the case may be, in conformity with GAAP;

   (ii) statutory Liens or landlords' and carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

   (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other types of social security benefits;

   (iv) any attachment or judgment Lien not giving rise to a Default or an Event of Default;

   (v) the Lien on the funds or securities deposited with the trustee under the indenture relating to the 91/2% senior notes (such funds or securities not to exceed $115.0 million plus earnings thereon) for the purpose of defeasing or redeeming the 91/2% senior notes on or prior to June 23, 2002;

   (vi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

   (vii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with our business;

   (viii) leases or subleases granted to others not interfering with the ordinary conduct of our business;

   (ix) title defects or irregularities which do not in the aggregate materially impair the use of such properties by us;

   (x) Liens in respect of the Life Insurance Policies incurred in connection with the Life Insurance Policy Loans permitted under clause (v) of the definition of "Permitted Indebtedness";

   (xi) Capitalized Lease Obligations permitted under the "Limitation on Indebtedness" covenant;

   (xii) any other Liens imposed by operation of law which do not materially affect our ability to perform its obligations under the notes and the indenture;

   (xiii) Liens securing obligations under the credit facility encumbering inventory (including raw materials, work-in-process, supplies and finished goods), accounts receivable (including sellers' rights relating thereto, all contracts and contract rights relating thereto and all books and records relating thereto), all collection accounts, deposit accounts and other bank accounts relating to collection of the foregoing, together with the proceeds and products of all of the foregoing;

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   (xiv) Liens granted to secure the notes and the Obligations;

   (xv) purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of our and our Restricted Subsidiaries' business to the extent related to indebtedness incurred pursuant to clause
(viii) of the definition of "Permitted Indebtedness";

   (xvi) Liens securing indebtedness of any entity existing at the time such assets are acquired by us or a Restricted Subsidiary, whether by merger, consolidation, purchase of assets or otherwise (whether or not such Liens are created, incurred or assumed in contemplation of the acquisition thereof by us or a Restricted Subsidiary), provided such Liens do not extend to any other assets of ours or any other Restricted Subsidiaries, and Liens securing refinancings of such indebtedness, provided that such Liens do not extend to any assets other than assets securing such indebtedness to be refinanced;

   (xvii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

   (xviii) Liens arising pursuant to Sale and Leaseback Transactions engaged in pursuant to and in accordance with the "Limitation on Sale and Leaseback Transactions" covenant;

   (xix) Liens securing indebtedness or other obligations of any Receivables Entity;

   (xx) Liens securing indebtedness incurred pursuant to clause (xiv) of the definition of "Permitted Indebtedness";

   (xxi) easements, rights of way, title and survey exceptions and other encumbrances or deficiencies in title to real property constituting Collateral which are set forth in the title insurance reports delivered to the Trustee in respect of the real property Collateral on the Issue Date;

   (xxii) Liens incurred in the ordinary course of our business or the business of one of our Subsidiaries with respect to obligations that do not exceed $2.5 million at any one time outstanding and that:

      (a) are not incurred in connection with the borrowing of any money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

      (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of our business or the business of our Subsidiaries;

   (xxiii) Liens existing on the Issue Date and any extension, renewal, refinancing, refunding, or replacement of any Lien existing on the Issue Date, provided that such new Lien is limited to the property or assets that secured the obligations to which such original Lien relates;

   (xxiv) Liens securing indebtedness incurred pursuant to clause (xiv) of the definition of Permitted Indebtedness, provided that such Liens are limited to the property or assets acquired in connection with the issuance of such indebtedness; and

   (xxv) Liens other than those described above with respect to obligations not in excess of $5,000,000 in the aggregate at any time.

   "Permitted Transactions" means:

   (i) reasonable and customary fees, compensation and benefits paid to our officers, directors, employees or consultants or those of any Restricted Subsidiary or their respective Affiliates for services rendered to us or any Restricted Subsidiary in the ordinary course of business consistent with past practice;

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   (ii) transfers of goods and services by or among us and our Restricted
Subsidiaries, on the one hand, and our and their respective Affiliates, on the other hand, in the ordinary course of business consistent with past practice, provided that (1) if any such transaction or series of related transactions involves payments in excess of $3,000,000, our Board of Directors shall determine in good faith by resolution that such transaction is on terms fair and reasonable to us, and (2) if any such transaction or series of related transactions involves payments in excess of $10,000,000, we shall deliver an opinion as to the fairness to us or such Restricted Subsidiary of the terms of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

   (iii) transactions pursuant to agreements with Affiliates which are currently in effect in accordance with their terms;

   (iv) dividends and distributions to Holding permitted under the "Limitations on Restricted Payments" covenant;

   (v) any transactions between us or any Restricted Subsidiary and our Plan (or any successor thereto);

   (vi) advances to employees, officers, directors, agents and representatives for travel and other reasonable and ordinary business expenses;

   (vii) advances and loans to employees and officers in connection with their relocation;

   (viii) payments to Stainless Insurance Ltd. in respect of insurance services provided to us or any Restricted Subsidiary; and

   (ix) payments to any Receivables Subsidiary for services performed or reimbursement of expenses in connection with the financing or refinancing of Receivables.

   "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   "Proceeds" means "Proceeds," as such term is defined in the Uniform Commercial Code and, in any event, shall include, without limitation, (a) any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to either the Trustee or the Credit Facility Agent or us or any of our Subsidiaries that is a party to a Note Document from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to us or such Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental agency (or any Person acting under color of governmental authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

   "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

   "Purchase Agreement" means the purchase agreement, dated May 17, 2002, between the initial purchasers and us.

   "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

   "Receivables Entity" means:

   (i) any Receivables Subsidiary; or

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   (ii) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

   "Receivables Financing" means any financing of our Receivables or the Receivables of any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

   "Receivables Subsidiary" means a Subsidiary of ours that:

   (i) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business; and

   (ii) is designated as a "Receivables Subsidiary" by our Board of Directors.

   "redeemable stock" means any series or class of capital stock of any Person which by its terms is redeemable at the option of the holder or is subject to mandatory redemption prior to the maturity of the notes.

   "Remedial Action" means any claim, proceeding or action to foreclose upon, take possession or control of, sell, lease or otherwise dispose of or in any other manner realize, take steps to realize or seek to realize upon, the whole or any part of any Jorgensen Property, whether pursuant to the Uniform Commercial Code, by foreclosure, by setoff, by self-help repossession, by notification to account debtors, by deed in lieu of foreclosure, by exercise of power of sale, by judicial action or otherwise, or the exercise of any other remedies with respect to any Jorgensen Property available under any of the Note Documents, or under applicable law.

   "Restoration" means the reconstruction, rebuilding, restoration or replacement of any Improvements, Collateral or Trust Premises, as such terms are defined in each Mortgage, in accordance with the terms of each Mortgage.

   "Restricted Payments" means, collectively, with respect to any Person:

   (i) the declaration or payment of any dividend or other distribution on shares of such Person's or a Restricted Subsidiary's capital stock (except dividends or distributions in additional shares of capital stock, other than redeemable stock, or any dividend or distribution by a Restricted Subsidiary to us or one of our Wholly Owned Restricted Subsidiaries);

   (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any of our shares or a Restricted Subsidiary's capital stock or any option, warrant or other right to acquire such shares; or

   (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity, scheduled repayment, or scheduled sinking fund payment of any indebtedness subordinate in right of payment to the notes; provided, however, that the following items shall not be deemed to be Restricted Payments:

   (a) payments by us pursuant to a permitted tax sharing agreement; and

   (b) payments by us to Holding pursuant to the terms of the Management Agreement (subject to certain limitations).

   "Restricted Subsidiary" means:

   (i) any Subsidiary of ours which exists on the date of the indenture; and

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   (ii) any other such Subsidiary which we have not classified as an
Unrestricted Subsidiary. We by resolution of our Board of Directors may classify a Subsidiary as an Unrestricted Subsidiary until such time as we may, by further resolution of our Board of Directors, classify such Subsidiary as a Restricted Subsidiary.

   "Sale and Leaseback Transaction" of any Person means an arrangement with any other Person or to which such other Person is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such other Person or to any Person to whom funds have been or are to be advanced by such other Person on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

   "Security Agreement" means that security agreement dated as of May 22, 2002, among us, the Trustee and our Restricted Subsidiaries from time to time party to the indenture.

   "Security Documents" means (i) each Mortgage, (ii) the Security Agreement, and (iii) all security agreements, mortgages, deeds of trust, pledges, collateral assignments or any other instrument evidencing or creating any security interest in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or otherwise modified from time to time.

   "Shared Services Subsidiary" means a wholly-owned subsidiary of ours that owns assets and employs personnel in order to provide management, administrative and valuation functions and to provide common or shared services to us and/or third parties.

   "Shared Services Subsidiary Disposition" means any Asset Disposition by us to a Shared Services Subsidiary for the purpose of segregating management, administrative and valuation functions associated with our common or shared services.

   "Subsidiary" means, with respect to any Person:

   (i) any corporation or other entity of which a majority of the total voting power of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned directly or indirectly by such Person; or

   (ii) any partnership or joint venture at least a majority of the voting power of which is directly or indirectly owned by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise.

   "Trust Moneys" means all cash or Cash Equivalents received by the Trustee:
(a) in exchange for the release of property from the Lien of any of the Note Documents; (b) as compensation for or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; (c) as proceeds of insurance upon any, all or part of the Collateral (other than any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it); (d) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Note Documents or otherwise; or (e) for application under the indenture as provided in the indenture or any other Note Document, or whose disposition is not otherwise specifically provided for in the indenture or in any other Note Document.

   "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or Delaware, as the case may be.

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   "Unrestricted Subsidiary" means any Subsidiary of ours which we by resolution of our Board of Directors shall classify as an Unrestricted Subsidiary and any such Subsidiary of an Unrestricted Subsidiary until such time as:

   (i) We may, by further resolution of our Board of Directors classify such Subsidiary as a Restricted Subsidiary; or

   (ii) We or any of our Restricted Subsidiaries become directly or indirectly liable in respect of any contractual obligation or indebtedness of such Unrestricted Subsidiary. A Subsidiary of ours may only be classified as an Unrestricted Subsidiary if immediately after such classification, there would not be a default or Event of Default under the indenture and we and our Restricted Subsidiaries would have only Investments in such subsidiary which would be permitted by the "Limitation on Investments" covenant. An Unrestricted Subsidiary of ours may only be reclassified as a Restricted Subsidiary if immediately after giving effect to such reclassification, there would be no default or Event of Default under the indenture and we and Restricted Subsidiaries could create, assume, guaranty or suffer to exist $1.00 of additional indebtedness (other than Permitted indebtedness). Any valid classification shall be effective as of the date specified in the applicable resolution of our Board of Directors, which shall not be prior to the date such resolution is made.

   "Wholly Owned Restricted Subsidiary" means, with respect to any Person, a Restricted Subsidiary all of whose capital stock (other than directors' qualifying shares) or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions and other equity interests are at the time owned directly or indirectly by such Person.

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                      BOOK-ENTRY SETTLEMENT AND CLEARANCE

   The Exchange Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the "Global Notes") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of DTC or a nominee of DTC.

   Except in the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct participants (as defined below) or indirect participants (as defined below) which rules and procedures may change from time to time.

Depositary Procedures

   The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC from time to time. Neither we nor the initial purchasers take any responsibility for these operations and procedures and we and they urge investors to contact DTC or its direct or indirect participants directly to discuss these matters.

   Upon the issuance of the Global Notes, DTC will credit on its internal system the respective principal amounts of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Notes will be recorded in denominations of $1,000 and will be limited to DTC's direct participants or persons who hold interests through its direct participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interest of persons other than direct participants).

   Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the Trustee, nor any of our or its respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Exchange Notes held by it or its nominee, will immediately credit the direct participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Exchange Notes as shown on the records of DTC or its nominee. We also expect that payments by direct participants to owners of beneficial interests in such Global Note held through such direct participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such direct participants.

   Because DTC can only act on behalf of its respective direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of the direct participants to whose

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accounts interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participants have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its respective direct participants.

   DTC has advised us as follows. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations ("direct participants") and facilitate the clearance and settlement of securities transactions between direct participants through electronic book-entry changes in accounts of its direct participants, thereby eliminating the need for physical transfer and delivery of certificates. Direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not direct participants may beneficially own securities held by or on behalf of DTC only through the direct participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded in the records of the direct participants and indirect participants.

   Although DTC currently follows the foregoing procedures to facilitate transfers of interests in Global Notes among direct participants of DTC, it is under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

   As long as DTC or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the note represented by such Global Note for all purposes under the indenture and the note. Unless (1) DTC notifies us that it is unwilling or unable to continue as depositary for a Global Note or ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of transfers to institutional "accredited investors" or (3) in the case of any note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the Global Note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's procedures (in addition to those under the indenture).

   If any of the events set forth in any of clauses (1) through (3) above shall occur, we will issue certificates for such note in definitive, fully registered, non-global form without interest coupons in exchange for the Global Note (or the appropriate portion thereof, in the case of the occurrence of the event set forth in clause (2)). Certificates for notes delivered in exchange for any Global Notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC (in accordance with its customary procedures).

   The holder of a note in non-global form may transfer such note by surrendering it at the offices or agencies maintained by us for such purpose in the Borough of Manhattan, The City of New York, which will initially be the office of the Trustee. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any Global Note, the transferor will be required to provide the Trustee with a Global Note certificate. Upon transfer or partial redemption of any such note, new certificates may be obtained from the Trustee.

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   Notwithstanding any statement herein, we and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as either of us may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as DTC may require.

Same-Day Settlement and Payment

   Interests representing the Global Notes will trade in DTC's Same-Day Firm Settlement System, and any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds. Transfers of interests in Global Notes between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

U.S. Tax Considerations of the Exchange Offer

   The exchange of Outstanding Notes for Exchange Notes in the exchange offer will generally not constitute a taxable event for U.S. Holders. As a result,
(1) a U.S. Holder will generally not recognize taxable gain or loss as a result of exchanging Outstanding Notes for Exchange Notes pursuant to the exchange offer, (2) the holding period of the Exchange Notes will generally include the holding period of the Outstanding Notes exchanged therefor, and (3) the adjusted tax basis of the Exchange Notes will generally be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange.

   For U.S. federal income tax purposes, the exchange of Outstanding Notes for Exchange Notes in the exchange offer will generally not constitute a taxable event for a Non-U.S. Holder. See "U.S. Federal Income Taxation of Non-U.S. Holders," below.

   Non-U.S. Holders should consult their tax advisors as to the application of the Treasury Regulations and the procedures for establishing an exemption from withholding tax.

U.S. Tax Considerations of the Ownership of Notes

   The following is a discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof, and changes thereto which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

   Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes and who hold such notes as capital assets within the meaning of Section 1221 of the Code (Holders for purposes of this tax discussion). This discussion does not address specific tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt entities, insurance companies, dealers in securities or foreign currencies, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, Non-U.S. Holders (as defined below) engaged in a trade or business in the United States or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction.

   As used herein, a "Non-U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

    .  a nonresident alien individual;

    .  a foreign corporation; or

    .  a nonresident alien fiduciary of a foreign estate or trust.

   A "U.S. Holder" is a holder who is not a Non-U.S. Holder.

   You are urged to consult your own tax advisors concerning the United States federal income tax consequences to you of exchanging the Outstanding Notes for Exchange Notes, owning Exchange Notes, as well as the application of state, local and non-U.S. income and other tax laws.

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U.S. Federal Income Taxation of U.S. Holders

  Payment of Interest

   Interest paid on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

   In certain circumstances we may be obligated to pay you amounts in excess of stated interest or principal on the notes (see "Description of Notes--Optional Redemption" and "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control"). According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income you recognize if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of liquidated damages or the potential payment of a premium pursuant to the change of control or optional redemption provisions as part of the yield to maturity of any notes.

   Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, you might be required to accrue income on your notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If you are a U.S. Holder and we pay liquidated damages on the notes or a premium pursuant to the optional redemption or change of control provisions, you will be required to recognize such amounts as income.

  Sale, Exchange or Disposition of the Notes

   A U.S. person's tax basis in a note will, in general, be the U.S. person's cost. Upon the sale, exchange or other disposition of a note (other than the exchange of a note pursuant to the Registration Rights Agreement, as discussed in the following paragraph), a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (less any amount attributable to accrued but unpaid interest not previously included in such U.S. person's income, which will be taxable as ordinary income) and the adjusted tax basis in the note. Such gain or loss will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses is subject to limitations.

  Backup Withholding

   Under some circumstances, the failure of a U.S. Holder of notes to provide sufficient information to establish that such U.S. Holder is exempt from the backup withholding provisions of the Code will subject such U.S. Holder to backup withholding on payments of interest or on the proceeds from a disposition of the notes. In general, backup withholding applies if a noncorporate holder fails to:

    .  furnish a correct taxpayer identification number;

    .  fails to report interest income in full; or

    .  fails to certify that the holder is not subject to withholding.

   A U.S. individual's taxpayer identification number is generally the U.S. individual's social security number. Any amount withheld from payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

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U.S. Federal Income Taxation of Non-U.S. Holders

  Payment of Interest

   Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any of our agents to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

    . the interest is not effectively connected with the conduct by such Non-U.S. Holder of the trade or business in the United States;

    . such Non-U.S. Holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and (3) is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

    . the beneficial owner of the note satisfies the certification requirement, as described below.

   The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on and provides us or our agent as the case may be, IRS Form W-8BEN (or successor form) under penalties of perjury, that it is not a U.S. person and provides its name and address, and (1) such beneficial owner files such Form W-8BEN with the withholding agent or (2) in the case of a note held by a foreign intermediary or partnership, certification requirements are complied with under the Treasury regulations. For example, unless a foreign partnership has entered into a withholding agreement with the IRS, under the Treasury regulations, the foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner.

   The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the Non-U.S. Holder properly certifies to its entitlement to such treaty benefits.

   As more fully described under "Description of Notes--Optional Redemption" and "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control" upon the occurrence of certain enumerated events we may be required to make additional payments to you. Such payments may be treated as interest, subject to the rules described above, or as other income subject to U.S. federal withholding tax.

  Sale, Exchange or Disposition of the Notes

   Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such note, unless:

    . such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met;

    . such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; or

    . the Non-U.S. Holder is subject to the special rules applicable to certain former citizens and/or former residents of the United States.

  United States Federal Estate Tax

   United States Federal estate tax will not apply to a note held by a Non-U.S. Holder if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by you of a trade or business in the United States.

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  Backup Withholding and Information Reporting

   We must report annually to the IRS and to each Non-U.S. Holder any interest paid to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

   Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by the Company or any of our agents on a note if the certifications described above under "--Payment of Interest" are received, provided that we or our agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

   Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes (a) a U.S. person, (b) a controlled foreign corporation, (c) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or (d) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

   The Treasury Regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless such Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that you furnish the required information to the IRS.

   Non-U.S. Holders should consult their tax advisors as to the application of the Treasury Regulations and the procedures for establishing an exemption from backup withholding.

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                             PLAN OF DISTRIBUTION


   Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 13, 2003, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


   We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at prevailing market prices at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of Exchange Notes and any commission or compensation received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters related to the Exchange Notes will be passed upon for us by Katten Muchin Zavis Rosenman, Los Angeles, California.

                                    EXPERTS

   The consolidated financial statements of EMJ at March 31, 2001 and 2002, and for each of the three years in the period ended March 31, 2002, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          EARLE M. JORGENSEN COMPANY

              INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page
                                                                     ----
      Report of Independent Auditors................................ F-2
      Consolidated Balance Sheets at March 31, 2001 and 2002........ F-3
      Consolidated Statements of Operations and Comprehensive Income
        for the years ended March 31, 2000, 2001 and 2002........... F-4
      Consolidated Statements of Stockholder's Equity
        for the years ended March 31, 1999, 2000, 2001 and 2002..... F-5
      Consolidated Statements of Cash Flows
        for the years ended March 31, 2000, 2001 and 2002........... F-6
      Notes to Consolidated Financial Statements.................... F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Earle M. Jorgensen Company

   We have audited the accompanying consolidated balance sheets of Earle M. Jorgensen Company as of March 31, 2001 and 2002, and the related consolidated statements of operations and comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Earle M. Jorgensen Company at March 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2002 in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 1 to the consolidated financial statements, effective April 1, 2001, the Company changed its accounting for derivative financial instruments.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
April 30, 2002

                          EARLE M. JORGENSEN COMPANY

                          CONSOLIDATED BALANCE SHEETS
            (dollars in thousands, except share and per share data)

                                                                                      March 31,
                                                                                 ------------------
                                                                                   2001        2002
                                                                                 --------    --------
                                    ASSETS
                                    ------
Current assets:
   Cash and cash equivalents.................................................... $ 23,758    $ 21,300
   Accounts receivable, less allowance for doubtful accounts....................  107,223      89,279
   Inventories..................................................................  218,580     186,868
   Other current assets.........................................................    7,540       4,899
                                                                                 --------    --------
       Total current assets.....................................................  357,101     302,346
                                                                                 --------    --------
Net property, plant and equipment, at cost......................................   98,236     111,243
Cash surrender value of life insurance policies.................................   25,114      27,625
Debt issue costs, net of accumulated amortization...............................    3,292       1,810
Other assets....................................................................      521         974
                                                                                 --------    --------
       Total assets............................................................. $484,264    $443,998
                                                                                 ========    ========

                     LIABILITIES AND STOCKHOLDER'S EQUITY
                     ------------------------------------
Current liabilities:
   Accounts payable............................................................. $137,328    $ 88,484
   Accrued employee compensation and related taxes..............................   14,113       9,874
   Accrued employee benefits....................................................   11,203      11,533
   Accrued interest.............................................................    7,275       8,079
   Other accrued liabilities....................................................    8,324       6,751
   Deferred income taxes........................................................   18,904      19,094
   Current portion of long-term debt............................................    3,645       3,595
                                                                                 --------    --------
       Total current liabilities................................................  200,792     147,410
                                                                                 --------    --------
Long-term debt..................................................................  266,539     289,300
Deferred income taxes...........................................................   16,482      16,292
Other long-term liabilities.....................................................    3,602       6,782
Commitments and contingencies...................................................
Stockholder's equity:
   Preferred stock, $.01 par value; 200 shares authorized and unissued..........       --          --
   Common stock, $.01 par value; 2,800 shares authorized; 128 shares issued and
     outstanding................................................................       --          --
   Capital in excess of par value...............................................   85,834      70,871
   Accumulated other comprehensive loss.........................................   (1,833)     (4,859)
   Accumulated deficit..........................................................  (87,152)    (81,798)
                                                                                 --------    --------
       Total stockholder's equity (deficit).....................................   (3,151)    (15,786)
                                                                                 --------    --------
       Total liabilities and stockholder's equity............................... $484,264    $443,998
                                                                                 ========    ========

                            See accompanying notes.

                          EARLE M. JORGENSEN COMPANY

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                            (dollars in thousands)

                                                    Year Ended March 31,
                                               -----------------------------
                                                 2000      2001       2002
                                               -------- ----------  --------
  Revenues.................................... $938,252 $1,059,681  $895,058
  Cost of sales...............................  662,803    767,263   641,991
                                               -------- ----------  --------
         Gross profit.........................  275,449    292,418   253,067
  Expenses:
     Warehouse and delivery...................  123,566    136,752   124,457
     Selling..................................   34,147     36,391    31,932
     General and administrative...............   50,345     55,399    46,405
                                               -------- ----------  --------
     Total expenses...........................  208,058    228,542   202,794
                                               -------- ----------  --------
     Income from operations...................   67,391     63,876    50,273
  Interest expense, net.......................   41,595     44,855    42,545
  Excise tax imposed under IRS settlement.....       --         --     1,919
                                               -------- ----------  --------
     Income before income taxes...............   25,796     19,021     5,809
  Income tax provision........................    1,809      1,223       455
                                               -------- ----------  --------
  Net income..................................   23,987     17,798     5,354
  Other comprehensive income (loss):
     Derivative--interest rate swap agreement.       --         --    (2,925)
     Foreign currency translation adjustment..      358     (1,047)     (133)
     Minimum pension liability................       44        (23)       32
                                               -------- ----------  --------
  Comprehensive income........................ $ 24,389 $   16,728  $  2,328
                                               ======== ==========  ========

                            See accompanying notes.

                          EARLE M. JORGENSEN COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   (dollars in thousands, except share data)

                                                             Accumulated
                                 Common Stock    Capital        other
                                 -------------  in excess   comprehensive Accumulated
                                 Shares Amount of par value income (loss)   deficit     Total
                                 ------ ------ ------------ ------------- ----------- --------
Balance at March 31, 1999.......  128    $--     $102,082      $(1,165)    $(128,937) $(28,020)
   Dividend to Parent...........   --     --      (13,372)          --            --   (13,372)
   Capitalization of ESOP
     contribution, net..........   --     --        2,638           --            --     2,638
   Foreign currency translation
     adjustment.................   --     --           --          358            --       358
   Additional minimum pension
     liability..................   --     --           --           44            --        44
   Net income...................   --     --           --           --        23,987    23,987
                                  ---    ---     --------      -------     ---------  --------
Balance at March 31, 2000.......  128     --       91,348         (763)     (104,950)  (14,365)
   Dividend to Parent...........   --     --       (5,514)          --            --    (5,514)
   Foreign currency translation
     adjustment.................   --     --           --       (1,047)           --    (1,047)
   Additional minimum pension
     liability..................   --     --           --          (23)           --       (23)
   Net income...................   --     --           --           --        17,798    17,798
                                  ---    ---     --------      -------     ---------  --------
Balance at March 31, 2001.......  128     --       85,834       (1,833)      (87,152)   (3,151)
   Dividend to Parent...........   --     --      (14,963)          --            --   (14,963)
   Loss on interest rate swap
     agreement..................   --     --           --       (2,925)           --    (2,925)
   Foreign currency translation
     adjustment.................   --     --           --         (133)           --      (133)
   Additional minimum pension
     liability..................   --     --           --           32            --        32
Net income......................   --     --           --           --         5,354     5,354
                                  ---    ---     --------      -------     ---------  --------
Balance at March 31, 2002.......  128    $--     $ 70,871      $(4,859)    $ (81,798) $(15,786)
                                  ===    ===     ========      =======     =========  ========

                            See accompanying notes.

                          EARLE M. JORGENSEN COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                                    Year Ended March 31,
                                                                                ----------------------------
                                                                                  2000      2001      2002
                                                                                --------  --------  --------
Operating activities:
Net income..................................................................... $ 23,987  $ 17,798  $  5,354
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization...............................................    9,951    11,035    11,449
   Amortization and write-off of debt issue costs included in interest
     expense...................................................................    1,482     1,482     1,792
   Accrued postretirement benefits.............................................      224        11       249
   ESOP expense contributed to capital.........................................    2,638        --        --
   Deferred income taxes.......................................................      194        --        --
   Loss (gain) on sale of property, plant and equipment........................    2,294       (44)      (36)
   Provision for bad debts.....................................................    1,201     1,651     2,434
   Increase in cash surrender value of life insurance over premiums paid.......   (2,399)   (1,529)   (2,174)
   Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable..............................  (18,092)     (627)   15,510
       Decrease (increase) in inventories......................................  (22,221)  (13,564)   31,712
       Decrease (increase) in other current assets.............................     (219)     (884)      960
       (Decrease) increase in accounts payable and accrued liabilities and
         expenses..............................................................   34,219    24,414   (53,491)
       Decrease (increase) in non-trade receivables............................     (511)   (1,035)    1,681
   Other.......................................................................      236      (682)     (896)
                                                                                --------  --------  --------
Net cash provided by operating activities......................................   32,984    38,026    14,544
                                                                                --------  --------  --------
Investing activities:
Additions to property, plant and equipment.....................................   (9,525)  (14,475)  (24,531)
Proceeds from the sale of property, plant and equipment........................    6,633       118       116
Premiums paid on life insurance policies.......................................   (1,954)   (1,364)   (1,461)
Proceeds from redemption of life insurance policies............................       --       673     1,124
                                                                                --------  --------  --------
   Net cash used in investing activities.......................................   (4,846)  (15,048)  (24,752)
                                                                                --------  --------  --------
Financing activities:
Net borrowings (payments) under revolving loan agreements......................   (9,459)  (12,963)   25,111
Other debt payments, net.......................................................   (1,500)   (2,400)   (2,400)
Cash dividend to Parent........................................................  (13,372)   (5,514)  (14,963)
                                                                                --------  --------  --------
   Net cash provided (used) in financing activities............................  (24,331)  (20,877)    7,748
                                                                                --------  --------  --------
Effect of exchange rate changes on cash........................................       (7)       (3)        2
                                                                                --------  --------  --------
Net increase (decrease) in cash................................................    3,800     2,098    (2,458)
Cash at beginning of year......................................................   17,860    21,660    23,758
                                                                                --------  --------  --------
Cash at end of year............................................................ $ 21,660  $ 23,758  $ 21,300
                                                                                ========  ========  ========

                            See accompanying notes.

                          EARLE M. JORGENSEN COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                March 31, 2002

1. Summary of Significant Accounting Policies

   Basis of Presentation and Consolidation--Earle M. Jorgensen Company (the "Company") became a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc. (the "Parent") as the result of a series of business combinations and mergers effective April 1, 1990. The Company distributes a broad line of bar, tubing, plate and various other metal products and value added services through a network of 35 service centers and value-added processing operations strategically located throughout North America.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries including Earle M. Jorgensen (Canada) Inc. ("EMJ (Canada)") and Stainless Insurance Ltd., a captive insurance subsidiary ("EMJ (Bermuda)"). In fiscal 2000, 2001 and 2002, EMJ (Canada) generated net income (loss) of $574,500, $(605,400) and $(325,400), respectively. In fiscal 2000, 2001 and 2002, EMJ (Bermuda) generated net income
(loss) of $333,300, $431,200 and $(2,056,000), respectively, including investment income and intercompany fees. The loss in fiscal 2002 was attributable to higher loss reserves established in connection with the Company's self-insured workers compensation program. All significant intercompany accounts and transactions have been eliminated.

   Certain amounts reported in prior years have been reclassified to conform to the 2002 presentation.

   Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Revenue Recognition--The Company recognizes revenue associated with a sales order when product is shipped.

   Concentration of Credit Risk--The Company sells the majority of its products throughout the United States and Canada. Sales to the Company's recurring customers are generally made on open account terms while sales to occasional customers are made on a C.O.D. basis. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. The Company establishes an allowance for potential credit losses based upon factors surrounding the credit risk for specific customers, historical trends and other information; such losses have been within management's expectations, and were higher in fiscal 2002 when compared to fiscal years 2001 and 2000. The Company's allowance for doubtful accounts at March 31, 2001 and 2002 was $427,000 and $452,000, respectively. Management believes there are no significant concentrations of credit risk as of March 31, 2002.

   Property, Plant and Equipment--Property, plant and equipment is recorded at cost. Additions, renewals and betterments are capitalized; maintenance and repairs, which do not extend useful lives, are expensed as incurred. Gains or losses from disposals are reflected in income and the related costs and accumulated depreciation are removed from the accounts. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of 10 to 40 years for buildings and improvements and three to 20 years for machinery and equipment. Leasehold improvements are amortized over the terms of the respective leases.

   The Company capitalizes certain costs incurred during the development of software used internally and amortizes such costs over their estimated useful lives. During fiscal 2000, 2001 and 2002, such costs totaling $945,000, $735,000 and $414,000, respectively, were capitalized.

   The Company reviews its long-lived assets pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations or are expected to be disposed of, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of the assets. There were no impairment losses recorded in fiscal 2000, 2001, and 2002.

                          EARLE M. JORGENSEN COMPANY

   Stock-Based Compensation--Stock options granted to directors, officers and other key employees of the Company under the Parent's stock option plan adopted in January 1997 are accounted for in accordance with APB No. 25. As all stock option grants were made at fair value on the date of grant, no compensation cost has been recognized by the Company for the fiscal years ended March 31, 2000, 2001 and 2002. Had compensation cost for stock options granted been determined in accordance with SFAS No. 123, the Company's net income for fiscal years 2000, 2001 and 2002 would have been $23,401,000, $17,285,000 and
$5,145,000, respectively.

   Debt Issue Costs--Debt issue costs are deferred and amortized to interest expense over the life of the underlying indebtedness. For the fiscal years ended March 31, 2000, 2001 and 2002, amortization of debt issue costs was $1,482,000, $1,482,000 and $1,792,000, respectively. Accumulated amortization of debt issue costs was $4,500,000 and $6,292,000 at March 31, 2001 and 2002, respectively.

   Income Taxes--The Company is included in the consolidated tax returns of Holding and calculates its tax provision as though it files on a separate basis. The consolidated tax liability of the Company and Parent is allocated to each of these entities pursuant to a Tax Allocation Agreement between the Company and Parent ("Tax Allocation Agreement"). Under the Tax Allocation Agreement, Parent pays all taxes and is reimbursed by the Company for the lesser of (i) the Company's allocated portion of the taxes due, or (ii) the tax that would be payable if the Company filed its own returns.

   The Company records deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities pursuant to SFAS No. 109, "Accounting for Income Taxes", as though it files on a separate basis. Any differences in deferred taxes determined on a separate basis and the actual payments made or received under the Tax Allocation Agreement are accounted for as an equity adjustment between the Company and Parent. There were no such differences in fiscal 2002. Deferred taxes are also recorded for the future benefit of Federal and state tax losses and tax credit carryforwards. Consistent with SFAS No. 109, a valuation allowance has been recognized for certain deferred tax assets, which management believes are not likely to be realized (see Note 6).

   Foreign Currency Translation--The financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". Balance sheet accounts are translated using the year-end exchange rates while income statement amounts are translated using the average exchange rates for each year. Adjustments resulting from translation of foreign currency financial statements are included in accumulated other comprehensive income in stockholder's equity. Exchange gains and losses from foreign currency transactions are included in the consolidated statements of operations in the period in which they occur.

   Cash and Statements of Cash Flows--Cash includes disbursements and deposits not yet funded by or applied to the Company's Revolving Credit Facility as of a balance sheet date and cash and cash equivalents held by EMJ (Bermuda) in connection with providing insurance to the Company totaling $6,638,000 and $5,862,000 as of March 31, 2001 and 2002, respectively. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

   For the years ended March 31, 2000, 2001 and 2002 cash paid for interest on borrowings was $40,685,000, $43,137,000 and $39,942,000, and cash paid for income taxes was $1,247,000, $1,676,000 and $403,000, respectively.

   Comprehensive Income--Components of the Company's comprehensive income include foreign currency translation adjustments, additional minimum pension liability and accounting for certain derivatives.

                          EARLE M. JORGENSEN COMPANY

   Segment Information--The Company currently operates in one reportable segment--the metals service center industry--as determined in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information".

   Derivatives--Effective April 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which requires the Company to recognize all derivatives on the balance sheet at fair value. The change in fair value of derivatives that are not hedges must be recognized through income. If the derivative is a hedge, then depending on the nature of the hedge, any changes in fair value will be either offset against changes in the fair value of the hedged item, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company has and may use derivative instruments to reduce interest rate risks (see Note 5). The Company does not hold or issue any derviative instruments for speculative or trading purposes.

Impact of Recently Issued Accounting Standards

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 is effective for any business combinations completed after June 30, 2001 and SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. These new standards currently will have no effect on the Company's consolidated financial statements.

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company is in the process of assessing the effect of adopting SFAS No. 143.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. However, SFAS No. 144 retains certain fundamental provisions of SFAS No. 121 including recognition and measurement of the impairment of long-lived assets to be held and used; and measurement of long-lived assets to be disposed of by sale. The Company is in the process of assessing the effect of adopting SFAS No. 144.

2. Inventories

   Substantially all inventories are held for sale at the Company's service center locations and are valued at the lower of cost (using the last-in, first-out (LIFO) method) or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, inventories would have been lower by $9,022,000 and $8,432,000 at March 31, 2001 and March 31, 2002,
respectively.

   Any reduction of inventory quantities that liquidates LIFO inventories carried at costs lower or higher than costs prevailing in prior years may have a significant effect on the Company's gross profit. Such a reduction and liquidation occurred during fiscal 2002 but did not have a significant effect on gross profit. There were no such reductions in fiscal 2000 or in fiscal 2001.

                          EARLE M. JORGENSEN COMPANY

3. Net Property, Plant and Equipment

   Property, plant and equipment (including in-process costs for assets not yet placed in service) and accumulated depreciation at March 31, 2001 and 2002 consisted of the following:

                                                    2001         2002
                                                ------------ ------------
       Land.................................... $ 20,798,000 $ 22,107,000
       Buildings and improvements..............   32,602,000   34,202,000
       Machinery and equipment.................  106,559,000  105,247,000
       In-process costs........................    3,715,000   21,539,000
                                                ------------ ------------
                                                 163,674,000  183,095,000
       Less accumulated depreciation...........   65,438,000   71,852,000
                                                ------------ ------------
          Net property, plant and equipment.... $ 98,236,000 $111,243,000
                                                ============ ============

   The in-process costs incurred as of March 31, 2002 includes $19,608,000 (including $316,000 of capitalized interest) for the expansion and automation of the Company's Chicago facility, which is scheduled to become operational beginning in July 2002. Estimated remaining costs to be incurred in connection with this project total $13,122,000 and are expected to be paid during fiscal 2003 and fiscal 2004.

4. Cash Surrender Value of Life Insurance

   The Company is the owner and beneficiary of life insurance policies on all former nonunion employees of a predecessor company including certain current employees of the Company and its Parent. The Company is also the owner and beneficiary of key man life insurance policies on certain current and former executives of the Company and predecessor companies. These policies are designed to provide cash to the Company to repurchase shares held by employees in the Company's Stock Bonus Plan and shares held individually by employees upon the termination of their employment. Cash surrender value of the life insurance policies increase by a portion of the amount of premiums paid and by dividend income earned under the policies. Dividend income earned under the policies totaled $14,029,000 in fiscal 2000, $13,010,000 in fiscal 2001 and $13,521,000 in fiscal 2002 and is recorded as an offset to general and administrative expense in the accompanying statements of operations.

   The Company has borrowed against the cash surrender value of certain policies to pay a portion of the premiums and accrued interest on those policies and to fund working capital needs. Interest rates on borrowings under the life insurance policies are fixed at 11.76%. As of March 31, 2002, approximately $8,084,000 was available for future borrowings.

                                      Surrender                 Net cash
                                     value before    Loans      surrender
                                        loans     Outstanding     value
                                     ------------ ------------ -----------
      Balance at March 31, 2001..... $157,143,000 $132,029,000 $25,114,000
      Balance at March 31, 2002..... $174,943,000 $147,318,000 $27,625,000

   Interest on cash surrender value borrowings totaled $12,645,000, $14,398,000 and$15,996,000 in fiscal 2000, 2001 and 2002, respectively, and is included in net interest expense in the accompanying statements of operations.

                          EARLE M. JORGENSEN COMPANY

5. Long-Term Debt

   Long-term debt at March 31, 2001 and 2002 consisted of the following:

                                                                 2001         2002
                                                             ------------ ------------
Revolving Loans (including $1,245,000 and $1,195,000 at
  March 31, 2001 and 2002, respectively, related to a
  Canadian facility)........................................ $ 57,784,000 $ 82,895,000
Variable Rate Term Loan due March 24, 2004..................   97,000,000   96,000,000
9 1/2% Senior Notes due April 1, 2005.......................  105,000,000  105,000,000
Industrial Development Revenue Bonds:
   Payable in annual installments of $500,000 commencing
     June 1, 1998, interest at 9%...........................    2,500,000    2,000,000
   Payable in annual installments of $715,000 commencing
     December 1, 2004, interest at 5.25%....................    4,300,000    4,300,000
   Payable in annual installments of $900,000 commencing
     September 1, 2000, interest at 8.5%....................    3,600,000    2,700,000
                                                             ------------ ------------
                                                              270,184,000  292,895,000
Less current portion........................................    3,645,000    3,595,000
                                                             ------------ ------------
                                                             $266,539,000 $289,300,000
                                                             ============ ============

   Aggregate maturities of long-term debt are as follows: $3,595,000 in 2003; $96,400,000 in 2004; $2,115,000 in fiscal 2005; $106,215,000 in fiscal 2006,
$82,415,000 in fiscal 2007 and $2,155,000 thereafter.

   The fair value of the Company's Senior Notes and Term Loans at March 31, 2002 was $100,800,000 and $94,080,000, respectively, based on the quoted market prices as of that date. The carrying values of all other long-term debt and other financial instruments at March 31, 2002 approximate fair value.

Credit Agreements

   Effective March 24, 1998, the Company entered into an amended and restated revolving credit facility ("Credit Agreement"), which allowed maximum borrowings of $220 million, including letters of credit ($200,000 outstanding at March 31, 2002). In April 2002, the Company further amended the Credit Agreement, which among other things, changed the maximum borrowings to $200 million, extended the maturity date, changed certain financial covenants, and increased the base rates and commitment fees. Borrowings under the amended Credit Agreement bear interest at a base rate (generally defined as the bank's prime lending rate plus 1.25% or LIBOR plus 2.50%). At March 31, 2002, the bank's prime lending rate was 4.75% and LIBOR was 1.88%. In addition, borrowings under the revolving loans are limited to an amount equal to 85% of eligible trade receivables plus 55% of eligible inventories (as defined). Unused available borrowings under the revolving loans totaled $84,599,000 at March 31, 2002. The amended Credit Agreement matures on the earlier of April 7, 2006 or one month prior to the earliest maturity of the Term Loan and 9 1/2% Senior Notes, and is secured by a lien on all domestic inventory and accounts receivable of the Company.

   Under the amended Credit Agreement, the Company is obligated to pay certain fees including an unused commitment fee of 0.5%, payable quarterly in arrears, and letter of credit fees of 2.50% per annum of the maximum amount available to be drawn under each letter of credit, payable quarterly in arrears, plus issuance, fronting, amendment and other standard fees. The Company paid loan commitment fees totaling $478,000 in 2000, $423,000 in fiscal 2001, and $480,000 in fiscal 2002.

                          EARLE M. JORGENSEN COMPANY

   The amended Credit Agreement contains financial covenants in respect of maintenance of minimum working capital and a fixed charge coverage ratio (as defined). The amended Credit Agreement also limits, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, annual capital expenditures, advances, investments and loans by the Company and its subsidiaries, dividends and other restricted payments by the Company and its subsidiaries in respect to their capital stock, and certain transactions with affiliates.

   The Company's Canadian subsidiary maintains a one year renewable credit facility (the "Canadian Facility") totaling CDN$12,675,000 including (i) a revolving credit facility of CDN$5,000,000, (ii) a term financial instruments facility of CDN$7,000,000 for hedging foreign currency and rate fluctuations (unused as of March 31, 2002), and (iii) a special credit facility for the issuance of a letter of guarantee up to CDN$675,000 in connection with the lease for the Toronto facility. Borrowings under the revolving credit facility are limited to an amount equal to 80% of eligible trade receivables plus 40% of eligible inventories (as defined, and limited to CDN$1,500,000), are repayable on demand, and bear interest at the bank's annual prime lending rate plus 0.50%. At March 31, 2002, the interest rate on the revolving credit facility was 4.25%. The revolving credit facility contains financial covenants in respect of maintenance of minimum equity and a debt-to-equity ratio (as defined) and has other restrictions similar to those under the amended Credit Agreement, as described above.

91/2% Senior Notes and Variable Rate Term Loan

   On March 24, 1998, the Company issued $105 million of 9 1/2% Senior Notes and borrowed $100 million under a variable rate Term Loan. The 9 1/2% Senior Notes were issued at par and interest is payable each April 1 and October 1, commencing October 1, 1998. The 91/2% Senior Notes are unsecured obligations of the Company and may be redeemed by the Company under certain conditions and with certain restrictions at varying redemption prices. The Indenture to the 91/2% Senior Notes contains certain covenants which limit, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, investments and loans, dividends and other distributions, and certain transactions with affiliates. The Term Loan bears interest at either an Alternative Base Rate (as defined) plus 2.0% or at LIBOR plus 3.25%.

   Excluding the effects of the interest rate swap agreement discussed below, the interest rate under the Term Loan was 5.31% as of March 31, 2002. Amounts outstanding under the Term Loan are secured by a first priority lien on substantially all the existing and future acquired unencumbered property, plant and equipment of the Company. Principal payments are required to be paid quarterly in amounts equal to $250,000, commencing on June 30, 1998. The Term Loan may be prepaid, subject to declining call premiums through fiscal 2001 and is subject to prepayments at the option of the holder upon a Change in Control (as defined) and with 100% of net proceeds from asset sales, as permitted. Covenants under the Term Loan are similar to those under the 9 1/2% Senior Notes.

Derivative Instrument

   In June 1998, the Company entered into an interest rate swap agreement with Deutsche Bank Trust Company Americas ("DBTCA", formerly known as Bankers Trust Company) that effectively fixed the interest rate on the Term Loan at approximately 9.05% through June 2003 (the "Fixed Rate"). Such agreement requires DBTCA to make payments to the Company each quarter in an amount equal to the product of the notional amount of $95 million and the difference between the three month London Interbank Offered Rate and 3.25% ("Floating LIBOR") and the Fixed Rate, if the Floating LIBOR is greater than the Fixed Rate on a per diem basis. If Floating LIBOR is lower than the Fixed Rate, the Company is required to pay DBTCA an amount equal to the product of the notional amount and the difference between the Fixed Rate and Floating LIBOR on a per diem basis. Under the provisions described above, net payments (receipts) in fiscal years 2000, 2001 and 2002 were $331,000, $(721,000), and $2,248,000, respectively.

                          EARLE M. JORGENSEN COMPANY

   The interest rate swap agreement is a highly effective cash flow hedge under the provisions of SFAS No. 133, as amended, which was adopted by the Company effective April 1, 2001. Under SFAS No. 133, the effective portion of gain or loss resulting from changes in the fair value of the interest rate swap agreement is reported in other comprehensive income while the ineffective portion is recognized in net income. For the year ended March 31, 2002, a loss of $2,925,000 was recognized in other comprehensive income and a loss of $100,000 was recognized in net income. As of March 31, 2002, the interest rate swap agreement represented a long-term liability with a fair market value of $3,025,000 compared to a long-term liability with a fair market value of $2,087,000 as of March 31, 2001, as calculated under the provisions of SFAS No. 133.

Other

   The Company's industrial revenue development bonds were issued in connection with significant facility improvements or construction projects.

6. Income Taxes

   Significant components of the provision for income taxes attributable to continuing operations for the years ended March 31, 2000, 2001 and 2002 were as follows:

                                             2000         2001         2002
                                         -----------  -----------  -----------
Current:
   Federal.............................. $   601,000  $   774,000  $   (49,000)
   State................................     674,000      692,000      492,000
   Foreign..............................     340,000     (243,000)      12,000
                                         -----------  -----------  -----------
   Total current........................   1,615,000    1,223,000      455,000
                                         -----------  -----------  -----------
Deferred:
   Federal..............................   3,061,000    1,910,000   (3,277,000)
   State................................     466,000      (60,000)    (482,000)
   Valuation allowances.................  (3,333,000)  (1,850,000)   3,759,000
                                         -----------  -----------  -----------
   Total deferred.......................     194,000           --           --
                                         -----------  -----------  -----------
                                         $ 1,809,000  $ 1,223,000  $   455,000
                                         ===========  ===========  ===========

   The reconciliation of the income tax provision differs from that which would result from applying the U.S. statutory rate as follows:

                                                                  2000         2001         2002
                                                              -----------  -----------  -----------
Expected tax at Federal statutory rate....................... $ 9,029,000  $ 6,657,000  $ 2,033,000
State franchise tax expense and capital taxes, net of Federal
  taxes......................................................     438,000      450,000      320,000
Net increase in cash surrender values of life insurance......  (4,910,000)  (4,554,000)  (4,732,000)
Change in valuation allowance................................  (3,333,000)  (1,850,000)   3,759,000
Other........................................................     585,000      520,000     (925,000)
                                                              -----------  -----------  -----------
   Income tax provision...................................... $ 1,809,000  $ 1,223,000  $   455,000
                                                              ===========  ===========  ===========

   The change of $3,759,000 in the valuation allowance for deferred tax assets as of March 31, 2002 was due primarily to the generation of a tax loss in fiscal 2002.

   Income before taxes consists primarily of income from the Company's domestic operations. For fiscal years 2000, 2001 and 2002, the Company's foreign operations, including the captive insurance subsidiary, generated pre-tax income (loss) of $1,248,000, $(418,000) and $(2,369,000), respectively.

                          EARLE M. JORGENSEN COMPANY

   Significant components of the Company's deferred income tax assets and liabilities at March 31, 2001 and 2002 were as follows:

                                                     2001          2002
                                                 ------------  ------------
   Deferred tax liabilities:
      Tax over book depreciation................ $  9,066,000  $  7,888,000
      Purchase price adjustments................   37,515,000    36,879,000
                                                 ------------  ------------
   Total deferred tax liabilities...............   46,581,000    44,767,000
                                                 ------------  ------------
   Deferred tax assets:
      Net operating loss and credit
        carryforwards...........................   12,443,000    14,991,000
      Capital loss carryforward.................    6,048,000     5,618,000
      Workers compensation and other insurance
        accruals................................    2,954,000     3,165,000
      Inventory Unicap and reserves.............    3,827,000     4,512,000
      Other.....................................    2,857,000     1,788,000
      Valuation allowance for deferred tax
        assets..................................  (16,934,000)  (20,693,000)
                                                 ------------  ------------
   Net deferred tax assets......................   11,195,000     9,381,000
                                                 ------------  ------------
   Net deferred tax liabilities................. $ 35,386,000  $ 35,386,000
                                                 ============  ============

   At March 31, 2002, the Company had net operating loss carryforwards of $34,875,000 for Federal income tax purposes and $19,172,000 for State income tax purposes. The Federal carryforwards resulted from the Company's losses during 1993, 1996 and 2002, and expire in years 2008, 2011 and 2022, respectively, while the State carryforwards were generated in various states over various years. The ultimate realization of the benefits of these loss carryforwards is dependent on future profitable operations. In addition, use of the Company's net operating loss carryforwards and other tax attributes may be substantially limited if a cumulative change in ownership of more than 50% occurs within any three year period subsequent to a loss year.

7. Employee Benefit Plans

Stock Bonus Plan

   The Company and its Parent have a Stock Bonus Plan (the "Plan", formerly an employee stock ownership plan ("ESOP") prior to April 1, 1999) which covers nonunion employees of the Company who meet certain service requirements. The cost of the Plan is borne by the Company through annual contributions to a trust in amounts determined by the Board of Directors. Contributions may be made in cash or shares of the Parent's stock as the Parent's Board of Directors may from time to time determine. Participants vest at a rate of 20% per year of service and become fully vested at age 65 or upon retirement, disability or death. Upon the occurrence of a participant's termination (as defined), retirement, disability, or death, the Plan is required to either distribute the vested balance in stock or to repurchase the vested balance for cash (as determined by the Benefits Committee). If stock is distributed, it is accompanied by a put option to the Parent under terms defined in the Plan. Shares of the Parent's Series A and B preferred and common stock owned by the Plan totaled 47,184, 26,056 and 3,142,576 at March 31, 2002, respectively. For fiscal years ended March 31, 2000, 2001 and 2002, contributions payable to the Plan's trust totaled $2,657,000, $3,222,000 and $2,831,000, which represented 5% of eligible compensation for each of the respective years. The fiscal 2000 contribution was paid in the form of the Parent's common stock. The contributions payable as of March 31, 2001 and 2002 were paid in cash. The Company recognizes the cost of the Plan as compensation expense with a corresponding amount reflected in its capital for the value of the Parent's common stock contributed to the trust by the Parent, or as a dividend to Parent if the contribution is paid in cash.

                          EARLE M. JORGENSEN COMPANY

   The Company also has a supplemental stock bonus plan to include highly compensated employees and other employees, who are not eligible to participate in the Plan. Contributions payable, vesting and distributions in the supplemental plan are comparable to those under the Plan. Contributions under this supplemental plan are made in cash and are held in an irrevocable trust. For the fiscal years ended March 31, 2000, 2001 and 2002, contributions payable totaled $93,000, $191,000, and $76,000, respectively.

   Although the Parent has not expressed any intent to terminate or amend the plan, it has the right to do so at any time. In the event of any termination, participants become fully vested to the extent of the balances in their separate accounts and come under the put options as previously discussed.

Pension Plans

   The Company maintains a noncontributory defined benefit pension plan covering substantially all hourly union employees (the "Hourly Plan"). Benefits under the Hourly Plan are vested after five years and are determined based on years of service and a benefit rate that is negotiated with each union. The assets of the Hourly Plan for participants are held in trust and consist of bonds, equity securities and insurance contracts. The Company contributes at least the minimum required annually under ERISA. The Company also maintains an unfunded supplemental pension plan, which provides benefits to highly compensated employees; this plan has been frozen to include only existing participants (the "Supplemental Plan").

   Components of net pension benefit cost (credit) associated with the Company's pension plans for fiscal years 2000, 2001 and 2002 are as follows:

                                            2000        2001         2002
                                         ---------  -----------  -----------
   Service cost of benefits earned
     during the period.................. $ 438,000  $   357,000  $   433,000
   Interest cost on projected benefit
     obligation.........................   739,000      760,000      784,000
   Expected return on plan assets.......  (999,000)  (1,093,000)  (1,017,000)
   Amortization of prior service cost...  (111,000)    (111,000)     (95,000)
   Recognized net gain..................   (84,000)    (230,000)     (66,000)
                                         ---------  -----------  -----------
                                         $ (17,000) $  (317,000) $    39,000
                                         =========  ===========  ===========

                          EARLE M. JORGENSEN COMPANY

   The following provides a reconciliation of the changes in the benefit obligation and fair value of plan assets, and the funded (unfunded) status of the pension plans for the years ended March 31, 2001 and 2002.

                                                       2001         2002
                                                   -----------  -----------
   Change in Projected Benefit Obligation:
      Benefit obligation at beginning of year..... $10,254,000  $11,536,000
      Service cost................................     357,000      433,000
      Interest cost...............................     760,000      784,000
      Change in assumptions.......................     787,000           --
      Amendments..................................     198,000       77,000
      Benefit payments............................    (657,000)  (1,521,000)
      Actuarial losses (gains)....................    (163,000)      41,000
                                                   -----------  -----------
      Benefit obligation at end of year...........  11,536,000   11,350,000
                                                   -----------  -----------
   Change in Plan Assets:
      Fair value of plan assets at beginning of
        year......................................  14,004,000   13,596,000
      Actual return on assets.....................     182,000     (938,000)
      Benefit payments............................    (657,000)  (1,521,000)
      Company contributions.......................      96,000       93,000
      Fees........................................     (29,000)     (27,000)
                                                   -----------  -----------
      Fair value of plan assets at end of year....  13,596,000   11,203,000
                                                   -----------  -----------
      Funded (unfunded)...........................   2,060,000     (147,000)
      Unrecognized prior service cost.............    (960,000)    (787,000)
      Unrecognized net actuarial gain.............  (2,209,000)    (120,000)
                                                   -----------  -----------
      Net amount recognized....................... $(1,109,000) $(1,054,000)
                                                   ===========  ===========
   Amounts recognized in balance sheets consist
     of:
      Prepaid cost................................ $        --  $        --
      Accrued benefit liability...................  (1,390,000)  (1,303,000)
      Accumulated comprehensive loss--additional
        minimum liability.........................     281,000      249,000
                                                   -----------  -----------
      Net amount recognized....................... $(1,109,000) $(1,054,000)
                                                   ===========  ===========
   Weighted-average assumptions as of March 31:
      Discount rate...............................        7.25%        7.25%
      Expected return on assets...................        8.25%        8.25%
      Rate of compensation increase...............          --           --

   In accordance with union agreements, the Company also contributes to multi-employer defined benefit retirement plans covering substantially all union employees of the Company. Expenses incurred in connection with these plans totaled $941,000, $692,000 and $1,015,000 in fiscal years 2000, 2001 and
2002, respectively.

Postretirement Benefit Plan

   In addition to the Company's defined benefit pension plans, the Company sponsors a defined benefit health care plan that provides postretirement medical and dental benefits to eligible full time employees and their dependents (the "Postretirement Plan"). The Postretirement Plan is fully insured, with retirees paying a percentage of the annual premium. Such premiums are adjusted annually based on age and length of service of active and retired participants. The Postretirement Plan contains other cost-sharing features such as deductibles

                          EARLE M. JORGENSEN COMPANY
and coinsurance. The Company recognizes the cost of future benefits earned by participants during their working careers, as determined using actuarial assumptions. Gains and losses realized from the remeasurement of the plan's benefit obligation are amortized to income over three years.

   Components of the net benefit cost associated with the Company's Postretirement Plan for fiscal years 2000, 2001 and 2002 are as follows:

                                               2000       2001       2002
                                            ---------  ---------  ---------
   Service cost of benefits earned during
     the period............................ $ 203,000  $ 174,000  $ 223,000
   Interest cost on projected benefit
     obligation............................   189,000    194,000    211,000
   Recognized net gain.....................  (168,000)  (357,000)  (185,000)
                                            ---------  ---------  ---------
                                            $ 224,000  $  11,000  $ 249,000
                                            =========  =========  =========

   The following tables provide a reconciliation of the changes in the benefit obligation and the unfunded status of the Postretirement Plan for the years ended March 31, 2001 and 2002.

                                                       2001         2002
                                                   -----------  -----------
   Change in Projected Benefit Obligation:
   Benefit obligation at beginning of year........ $ 2,732,000  $ 2,972,000
   Service cost...................................     174,000      223,000
   Interest cost..................................     194,000      211,000
   Change in assumptions..........................    (145,000)          --
   Benefit payments...............................    (114,000)    (121,000)
   Actuarial gains................................     131,000      (14,000)
                                                   -----------  -----------
   Benefit obligation at end of year..............   2,972,000    3,271,000
                                                   -----------  -----------
   Unfunded.......................................  (2,972,000)  (3,271,000)
   Unrecognized prior service cost................          --           --
   Unrecognized net actuarial gain................    (580,000)    (408,000)
                                                   -----------  -----------
   Accrued benefit cost........................... $(3,552,000) $(3,679,000)
                                                   ===========  ===========
   Weighted-average assumptions as of March 31:
   Discount rate..................................        7.25%        7.25%
   Healthcare cost trend rate.....................        7.00%        6.50%

   The healthcare cost trend rate of 6.5% used in the calculation of net benefit cost of the Postretirement Plan is assumed to decrease to 6.0% by March 2003 and remain at that level thereafter.

   Assumed healthcare trend rates have a significant effect on the amounts reported for the Company's Postretirement Plan. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

                                                             1%        1%
                                                          Increase  Decrease
                                                          -------- ---------
  Effect on total service and interest cost components... $ 70,000 $ (58,000)
  Effect on postretirement benefit obligation............  442,000  (376,000)

8.  Commitments and Contingencies

Lease Commitments

   The Company leases, under several agreements with varying terms, certain office and warehouse facilities, equipment and vehicles. Rent expense totaled $16,572,000, $19,803,000 and $21,353,000 for the years ended

                          EARLE M. JORGENSEN COMPANY

March 31, 2000, 2001 and 2002, respectively. Minimum rentals of certain leases escalate from time to time based on certain indices.

   At March 31, 2002 the Company was obligated under noncancellable operating leases for future minimum rentals as follows:

             Fiscal year:
                2003................................. $ 18,663,000
                2004.................................   17,336,000
                2005.................................   15,333,000
                2006.................................   11,277,000
                2007.................................    7,347,000
                Thereafter...........................   50,900,000
                                                      ------------
                    Total............................ $120,856,000
                                                      ============

Other Commitments

   In connection with the 1990 merger, the Company agreed to pay Kelso & Companies, Inc. (Kelso), affiliates of which own the majority of Parent's common stock, an annual fee of $1,250,000 each year for financial advisory services and to reimburse it for out-of-pocket expenses incurred in connection with rendering such services. The Company also agreed to indemnify Kelso and its affiliates against certain claims, losses, damages, liabilities, and expenses that may arise in connection with the merger. However, no such annual fee was payable for fiscal years 2000, 2001 and 2002 and other expenses paid to Kelso in fiscal years 2000, 2001 and 2002 were not significant.

Governmental Matters

   The Internal Revenue Service, ( the "IRS") conducted an audit of the Company's employee stock ownership plan (the "Plan") for the fiscal years ended March 31, 1992, through March 31, 1996, and issued a preliminary report to the Company in which the IRS asserted that certain contributions of stock by the Parent to the Plan violated provisions of the Internal Revenue Code because the securities contributed were not "qualifying employer securities" as defined by ERISA. In fiscal 2002, this matter was settled without the Company admitting the allegations of the IRS, and the Company paid $1,919,000 of excise tax to the IRS.

   The Department of Labor (the "DOL") also investigated the same transactions involving the Plan and came to conclusions similar to those reached by the IRS. However, the DOL has not pursued those transactions. In the course of its investigation, the DOL and its advisors reviewed the valuations of the Parent's common and preferred stock prepared for the Plan and criticized the methodology used in preparing the valuations. The Company believes that the methodology used in the valuations was appropriate, and in connection with discussions with the DOL, engaged a second independent appraiser that generally corroborated the valuations and the methodology used by the first appraiser.

   On March 8, 2002, the DOL sued the Company, the Parent, the Plan and former members of the Company's benefits committee in the federal district court for the Central District of California. The DOL claims that the valuations of Holding's common stock used to make annual contributions to the Plan in each of the years 1994 through 2000 contained significant errors that resulted in the common stock being overvalued, and that the failure of the members of our benefits committee to detect and correct the errors was a breach of their fiduciary duty under ERISA. As a result of the alleged overvaluations, the DOL contends that the contributions to the Plan

                          EARLE M. JORGENSEN COMPANY
were prohibited transactions under ERISA. The DOL has sought to require the Company to repurchase the stock contributed to the Plan at the value at which the stock was contributed plus interest. The aggregate value of the common stock contributed to the Plan from 1994 through 2000 was approximately $28,871,000. The Company intends to deny liability, and believes it has meritorious factual and legal defenses. While the Company cannot assure the ultimate outcome of this case, it does not anticipate that the outcome would have a material adverse effect on the Company's business, financial condition or results of operations. The Company has $3,000,000 of fiduciary insurance coverage that will cover defense costs and may provide coverage for the claims made by the DOL.

Environmental Contingencies

   The Company is subject to extensive and changing federal, state, local and foreign laws and regulations designed to protect the environment and human health and safety, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination. As a result, the Company is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters.

   During fiscal years 2000, 2001 and 2002, expenditures made in connection with environmental matters totaled $295,000, $207,000 and $97,000, respectively, principally for settlement of claims, and monitoring, remediation and investigation activities at sites with contaminated soil and/or groundwater and were expensed as incurred. As of March 31, 2002, there was no accrual for future monitoring, investigation and remediation expenditures because such costs are not yet known or reasonably estimable the following pending environmental matters.

   Forge (Seattle/Kent, WA). In November 1998, the Company paid the purchasers of its former Forge facility and an off-site disposal site $2,250,000 as an indemnification settlement for liabilities related to the remediation of known contamination at the Forge facility. The Company continues to monitor the disposal site for environmental conditions in accordance with a consent decree issued by the Washington Department of Ecology ("Ecology"). Annual costs associated with such monitoring are not significant, and we do not anticipate significant additional expenditures related to this matter.

   The Forge property is located on the Lower Duwamish Waterway, which has been identified by the United States Environmental Protection Agency ("EPA") as a Superfund Site (the "Duwamish Site"). Under the Federal Comprehensive Environmental Remediation, Compensation, and Liability Act ("Superfund"), owners or operators of facilities that have released hazardous substances to the environment may be liable for remediation costs. Courts have held that such liability may be joint and several; however, in many instances, the costs are allocated among the parties, primarily based on their estimated contribution to the contamination. The EPA, along with Ecology, have entered into an Administrative Order of Consent with four major property owners with potential liability for cleanup of the Duwamish Site that outlines tasks required to be completed to further investigate the nature and extent of the contamination and cleanup alternatives. In November 2001, the current owners of the Forge property notified the Company of a potential claim for indemnification for any liability relating to contamination of the Duwamish Site. The notification stated that the Forge facility, along with other businesses located along the Duwamish Site, are expected to be named as potentially responsible parties for contamination of the Duwamish Site and requested that the Company participate under a joint defense. The Company is evaluating the notification and remedies it may have, including insurance recoveries for monies to be spent as part of the investigation or cleanup of the Duwamish Site. At this time, the Company has not incurred any significant costs related to this matter and cannot determine what liability, if any, it may have relating to the investigation and remediation of the Duwamish Site.

                          EARLE M. JORGENSEN COMPANY

   Tri-County Landfill (Illinois). In April 2001, the Company was served with a complaint by the owner of this landfill (known as the Tri-County/Elgin Landfills Superfund Site (the "Tri-County Site") alleging that the Company, among others, was responsible for certain contamination found at the Tri-County Site, which resulted from alleged disposal of waste transported from a predecessor entity. The owner sought reimbursement of costs incurred or to be incurred in connection with the investigation and remediation activities required under orders from the EPA. This matter was settled in December 2001 and the court dismissed the case.

   Union (New Jersey). During fiscal 1994, the Company was notified by the current owner that it has potential responsibility for the environmental contamination of a property formerly owned by a subsidiary and disposed of by such subsidiary prior to its acquisition by the Company. The prior owner of such subsidiary has also been notified of its potential responsibility. On March 27, 1997, the current owner of the property informed the Company that it estimated the cost of investigation and cleanup of the property at $875,000 and requested contribution to such costs from the Company and the prior owner. The Company has contested responsibility and commented on the cleanup plan and has not received any further demands or notifications. The Company does not have sufficient information to determine what potential liability it has, if any.


   Although it is possible that new information or future developments could require the Company to reassess its potential exposure relating to all pending environmental matters, management believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material.

Other

   On April 22, 2002, the Company was sued by Champagne Metals, a small metals service center distributing aluminum coil products in Oklahoma, alleging that the Company had conspired with other metal service centers to induce or coerce aluminum suppliers to refuse to designate Champagne Metals as a distributor. The Company filed a motion to dismiss the complaint on June 12, 2002. The Company believes the claim is without merit and intends to vigorously defend the matter.

   The Company is involved in other litigation or legal matters in the normal course of business. In the opinion of management, these matters will be resolved without a material impact on the Company's financial position or results of operations.

                   PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                          Earle M. Jorgensen Company
                            3050 East Birch Street
                            Brea, California 92821

                          TRUSTEE AND EXCHANGE AGENT

                             The Bank of New York
                                15 Broad Street
                                  16th Floor
                           New York, New York 10007

                         LEGAL ADVISORS TO THE ISSUER

                         Katten Muchin Zavis Rosenman
                            2029 Century Park East
                                  Suite 2600
                         Los Angeles, California 90067

                             INDEPENDENT AUDITORS

                               Ernst & Young LLP
                            One World Trade Center
                                  Suite 2000
                         Long Beach, California 90831

                                 REGISTRAR AND
                                 PAYING AGENT
                                   FOR NOTES

                             The Bank of New York
                                15 Broad Street
                                  16th Floor
                           New York, New York 10007

                                  [LOGO] EM-J

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under the Delaware General Corporation Law, in certain circumstances, EMJ is authorized to indemnify its directors and officers against expenses (including attorneys' fees) and certain liabilities they may incur in proceedings in which they are named as parties because of their positions as directors and officers of EMJ.

   Pursuant to this authorization, the shareholders have adopted the SIXTH Article of EMJ's Certificate of Incorporation. This Article provides, in part, that:

      "(e) No director of [EMJ] shall be liable to [EMJ] or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to [EMJ] or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
   (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

   EMJ, as a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of EMJ, or is or was serving at the request of EMJ as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of EMJ or such enterprise, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

   The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The power to indemnify applies to actions brought by or in the right of EMJ as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

   To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

   Article SIXTH of EMJ's Certificate of Incorporation (included as Exhibit 3.1 hereto) and Article VI of EMJ's By-laws (included as Exhibit 3.2 hereto), provide for indemnification by EMJ of its directors and officers to the full extent permitted by the Delaware General Corporation Law.

   EMJ maintains policies that insure its directors and officers against claims arising out of the performance of their duties in such capacities.

   The Purchase Agreement included as Exhibit 4.3 provides for indemnification of EMJ and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   Insofar as indemnification by EMJ for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EMJ pursuant to the foregoing provisions, EMJ has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21(a).  EXHIBITS

   The following exhibits are filed with this Registration Statement or incorporated by reference herein:


 Exhibit
 Number                                              Description
 ------                                              -----------
 3.1*     Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 of the
          Company's Registration Statement on Form S-1 as filed on January 15, 1993 (Registration No.
          33-57134) (the "Company's 1993 Registration Statement").

 3.2*     By-laws of the Company. Incorporated by reference to Exhibit 3.2 of the Company's 1993
          Registration Statement.

 4.1*     Form of Indenture with respect to the Company's 9 1/2% Senior Notes.

 4.2(a)*  Form of Certificate for the Company's 9 1/2% Senior Notes, Series A, $100,000,000.

 4.2(b)*  Form of Certificate for the Company's 9 1/2% Senior Notes, $4,350,000.

 4.2(c)*  Form of Certificate for the Company's 9 1/2% Senior Notes, Series A, $650,000.

 4.3*     Purchase Agreement, dated as of March 19, 1998, among the Company, Donaldson, Lufkin &
          Jenrette Securities Corporation and BT Alex, Brown Incorporated, for an aggregate of $105,000,000 in principal amount of the Company's 9 1/2% Senior Notes due 2005.

 4.4*     Registration Rights Agreement, dated as of March 24, 1998, among the Company, Donaldson,
          Lufkin & Jenrette Securities Corporation and BT Alex. Brown Incorporated.

 4.5*     Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated as of
          March 24, 1998 (the "Credit Agreement"), among the Company, Holding, Various Financial
          Institutions, and BT Commercial Corporation, as Agents (the "Agent").

 4.6*     Term Loan Agreement ("Term Loan Agreement"), dated as of March 24, 1998 among the Company,
          Various Financial Institutions, as the Lender, DLJ Capital Funding, Inc., as the Syndication Agent
          for the Lenders, Bankers Trust Company, as the Documentation Agent for the Lenders and Fleet
          National Bank, as the Administrative Agent ("Administrative Agent") for the Lenders.

 4.7*     Form of Restructuring Agreement among Holding, the Company and KIA IV. Incorporated by reference to Exhibit 4.25 of Amendment No. 3 to the Company's 1993 Registration Statement
          ("Amendment No. 3").

 4.8*     Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and
          KIA IV, amended as of March 24, 1998.

 4.9*     Form of Security Agreement between the Company and BT Commercial Corporation, as Collateral
          Agent, Incorporated by Reference to Exhibit 4.27 of Amendment No. 3.

 4.10*    Form of Acknowledgement, Consent and Amendment, dated as of March 24, 1998, between the
          Company and the Administrative Agent.

 4.11*    Form of Security Agreement, dated as of March 24, 1998 by the Company, in favor of the
          Administrative Agent.

 4.12*    Form of Mortgage, dated as of March 24, 1998, made by the Company in favor of the Administrative
          Agent.

 4.13*    Intercreditor Agreement, dated as of March 24, 1998, by and among Fleet National Bank, as the
          Administrative Agent and BT Commercial Corporation.

 4.14*    First Amendment to Credit Agreement dated as of April 1, 2001.

 4.15*    Second Amendment to Credit Agreement dated as of February 12, 2002.

 4.16*    Second Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated
          as of March 24, 1998, and further amended and restated as of April 12, 2002 (the "Credit
          Agreement"), among the Company, Holding, Various Financial Institutions, BT Commercial
          Corporation, as Agents (the "Agent"), and Deutsche Bank Alex. Brown Incorporated, as Lead
          Arranger and Sole Book Runner.

 4.17*    Form of Indenture with respect to EMJ's 9 3/4% Senior Notes.

 4.18(a)* Form of certificate for EMJ's 9 3/4% Senior Secured Notes, Series A, $248,435,000.

 4.18(b)* Form of certificate for EMJ's 9 3/4% Senior Secured Notes, Series A, $1,565,000.

Exhibit
Number                                               Description
------                                               -----------

 4.19*  Purchase Agreement, dated as of May 17, 2002, among the EMJ, Credit Suisse First Boston
        Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc., for an aggregate of
        $250,000,000 in principal amount of EMJ's 9 3/4% Senior Notes due 2012.

 4.20*  Registration Rights Agreement, dated as of May 17, 2002, among EMJ, Credit Suisse First Boston
        Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc.

 4.21*  First Amendment to Second Amended and Restated Credit Agreement and Consent, dated as of
        May 22, 2002, and entered into by and among Earle M. Jorgensen Holding Company, Inc., EMJ, the banks and other financial institutions signatory thereto and Deutsche Bank Trust Company Americas, as Agent.

 4.22*  Security Agreement, dated as of May 22, 2002.

 4.23*  Intercreditor Agreement

 5**    Opinion of Katten Muchin Zavis Rosenman as to the legality of the securities being registered
        (including consent).

10.1*   Stockholders Agreement, amended and restated as of September 14, 1990, among Holding, KIA
        III-EMJ, KIA IV, Kelso Equity Partners II, L.P. and the Management Stockholders and Other Investors
        named therein. Incorporated by reference to Exhibit 4.1 of Holding's Post-Effective Amendment No. 1
        to the Form S-1 Registration Statement as filed with the Commission on October 12, 1990 (Registration
        No. 33-35022) ("Holding's Post-Effective Amendment No. 1 to the 1990 Form S-1").

10.2*   Amendment to the Stockholders Agreement, dated as of January 20, 1992. Incorporated by reference to
        Exhibit 10.2 of the Company's 1993 Registration Statement.

10.3*   Management Stockholders Bonus Plan. Incorporated by reference to Exhibit 4.7 of Holding's
        Post-Effective Amendment No. 1 to the 1990 Form S-1.

10.4*   Services Agreement, between Acquisition and Kelso, dated March 19, 1990. Incorporated by reference to Exhibit 10.2 of Holding's Registration Statement on Form S-1 as filed May 30, 1990 with the
        Commission (Registration No. 33-35022) ("Holding's 1990 Registration Statement").

10.5*   Trust Agreement applicable to the EMJ Employee Stock Ownership and Capital Accumulation Plan,
        dated as of May 25, 1984, by and between Crocker National Bank ("Crocker"), as Trustee, and EMJ.
        Incorporated by reference to Exhibit 4.1 to Form 8 (Amendment No. 1 to EMJ's Annual Report on
        Form 10-K, Registration No. L-7537, for the fiscal year ended December 31, 1984) (the "Form 8").

10.6*   Amendment 1985-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan effective as of January 1985. Incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to EMJ's
        Registration Statement on Form S-8, Registration No. 2-87991, filed August 21, 1985.

10.7*   Amendment 1986-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan and Plan
        Trust Agreement executed December 1986 between EMJ and Wells Fargo Bank, N.A., as Trustee
        (formerly Crocker). Incorporated by reference to Exhibit 4.2 to the Form 8.

10.8*   Amendment 1988-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        February 29, 1988. Incorporated by reference to Exhibit (10)d to EMJ's Annual Report on Form 10-K
        for the fiscal year ended December 31, 1987.

10.9*   Amendment 1988-II to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        June 22, 1988. Incorporated by reference to Exhibit 8 to EMJ's Schedule 14D-9 filed on February 5,
        1990 ("EMJ's 1990 Schedule 14D-9").

10.10*  Amendment 1989-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        March 20, 1989. Incorporated by reference to Exhibit 8 to EMJ's 1990 Schedule 14D-9.

10.11*  EMJ Supplemental Benefit Plan 1989 Amendment in Toto. Incorporated by reference to Exhibit (10)p to EMJ's 1989 Form 10-K.

Exhibit
Number                                               Description
------                                               -----------

10.12*  Amendment 1989-II to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        December 29, 1989. Incorporated by reference to Exhibit (10)q to EMJ's 1989 Form 10-K.

10.13*  Amendment 1990-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan Trust
        Agreement executed March 19, 1990. Incorporated by reference to Exhibit (10)r to EMJ's Annual
        Report on Form 10-K for fiscal year ended December 31, 1989.

10.14*  C. A. Roberts Pension Plan, amended and restated as of January 1, 1986, with amendments thereto.
        Incorporated by reference to Exhibit 10.22 of Holding's 1990 Registration Statement.

10.15*  Kilsby Executive Life Insurance Plan. Incorporated by reference to Exhibit 10.25 of Holding's 1990
        Registration Statement.

10.16*  Kilsby Executive Long-Term Disability Plan. Incorporated by reference to Exhibit 10.26 of Holding's
        1990 Registration Statement.

10.17*  Holding's ESOP. Incorporated by reference to Exhibit 10.31 of Holding's Annual Report on
        Form 10-K for the year ended March 31, 1991 (Registration No. 33-35022) ("Holding's Form 10-K").

10.18*  Amendment No. 1 to Holding's ESOP, dated October 21, 1991. Incorporated by reference to
        Exhibit 10.24 of the Company's 1993 Registration Statement.

10.19*  Amendment No. 2 to Holding's ESOP, dated October 21, 1991. Incorporated by reference to
        Exhibit 10.25 of the Company's 1993 Registration Statement.

10.20*  Amendment No. 3 to Holding's ESOP, dated February 18, 1992. Incorporated by reference to
        Exhibit 10.26 of the Company's 1993 Registration Statement.

10.21*  Amendment No. 4 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.21 to Holding's Registration Statement on Form S-1 as filed October 19, 1994 with the
        Commission (Registration No. 33-85364) ("Holding's 1994 Registration Statement").

10.22*  Amendment No. 5 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.22 to Holding's 1994 Registration Statement.

10.23*  Amendment No. 6 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.23 to Holding's 1994 Registration Statement.

10.24*  Amendment No. 7 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.24 to Holding's 1994 Registration Statement.

10.25*  Amendment No. 8 to Holding's ESOP, dated July 27, 1993. Incorporated by reference to Exhibit
        No. 10.25 to Holding's 1994 Registration Statement.

10.26*  Amendment No. 9 to Holding's ESOP, dated October 7, 1994. Incorporated by reference to Exhibit
        No. 10.26 to Holding's 1994 Registration Statement.

10.27*  Holding's ESOP Trust Agreement. Incorporated by reference to Exhibit 10.32 of Holding's Form 10-K.

10.28*  Jorgensen Compensation Policy, dated as of April 1, 1991, including description of Return on Net
        Operating Assets Incentive Plan. Incorporated by reference to Exhibit 10.34 of Holding's 1991
        Form 10-K.

10.29*  Lease and Agreement, dated as of August 1, 1991, between Advantage Corporate Income Fund L.P.
        and the Company, relating to the sale and lease-back of Kilsby's Kansas City, Missouri property.
        Incorporated by reference to Exhibit 10.30 of the Company's 1993 Registration Statement.

10.30*  Lease and Agreement, dated as of September 1, 1991, between Advantage Corporate Income Fund L.P.
        and the Company, relating to the sale and lease-back of the Cincinnati, Ohio property. Incorporated by reference to Exhibit 10.31 of the Company's 1993 Registration Statement.

Exhibit
Number                                                Description
------                                                -----------

10.31*  Industrial Building Lease, dated as of October 16, 1991, between Ira Houston Jones and Helen
        Mansfield Jones, Roderick M. Jones and Cherilyn Jones, Roger G. Jones and Norma Jean Jones, Robert
        M. Jones and Olga F. Jones and the Company, relating to the sale and lease-back of the Alameda Street property in Lynwood, California. Incorporated by reference to Exhibit 10.32 of the Company's 1993
        Registration Statement.

10.32*  Stock Purchase Agreement, dated as of January 21, 1992, between McJunkin Corporation and the
        Company, relating to the sale of the Company's Republic Supply division. Incorporated by reference to
        Exhibit 10.33 of the Company's 1993 Registration Statement.

10.33*  Contract of Sale, dated as of January 21, 1992, between the Company and Hansford Associates Limited
        Partnership, relating to the sale of the warehouse properties and the sale of the Company's Republic
        Supply division. Incorporated by reference to Exhibit 10.34 of the Company's 1993 Registration
        Statement.

10.34*  Stock Purchase Agreement, dated as of June 30, 1992, among Forge Acquisition Corporation, The
        Jorgensen Forge Corporation and the Company, relating to the sale of the Company's Forge division.
        Incorporated by reference to Exhibit 10.35 of the Company's 1993 Registration Statement.

10.35*  Industrial Real Estate Lease, dated June 25, 1992, between Paul Nadzikewycz and the Company, relating to the sale and lease-back of JSA's Denver, Colorado property. Incorporated by reference to
        Exhibit 10.36 of the Company's 1993 Registration Statement.

10.36*  Industrial Real Estate Lease, dated October 19, 1992, between Fiorito Enterprises, Inc. and the
        Company, relating to the sale and lease-back of the Portland, Oregon facility. Incorporated by reference to Exhibit 10.27 of the Company's 1993 Registration Statement.

10.37*  Truck Lease and Service Agreement, dated as of November 1, 1984, between Ryder Truck Rental, Inc.
        ("Ryder") and EMJ and all amendments thereto, between Ryder and the Company (amendments dated
        January 1, 1992, January 30, 1992 and undated (executed by the Company)). Incorporated by reference to Exhibit 10.38 of the Company's 1993 Registration Statement.

10.38*  Lease, dated July 30, 1982, between Republic Bank, Dallas N.A., as Ancillary Trustee of the Fluor
        Employees' Trust Fund and Kilsby-Roberts Co., relating to Kilsby's Houston, Texas property (the
        "Houston Lease"). Incorporated by reference to Exhibit 10.42 of the Company's 1993 Registration
        Statement.

10.39*  Amendment No. 1 to the Houston Lease, dated as of December 31, 1986, among Barclays Bank of
        California, as Trustee for Republic Bank, Dallas, N.A., as Ancillary Trustee of the Fluor Employees'
        Trust Fund, KRG and Kilsby-Roberts Co. Incorporated by reference to Exhibit 10.43 of the Company's
        1993 Registration Statement.

10.40*  Form of Management Agreement between the Company and Holding. Incorporated by reference to
        Exhibit 10.46 of Amendment No. 2 to the Company's 1993 Registration Statement.

10.41*  Form of Tax Allocation Agreement between the Company and Holding. Incorporated by reference to
        Exhibit 10.47 of Amendment No. 3.

10.42*  Earle M. Jorgensen Holding Company, Inc. Phantom Stock Plan adopted January 11, 1995.
        Incorporated by reference to Exhibit 10.39 to Amendment No.1 to Holding's 1994 Registration
        Statement as filed with the commission on January 19, 1995 (Registration No. 33-85364) ("Amendment
        No. 1 to Holding's 1994 Registration Statement").

10.43*  Industrial Real Estate Lease, dated July 15, 1993, between Jorgensen and 58 Cabot L.P., relating to the
        Langhorne, Pennsylvania facility. Incorporated by reference to Exhibit 10.27 to Holding's 1994
        Registration Statement.

10.44*  Amendment to the Stockholders Agreement, dated as of September 30, 1994. Incorporated by reference to Exhibit 10.41 to Amendment No. 1 to Holding's 1994 Registration Statement.

Exhibit
Number                                               Description
------                                               -----------
10.45*  Stock Compensation Agreement, dated as of December 13, 1994, between Holding and David M.
        Roderick. Incorporated by reference to Exhibit 10.42 to Amendment No. 1 to Holding's 1994
        Registration Statement.

10.46*  Holding's 401(a)(17) Supplemental Contribution Plan, effective April 1, 1994. Incorporated by reference to Exhibit 10.54 to the Company's Annual Report on Form 10-K, Commission
        File No. 5-10065 for the fiscal year ended March 31, 1995 (the "Company's 1995 Form 10-K").

10.47*  Holding's Deferred Compensation Plan, effective April 1, 1994. Incorporated by reference to
        Exhibit 10.55 to the Company's 1995 Form 10-K.

10.48*  Amendment No. 2 to the Earle M. Jorgensen Company Capital Accumulation Plan and Trust dated as of May 3, 1996. Incorporated by reference to Exhibit 10.55 to the Company's Annual Report on Form
        10-K, Commission File No. 5-10065 for the fiscal year ended March 31, 1996 (the "Company's 1996
        Form 10-K").

10.49*  Earle M. Jorgensen Holding Company, Inc. Stock Option Plan effective January 30, 1997. Incorporated by reference to Exhibit 10.57 to the Company's Annual Report on Form 10-K, Commission
        File No. 5-10065 for the fiscal year ended March 31, 1997 (the "Company's 1997 Form 10-K").

10.50*  Form of Holding Incentive and Non-Qualified Stock Option Agreement. Incorporated by reference to
        Exhibit 10.58 to the Company's 1997 Form 10-K.

10.51*  Earle M. Jorgensen Holding Company, Inc. Stock Option Plan, as amended July 21, 1997. Incorporated by reference to Exhibit 10.61 to the Company's Quarterly Report on Form 10-Q, Commission
        File No. 5-10065 for the fiscal quarter ended September 29, 1997.

10.52*  Earle M. Jorgensen Company Management Incentive Compensation Plan. Incorporated by reference to
        Exhibit 10.62 to the Company's Quarterly Report on Form 10-Q, Commission File No. 5-10065 for the
        fiscal quarter ended December 31, 1997.

10.53*  Earle M. Jorgensen Company Employee Stock Ownership Plan, as amended and restated effective as of
        April 1, 1999.

10.54*  Amendment No. 3 to the Earle M. Jorgensen Company Capital Accumulation Plan and Trust, as
        amended and effective April 1, 2000.

10.55*  Earle M. Jorgensen Hourly Employees Pension Plan, as amended and effective January 1, 2001.

10.56*  Restatement of the Earle M. Jorgensen Hourly Employees Pension Plan, as amended in Toto effective
        January 1, 2000.

12.1*   Statement of Computation of Number of Times Fixed Charges Earned.

21*     Listing of the Company's subsidiaries.

23.1**  Consent of Katten Muchin Zavis Rosenman (included in their opinion filed as Exhibit 5 to this
        Registration Statement).

23.2**  Consent of Independent Auditors--Ernst & Young LLP.

24*     Form of Powers of Attorney.

25*     Statement of eligibility under the Trust Indenture Act of 1939, as amended, of Trustee on Form T-1, as
        Trustee under the Indenture.

99.1*   Form of Letter of Transmittal for the Exchange Notes.

99.2*   Form of Notice of Guaranteed Delivery for the Exchange Notes.

99.3*   Letter to Registered Holders and Depository Trust Company Participants.

99.4*   Letter to Clients.

99.5*   Instruction Letter to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.

99.6*   Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.

---------------------
*  Previously filed.
** Included in this filing.

Item 21(b).  FINANCIAL STATEMENT SCHEDULES

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES.

           Column A               Column B       Column C          Column D          Column E
           --------             ------------ ---------------- ------------------- --------------
                                 Balance at                         Amounts
                                beginning of Charges to costs     charged off     Balance at end
          Description              period      and expenses   (net of recoveries)   of period
          -----------           ------------ ---------------- ------------------- --------------
Allowance for doubtful accounts
   Year ended March 31, 2000...  $  335,000     $1,201,000        $(1,120,000)      $  416,000
   Year ended March 31, 2001...     416,000      1,651,000         (1,640,000)         427,000
   Year ended March 31, 2002...     427,000      2,434,000         (2,409,000)         452,000

Reserve for inventory
   Year ended March 31, 2000...   1,996,000        964,000           (913,000)       2,047,000
   Year ended March 31, 2001...   2,047,000      1,385,000         (1,201,000)       2,231,000
   Year ended March 31, 2002...   2,231,000      2,705,000         (2,411,000)       2,525,000

Item 22.  UNDERTAKINGS

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (c) The undersigned registrant hereby undertakes:

      (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brea, state of California, on July 11, 2002.


                                              EARLE M. JORGENSEN COMPANY
                                              (Registrant)

                                              By:    /S/  WILLIAM S. JOHNSON
                                                  -----------------------------
                                                       William S. Johnson
                                                      Vice President, Chief
                                                        Financial Officer
                                                          and Secretary


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                          Title                    Date
          ---------                          -----                    ----

 PRINCIPAL EXECUTIVE OFFICER:

              *               President, Chief Executive Officer  July 11, 2002
 ----------------------------   and Chief Operating Officer
 Maurice S. Nelson, Jr.

 PRINCIPAL FINANCIAL AND
 ACCOUNTING OFFICER:

   /S/  WILLIAM S. JOHNSON    Vice President, Chief Financial     July 11, 2002
 ----------------------------   Officer and Secretary
 William S. Johnson

 DIRECTORS:

              *               Chairman of the Board, Chairman of  July 11, 2002
 ----------------------------   the Executive Committee and
 David M. Roderick              Director

              *               President, Chief Executive Officer, July 11, 2002
 ----------------------------   Chief Operating Officer and
 Maurice S. Nelson, Jr.         Director

              *               Director                            July 11, 2002
 ----------------------------
 Joseph S. Schuchert

              *               Director                            July 11, 2002
 ----------------------------
 William A. Marquard

              *               Director                            July 11, 2002
 ----------------------------
 Frank T. Nickell

              *               Director                            July 11, 2002
 ----------------------------
 John Rutledge

              *               Director                            July 11, 2002
 ----------------------------
 Earl L. Mason



*By:    /S/  WILLIAM S. JOHNSON
     -----------------------------
          William S. Johnson
          (Attorney-in-fact)

                                 EXHIBIT INDEX

   The following exhibits are filed with this Registration Statement or incorporated by reference herein:


 Exhibit
 Number                                              Description
 ------                                              -----------
 3.1*     Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 of the
          Company's Registration Statement on Form S-1 as filed on January 15, 1993 (Registration No.
          33-57134) (the "Company's 1993 Registration Statement").

 3.2*     By-laws of the Company. Incorporated by reference to Exhibit 3.2 of the Company's 1993
          Registration Statement.

 4.1*     Form of Indenture with respect to the Company's 9 1/2% Senior Notes.

 4.2(a)*  Form of Certificate for the Company's 9 1/2% Senior Notes, Series A, $100,000,000.

 4.2(b)*  Form of Certificate for the Company's 9 1/2% Senior Notes, $4,350,000.

 4.2(c)*  Form of Certificate for the Company's 9 1/2% Senior Notes, Series A, $650,000.

 4.3*     Purchase Agreement, dated as of March 19, 1998, among the Company, Donaldson, Lufkin &
          Jenrette Securities Corporation and BT Alex, Brown Incorporated, for an aggregate of $105,000,000 in principal amount of the Company's 9 1/2% Senior Notes due 2005.

 4.4*     Registration Rights Agreement, dated as of March 24, 1998, among the Company, Donaldson,
          Lufkin & Jenrette Securities Corporation and BT Alex, Brown Incorporated.

 4.5*     Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated as of
          March 24, 1998 (the "Credit Agreement"), among the Company, Holding, Various Financial
          Institutions, and BT Commercial Corporation, as Agents (the "Agent").

 4.6*     Term Loan Agreement ("Term Loan Agreement"), dated as of March 24, 1998 among the Company,
          Various Financial Institutions, as the Lender, DLJ Capital Funding, Inc., as the Syndication Agent
          for the Lenders, Bankers Trust Company, as the Documentation Agent for the Lenders and Fleet
          National Bank, as the Administrative Agent ("Administrative Agent") for the Lenders.

 4.7*     Form of Restructuring Agreement among Holding, the Company and KIA IV. Incorporated by reference to Exhibit 4.25 of Amendment No. 3 to the Company's 1993 Registration Statement
          ("Amendment No. 3").

 4.8*     Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and
          KIA IV, amended as of March 24, 1998.

 4.9*     Form of Security Agreement between the Company and BT Commercial Corporation, as Collateral
          Agent, Incorporated by Reference to Exhibit 4.27 of Amendment No. 3.

 4.10*    Form of Acknowledgement, Consent and Amendment, dated as of March 24, 1998, between the
          Company and the Administrative Agent.

 4.11*    Form of Security Agreement, dated as of March 24, 1998 by the Company, in favor of the
          Administrative Agent.

 4.12*    Form of Mortgage, dated as of March 24, 1998, made by the Company in favor of the Administrative
          Agent.

 4.13*    Intercreditor Agreement, dated as of March 24, 1998, by and among Fleet National Bank, as the
          Administrative Agent and BT Commercial Corporation.

 4.14*    First Amendment to Credit Agreement dated as of April 1, 2001.

 4.15*    Second Amendment to Credit Agreement dated as of February 12, 2002.

 4.16*    Second Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated
          as of March 24, 1998, and further amended and restated as of April 12, 2002 (the "Credit
          Agreement"), among the Company, Holding, Various Financial Institutions, BT Commercial
          Corporation, as Agents (the "Agent"), and Deutsche Bank Alex. Brown Incorporated, as Lead
          Arranger and Sole Book Runner.

 4.17*    Form of Indenture with respect to EMJ's 9 3/4% Senior Notes.

 4.18(a)* Form of certificate for EMJ's 9 3/4% Senior Secured Notes, Series A, $248,435,000.

 4.18(b)* Form of certificate for EMJ's 9 3/4% Senior Secured Notes, Series A, $1,565,000.

Exhibit
Number                                               Description
------                                               -----------

 4.19*  Purchase Agreement, dated as of May 17, 2002, among the EMJ, Credit Suisse First Boston
        Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc., for an aggregate of
        $250,000,000 in principal amount of EMJ's 9 3/4% Senior Notes due 2012.

 4.20*  Registration Rights Agreement, dated as of May 17, 2002, among EMJ, Credit Suisse First Boston
        Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc.

 4.21*  First Amendment to Second Amended and Restated Credit Agreement and Consent, dated as of
        May 22, 2002, and entered into by and among Earle M. Jorgensen Holding Company, Inc., EMJ, the banks and other financial institutions signatory thereto and Deutsche Bank Trust Company Americas, as Agent.

 4.22*  Security Agreement, dated as of May 22, 2002.

 4.23*  Intercreditor Agreement

 5**    Opinion of Katten Muchin Zavis Rosenman as to the legality of the securities being registered
        (including consent).

10.1*   Stockholders Agreement, amended and restated as of September 14, 1990, among Holding, KIA
        III-EMJ, KIA IV, Kelso Equity Partners II, L.P. and the Management Stockholders and Other Investors
        named therein. Incorporated by reference to Exhibit 4.1 of Holding's Post-Effective Amendment No. 1
        to the Form S-1 Registration Statement as filed with the Commission on October 12, 1990 (Registration
        No. 33-35022) ("Holding's Post-Effective Amendment No. 1 to the 1990 Form S-1").

10.2*   Amendment to the Stockholders Agreement, dated as of January 20, 1992. Incorporated by reference to
        Exhibit 10.2 of the Company's 1993 Registration Statement.

10.3*   Management Stockholders Bonus Plan. Incorporated by reference to Exhibit 4.7 of Holding's
        Post-Effective Amendment No. 1 to the 1990 Form S-1.

10.4*   Services Agreement, between Acquisition and Kelso, dated March 19, 1990. Incorporated by reference to Exhibit 10.2 of Holding's Registration Statement on Form S-1 as filed May 30, 1990 with the
        Commission (Registration No. 33-35022) ("Holding's 1990 Registration Statement").

10.5*   Trust Agreement applicable to the EMJ Employee Stock Ownership and Capital Accumulation Plan,
        dated as of May 25, 1984, by and between Crocker National Bank ("Crocker"), as Trustee, and EMJ.
        Incorporated by reference to Exhibit 4.1 to Form 8 (Amendment No. 1 to EMJ's Annual Report on
        Form 10-K, Registration No. L-7537, for the fiscal year ended December 31, 1984) (the "Form 8").

10.6*   Amendment 1985-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan effective as of January 1985. Incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to EMJ's
        Registration Statement on Form S-8, Registration No. 2-87991, filed August 21, 1985.

10.7*   Amendment 1986-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan and Plan
        Trust Agreement executed December 1986 between EMJ and Wells Fargo Bank, N.A., as Trustee
        (formerly Crocker). Incorporated by reference to Exhibit 4.2 to the Form 8.

10.8*   Amendment 1988-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        February 29, 1988. Incorporated by reference to Exhibit (10)d to EMJ's Annual Report on Form 10-K
        for the fiscal year ended December 31, 1987.

10.9*   Amendment 1988-II to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        June 22, 1988. Incorporated by reference to Exhibit 8 to EMJ's Schedule 14D-9 filed on February 5,
        1990 ("EMJ's 1990 Schedule 14D-9").

10.10*  Amendment 1989-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        March 20, 1989. Incorporated by reference to Exhibit 8 to EMJ's 1990 Schedule 14D-9.

10.11*  EMJ Supplemental Benefit Plan 1989 Amendment in Toto. Incorporated by reference to Exhibit (10)p to EMJ's 1989 Form 10-K.

Exhibit
Number                                               Description
------                                               -----------

10.12*  Amendment 1989-II to the EMJ Employee Stock Ownership and Capital Accumulation Plan executed
        December 29, 1989. Incorporated by reference to Exhibit (10)q to EMJ's 1989 Form 10-K.

10.13*  Amendment 1990-I to the EMJ Employee Stock Ownership and Capital Accumulation Plan Trust
        Agreement executed March 19, 1990. Incorporated by reference to Exhibit (10)r to EMJ's Annual
        Report on Form 10-K for fiscal year ended December 31, 1989.

10.14*  C. A. Roberts Pension Plan, amended and restated as of January 1, 1986, with amendments thereto.
        Incorporated by reference to Exhibit 10.22 of Holding's 1990 Registration Statement.

10.15*  Kilsby Executive Life Insurance Plan. Incorporated by reference to Exhibit 10.25 of Holding's 1990
        Registration Statement.

10.16*  Kilsby Executive Long-Term Disability Plan. Incorporated by reference to Exhibit 10.26 of Holding's
        1990 Registration Statement.

10.17*  Holding's ESOP. Incorporated by reference to Exhibit 10.31 of Holding's Annual Report on
        Form 10-K for the year ended March 31, 1991 (Registration No. 33-35022) ("Holding's Form 10-K").

10.18*  Amendment No. 1 to Holding's ESOP, dated October 21, 1991. Incorporated by reference to
        Exhibit 10.24 of the Company's 1993 Registration Statement.

10.19*  Amendment No. 2 to Holding's ESOP, dated October 21, 1991. Incorporated by reference to
        Exhibit 10.25 of the Company's 1993 Registration Statement.

10.20*  Amendment No. 3 to Holding's ESOP, dated February 18, 1992. Incorporated by reference to
        Exhibit 10.26 of the Company's 1993 Registration Statement.

10.21*  Amendment No. 4 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.21 to Holding's Registration Statement on Form S-1 as filed October 19, 1994 with the
        Commission (Registration No. 33-85364) ("Holding's 1994 Registration Statement").

10.22*  Amendment No. 5 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.22 to Holding's 1994 Registration Statement.

10.23*  Amendment No. 6 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.23 to Holding's 1994 Registration Statement.

10.24*  Amendment No. 7 to Holding's ESOP, dated January 25, 1993. Incorporated by reference to
        Exhibit No. 10.24 to Holding's 1994 Registration Statement.

10.25*  Amendment No. 8 to Holding's ESOP, dated July 27, 1993. Incorporated by reference to Exhibit
        No. 10.25 to Holding's 1994 Registration Statement.

10.26*  Amendment No. 9 to Holding's ESOP, dated October 7, 1994. Incorporated by reference to Exhibit
        No. 10.26 to Holding's 1994 Registration Statement.

10.27*  Holding's ESOP Trust Agreement. Incorporated by reference to Exhibit 10.32 of Holding's Form 10-K.

10.28*  Jorgensen Compensation Policy, dated as of April 1, 1991, including description of Return on Net
        Operating Assets Incentive Plan. Incorporated by reference to Exhibit 10.34 of Holding's 1991
        Form 10-K.

10.29*  Lease and Agreement, dated as of August 1, 1991, between Advantage Corporate Income Fund L.P.
        and the Company, relating to the sale and lease-back of Kilsby's Kansas City, Missouri property.
        Incorporated by reference to Exhibit 10.30 of the Company's 1993 Registration Statement.

10.30*  Lease and Agreement, dated as of September 1, 1991, between Advantage Corporate Income Fund L.P.
        and the Company, relating to the sale and lease-back of the Cincinnati, Ohio property. Incorporated by reference to Exhibit 10.31 of the Company's 1993 Registration Statement.

Exhibit
Number                                                Description
------                                                -----------

10.31*  Industrial Building Lease, dated as of October 16, 1991, between Ira Houston Jones and Helen
        Mansfield Jones, Roderick M. Jones and Cherilyn Jones, Roger G. Jones and Norma Jean Jones, Robert
        M. Jones and Olga F. Jones and the Company, relating to the sale and lease-back of the Alameda Street property in Lynwood, California. Incorporated by reference to Exhibit 10.32 of the Company's 1993
        Registration Statement.

10.32*  Stock Purchase Agreement, dated as of January 21, 1992, between McJunkin Corporation and the
        Company, relating to the sale of the Company's Republic Supply division. Incorporated by reference to
        Exhibit 10.33 of the Company's 1993 Registration Statement.

10.33*  Contract of Sale, dated as of January 21, 1992, between the Company and Hansford Associates Limited
        Partnership, relating to the sale of the warehouse properties and the sale of the Company's Republic
        Supply division. Incorporated by reference to Exhibit 10.34 of the Company's 1993 Registration
        Statement.

10.34*  Stock Purchase Agreement, dated as of June 30, 1992, among Forge Acquisition Corporation, The
        Jorgensen Forge Corporation and the Company, relating to the sale of the Company's Forge division.
        Incorporated by reference to Exhibit 10.35 of the Company's 1993 Registration Statement.

10.35*  Industrial Real Estate Lease, dated June 25, 1992, between Paul Nadzikewycz and the Company, relating to the sale and lease-back of JSA's Denver, Colorado property. Incorporated by reference to
        Exhibit 10.36 of the Company's 1993 Registration Statement.

10.36*  Industrial Real Estate Lease, dated October 19, 1992, between Fiorito Enterprises, Inc. and the
        Company, relating to the sale and lease-back of the Portland, Oregon facility. Incorporated by reference to Exhibit 10.27 of the Company's 1993 Registration Statement.

10.37*  Truck Lease and Service Agreement, dated as of November 1, 1984, between Ryder Truck Rental, Inc.
        ("Ryder") and EMJ and all amendments thereto, between Ryder and the Company (amendments dated
        January 1, 1992, January 30, 1992 and undated (executed by the Company)). Incorporated by reference to Exhibit 10.38 of the Company's 1993 Registration Statement.

10.38*  Lease, dated July 30, 1982, between Republic Bank, Dallas N.A., as Ancillary Trustee of the Fluor
        Employees' Trust Fund and Kilsby-Roberts Co., relating to Kilsby's Houston, Texas property (the
        "Houston Lease"). Incorporated by reference to Exhibit 10.42 of the Company's 1993 Registration
        Statement.

10.39*  Amendment No. 1 to the Houston Lease, dated as of December 31, 1986, among Barclays Bank of
        California, as Trustee for Republic Bank, Dallas, N.A., as Ancillary Trustee of the Fluor Employees'
        Trust Fund, KRG and Kilsby-Roberts Co. Incorporated by reference to Exhibit 10.43 of the Company's
        1993 Registration Statement.

10.40*  Form of Management Agreement between the Company and Holding. Incorporated by reference to
        Exhibit 10.46 of Amendment No. 2 to the Company's 1993 Registration Statement.

10.41*  Form of Tax Allocation Agreement between the Company and Holding. Incorporated by reference to
        Exhibit 10.47 of Amendment No. 3.

10.42*  Earle M. Jorgensen Holding Company, Inc. Phantom Stock Plan adopted January 11, 1995.
        Incorporated by reference to Exhibit 10.39 to Amendment No.1 to Holding's 1994 Registration
        Statement as filed with the commission on January 19, 1995 (Registration No. 33-85364) ("Amendment
        No. 1 to Holding's 1994 Registration Statement").

10.43*  Industrial Real Estate Lease, dated July 15, 1993, between Jorgensen and 58 Cabot L.P., relating to the
        Langhorne, Pennsylvania facility. Incorporated by reference to Exhibit 10.27 to Holding's 1994
        Registration Statement.

10.44*  Amendment to the Stockholders Agreement, dated as of September 30, 1994. Incorporated by reference to Exhibit 10.41 to Amendment No. 1 to Holding's 1994 Registration Statement.

Exhibit
Number                                               Description
------                                               -----------
10.45*  Stock Compensation Agreement, dated as of December 13, 1994, between Holding and David M.
        Roderick. Incorporated by reference to Exhibit 10.42 to Amendment No. 1 to Holding's 1994
        Registration Statement.

10.46*  Holding's 401(a)(17) Supplemental Contribution Plan, effective April 1, 1994. Incorporated by reference to Exhibit 10.54 to the Company's Annual Report on Form 10-K, Commission
        File No. 5-10065 for the fiscal year ended March 31, 1995 (the "Company's 1995 Form 10-K").

10.47*  Holding's Deferred Compensation Plan, effective April 1, 1994. Incorporated by reference to
        Exhibit 10.55 to the Company's 1995 Form 10-K.

10.48*  Amendment No. 2 to the Earle M. Jorgensen Company Capital Accumulation Plan and Trust dated as of May 3, 1996. Incorporated by reference to Exhibit 10.55 to the Company's Annual Report on Form
        10-K, Commission File No. 5-10065 for the fiscal year ended March 31, 1996 (the "Company's 1996
        Form 10-K").

10.49*  Earle M. Jorgensen Holding Company, Inc. Stock Option Plan effective January 30, 1997. Incorporated by reference to Exhibit 10.57 to the Company's Annual Report on Form 10-K, Commission
        File No. 5-10065 for the fiscal year ended March 31, 1997 (the "Company's 1997 Form 10-K").

10.50*  Form of Holding Incentive and Non-Qualified Stock Option Agreement. Incorporated by reference to
        Exhibit 10.58 to the Company's 1997 Form 10-K.

10.51*  Earle M. Jorgensen Holding Company, Inc. Stock Option Plan, as amended July 21, 1997. Incorporated by reference to Exhibit 10.61 to the Company's Quarterly Report on Form 10-Q, Commission
        File No. 5-10065 for the fiscal quarter ended September 29, 1997.

10.52*  Earle M. Jorgensen Company Management Incentive Compensation Plan. Incorporated by reference to
        Exhibit 10.62 to the Company's Quarterly Report on Form 10-Q, Commission File No. 5-10065 for the
        fiscal quarter ended December 31, 1997.

10.53*  Earle M. Jorgensen Company Employee Stock Ownership Plan, as amended and restated effective as of
        April 1, 1999.

10.54*  Amendment No. 3 to the Earle M. Jorgensen Company Capital Accumulation Plan and Trust, as
        amended and effective April 1, 2000.

10.55*  Earle M. Jorgensen Hourly Employees Pension Plan, as amended and effective January 1, 2001.

10.56*  Restatement of the Earle M. Jorgensen Hourly Employees Pension Plan, as amended in Toto effective
        January 1, 2000.

12.1*   Statement of Computation of Number of Times Fixed Charges Earned.

21*     Listing of the Company's subsidiaries.

23.1**  Consent of Katten Muchin Zavis Rosenman (included in their opinion filed as Exhibit 5 to this
        Registration Statement).

23.2**  Consent of Independent Auditors--Ernst & Young LLP.

24*     Form of Powers of Attorney.

25*     Statement of eligibility under the Trust Indenture Act of 1939, as amended, of Trustee on Form T-1, as
        Trustee under the Indenture.

99.1*   Form of Letter of Transmittal for the Exchange Notes.

99.2*   Form of Notice of Guaranteed Delivery for the Exchange Notes.

99.3*   Letter to Registered Holders and Depository Trust Company Participants.

99.4*   Letter to Clients.

99.5*   Instruction Letter to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.

99.6*   Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.

---------------------
*  Previously filed.
** Included in this filing.